     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1998

                                            REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                          PROVINCE HEALTHCARE COMPANY
             (Exact name of registrant as specified in its charter)
                             ---------------------

           DELAWARE                          8062                         62-1710772
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)       Identification Number)

                         105 WESTWOOD PLACE, SUITE 400
                           BRENTWOOD, TENNESSEE 37027
                            TELEPHONE (615) 370-1377
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                RICHARD D. GORE
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                         105 WESTWOOD PLACE, SUITE 400
                           BRENTWOOD, TENNESSEE 37027
                           TELEPHONE: (615) 370-1377
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

              J. CHASE COLE                            J. VAUGHAN CURTIS
   WALLER LANSDEN DORTCH & DAVIS, PLLC                 ALSTON & BIRD LLP
       511 UNION STREET, SUITE 2100                1201 WEST PEACHTREE STREET
        NASHVILLE, TENNESSEE 37219                   ATLANTA, GEORGIA 30309
              (615) 244-6380                             (404) 881-7000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                                           PROPOSED
                                                       AMOUNT              MAXIMUM              AMOUNT OF
              TITLE OF EACH CLASS                       TO BE             AGGREGATE           REGISTRATION
         OF SECURITIES TO BE REGISTERED             REGISTERED(1)     OFFERING PRICE(1)            FEE
--------------------------------------------------------------------------------------------------------------
Common Stock $.01 par value.....................     $97,282,500            $27.25               $28,698
==============================================================================================================

(1) Estimated in accordance with Rule 457(a) solely for the purpose of calculating the registration fee.

                             -------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

 INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                           SUBJECT TO COMPLETION
                                                                   JUNE 12, 1998
                                3,570,000 Shares

                           (PROVINCE HEALTHCARE LOGO)
                                  Common Stock

                               ------------------

     Of the 3,570,000 shares of Common Stock, par value $0.01 per share (the "Common Stock") offered hereby (the "Offering"), 2,300,000 shares are being offered by Province Healthcare Company ("Province" or the "Company") and 1,270,000 shares are being offered by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "PRHC." On June 5, 1998, the last reported sale price for the Common Stock was $27.25 per share.

                               ------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=========================================================================================================================
                                PRICE                UNDERWRITING               PROCEEDS                 PROCEEDS
                                 TO                  DISCOUNTS AND                 TO                   TO SELLING
                               PUBLIC                 COMMISSIONS              COMPANY(1)              STOCKHOLDERS
-------------------------------------------------------------------------------------------------------------------------
Per Share............             $                        $                        $                        $
-------------------------------------------------------------------------------------------------------------------------
Total(2).............             $                        $                        $                        $
=========================================================================================================================

(1) Before deducting expenses of the Offering estimated at $600,000, payable by the Company.
(2) The Company and certain Selling Stockholders have granted the Underwriters a 30-day option to purchase up to 385,500 and 150,000 additional shares of Common Stock, respectively, solely to cover over-allotments, if any. To the extent the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will be
    $          , $          , $          and $          , respectively. See
    "Underwriting."

                               ------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of the Common Stock will be made at the offices of BT Alex. Brown Incorporated, Baltimore, Maryland, on or about
            , 1998.

BT Alex. Brown
            BancAmerica Robertson Stephens
                        Goldman, Sachs & Co.
                                    The Robinson-Humphrey Company

                 THE DATE OF THIS PROSPECTUS IS        , 1998.

        [PHOTOGRAPHS OF THE COMPANY'S NEW HOSPITALS -- HAVASU AND ELKO]

                 [MAP OF COMPANY'S EXISTING HOSPITAL PORTFOLIO]

     THE UNDERWRITERS AND OTHER PERSONS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH REGULATION M OR ANY SUCCESSOR RULES UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements and the related Notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

     Province Healthcare Company is an owner and operator of acute-care hospitals in attractive non-urban markets. The Company currently owns and operates 10 general acute care hospitals in six states with a total of 739 licensed beds. The Company also provides management services to 50 primarily non-urban hospitals in 19 states with a total of 3,422 licensed beds. The Company offers a wide range of inpatient and outpatient medical services and also provides specialty services, including skilled nursing and rehabilitation. In developing a platform for the provision of health care services within target markets, the Company seeks to acquire hospitals which are the sole or primary providers of health care in those communities. After acquiring a hospital, the Company seeks to improve the hospital's operating performance and to broaden the range of services provided to the community. For the year ended December 31, 1997 and the three months ended March 31, 1998, the Company had net operating revenue of $170.5 million and $47.9 million, respectively.

     The Company believes that non-urban markets are attractive to health care service providers. Because non-urban service areas have smaller populations, there are generally only one or two hospitals in each non-urban market, resulting in less competition. The strong market position of the acute care hospital in these smaller markets also limits the entry of alternate site providers, which provide services such as outpatient surgery, rehabilitation or diagnostic imaging. The demographic characteristics of non-urban markets and the relative strength of the local hospital also make non-urban markets less attractive to HMOs and other forms of managed care. In addition, the Company believes that non-urban communities are generally characterized by a high level of patient and physician loyalty that fosters cooperative relationships among the local hospital, physicians and patients. Despite these attractive characteristics, many not-for-profit and governmental operators of non-urban hospitals are under pressure due to capital constraints, limited management resources and the challenges of managing in a complex health care regulatory environment. These pressures often result in diminished operating and financial performance which can lead owners to sell or lease their hospitals to companies, like Province, that have greater financial and management resources.

     The Company's objective is to be the leading provider of high quality health care services in selected non-urban markets. To achieve this end, the Company seeks to acquire hospitals which are the sole or primary providers of health care services in their markets and which present the opportunity to increase profitability and market share. The Company targets acquisition candidates that: (i) have a minimum service area population of 20,000 with a stable or growing employment base; (ii) are the sole or primary providers of health care services in the community; (iii) have annual net patient revenue of at least $12.0 million; and (iv) have financial performance that will benefit from Province management's proven operating skills. The Company's goal is to acquire two to four hospitals each year of the approximately 1,100 non-urban hospitals that fit the Company's acquisition profile.

     Following the acquisition of a hospital, the Company implements its systematic policies and procedures to improve the hospital's operating and financial performance. Key elements of the Company's operating strategy are to:
(i) expand the breadth of services offered in the community to increase local market share; (ii) improve hospital operations by implementing appropriate expense controls, managing staffing levels, reducing supply costs, and renegotiating certain vendor contracts; (iii) recruit additional general practitioners and specialty physicians to the community; and (iv) form relationships with local employers and regional tertiary providers to solidify the position of the Company's hospital as the focal point of the community's health care delivery system. The Company expects to make capital expenditures and to incur operating costs in implementing this strategy, which management believes will be offset by increases in market share and profitability.

     Prior to its 1996 recapitalization and merger with PHC of Delaware, Inc. ("PHC"), the Company operated under the name Brim, Inc. ("Brim"). The current operations of the Company include certain Brim operations and all of the operations of PHC. Brim and its predecessors have provided health care services, including managing and operating non-urban hospitals, since the 1970s. PHC was founded in February 1996 by Golder, Thoma, Cressey, Rauner Fund IV, L.P. ("GTCR Fund IV") and Martin S. Rash to acquire and operate hospitals in attractive non-urban markets. In December 1996, Brim was recapitalized (the "Recapitalization"). Subsequently, PHC merged with a subsidiary of Brim in a transaction accounted for as a reverse acquisition (the "Merger"). In connection with the Recapitalization, Mr. Rash and Richard D. Gore were elected as the senior management of the Company.

     The Company's management team has extensive experience in acquiring and operating previously under-performing non-urban hospitals. Prior to co-founding PHC, Mr. Rash was the Chief Operating Officer of Community Health Systems, Inc. ("Community"), an acquiror and operator of non-urban hospitals. During Mr. Rash's tenure, Community acquired many non-urban hospitals and owned or leased 36 hospitals at December 31, 1995. Mr. Gore was previously employed as Vice President and Controller of Quorum Health Group, Inc., an owner, operator and manager of acute care hospitals. John M. Rutledge, the Company's Chief Operating Officer, was previously employed as a Regional Vice President/Group Director at Community. James Thomas Anderson, the Company's Senior Vice President of Acquisitions and Development, was previously a Vice President/Group Director at Community. Both Mr. Rutledge and Mr. Anderson reported directly to Mr. Rash while at Community.

                              RECENT DEVELOPMENTS

     On February 10, 1998, the Company completed an initial public offering of 5,405,000 shares of its Common Stock at a price of $16.00 per share (the "IPO"), the net proceeds of which totaled $77.2 million. Of the net proceeds from the IPO, $22.7 million was used to redeem all of the outstanding shares of the Company's Series A Senior Preferred Stock, no par value (the "Senior Preferred Stock"), and pay all accumulated dividends thereon, $14.9 million was used to repurchase a portion of the Common Stock issued upon the conversion of Series B Junior Preferred Stock, no par value (the "Junior Preferred Stock"), at the time of the IPO, and $39.6 million was used to repay amounts outstanding under the Company's prior credit agreement.

     Since the IPO, the Company has acquired two hospitals and has signed a definitive agreement to lease a third facility. Each of the five hospitals acquired by the Company, and three of the hospitals acquired by Brim prior to the Merger, have been acquired from not-for-profit or governmental entities. Approximately 1,100 non-urban hospitals in the United States are currently owned by not-for-profit or governmental entities.

     On May 1, 1998, the Company acquired the 119-bed Havasu Samaritan Regional Hospital ("Havasu") in Lake Havasu City, Arizona. The hospital is located in the 16th fastest growing county in the United States according to United States Census Bureau statistics. Havasu is located 180 miles northwest of Phoenix, Arizona and 130 miles southeast of Las Vegas, Nevada. The closest hospital is Province's Colorado River facility located 40 miles away in Needles, California. For the year ended December 31, 1997, the hospital generated net revenues of approximately $55.1 million.

     On June 11, 1998, the Company acquired the 50-bed Elko General Hospital ("Elko") in Elko, Nevada. The hospital is located 290 miles from Reno, Nevada and 225 miles from Salt Lake City, Utah and is the largest hospital between these two cities. The terms of the Elko acquisition agreement provide that the Company will construct and open a replacement hospital facility within

36 months of the acquisition date. The closest competing hospital is the University of Utah Medical Center in Salt Lake City, Utah. For the 12 months ended December 31, 1997, Elko generated net revenues of approximately $26.4 million.

     Also, in June 1998, the Company entered into an agreement to lease and to acquire certain operating assets of Moosa Memorial Hospital (also known as Eunice Regional Medical Center) ("Eunice") in Eunice, Louisiana. The hospital is located 45 miles northeast of Lafayette, Louisiana and 70 miles west of Baton Rouge. The hospital is currently being managed by the Company pursuant to a management services agreement. The initial term of the lease will be for a period of 10 years, or until the Company has completed construction of a replacement hospital facility pursuant to the terms of the lease. The transaction is scheduled to close on or before July 31, 1998.

                                  THE OFFERING

Common Stock offered by:
  The Company.............................    2,300,000 shares
  The Selling Stockholders................    1,270,000 shares

Common Stock to be outstanding after the
Offering..................................    15,309,768 shares(1)

Use of proceeds...........................    To repay certain indebtedness. See
                                              "Use of Proceeds."

Nasdaq National Market symbol.............    "PRHC"
---------------

(1) Excludes 704,403 shares of Common Stock issuable upon the exercise of options outstanding as of June 1, 1998 issued pursuant to the Company's 1997 Long-Term Equity Incentive Plan, as amended, at a weighted average exercise price of $13.71 per share.

              SUMMARY CONSOLIDATED FINANCIAL AND STATISTICAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

                                  BRIM (PREDECESSOR)(1)(2)                        COMPANY (SUCCESSOR)(1)(2)
                                 --------------------------    ---------------------------------------------------------------
                                                                                                              PRO FORMA AS
                                                                                                              ADJUSTED(3)
                                                                                                          --------------------
                                                                                        THREE MONTHS                   THREE
                                                  PERIOD        PERIOD       YEAR           ENDED           YEAR      MONTHS
                                  YEAR ENDED      JAN. 1,      FEB. 2 TO    ENDED         MARCH 31,        ENDED       ENDED
                                 DECEMBER 31,   TO DEC. 18,    DEC. 31,    DEC. 31,   -----------------   DEC. 31,   MARCH 31,
                                     1995          1996          1996        1997      1997      1998       1997       1998
                                 ------------   -----------    ---------   --------   -------   -------   --------   ---------
INCOME STATEMENT DATA:
  Net operating revenue........    $101,214      $112,600       $17,255    $170,527   $40,459   $47,851   $251,988   $ 70,570
  Operating expenses...........      97,993       109,129        18,268     154,566    35,893    41,916    225,541     60,991
  Interest expense.............         738         1,675           976       8,121     1,761     1,855     10,519      2,837
  Costs of recapitalization....          --         8,951            --          --        --        --         --         --
  Loss (gain) on sale of
    assets.....................      (2,814)          442            --         115        87        33        115         33
  Income (loss) from continuing
    operations before provision
    for income taxes and
    extraordinary item.........       5,297        (7,597)       (1,989)      7,725     2,718     4,047     15,813      6,709
  Income (loss) from continuing
    operations before
    extraordinary item.........    $  3,369      $ (5,307)       (1,316)      4,075     1,507     2,275      9,013      3,896
  Net income (loss) to common
    shareholders(4)............                                 $(1,750)   $ (1,002)  $   392   $ 1,579   $  9,013   $  3,896
  Net income (loss) per share
    to common shareholders --
    diluted(4)(5):.............                                 $ (0.61)   $  (0.17)  $  0.06   $  0.16   $   0.58   $   0.25
  Weighted average number of
    common and common
    equivalent shares(5).......                                   2,860       5,787     6,354     9,615     15,440     15,582

                                                                   MARCH 31, 1998
                                                              -------------------------
                                                                           PRO FORMA
                                                               ACTUAL    AS ADJUSTED(6)
                                                              --------   --------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $  6,675      $  7,073
  Total assets..............................................   181,222       312,493
  Long-term obligations, less current maturities............    52,166       121,225
  Common stockholders' equity...............................    95,844       154,785

                                          BRIM (PREDECESSOR)(1)(2)                 COMPANY (SUCCESSOR)(1)(2)
                                         ---------------------------    ------------------------------------------------
                                                                                                         THREE MONTHS
                                                           PERIOD          PERIOD           YEAR             ENDED
                                          YEAR ENDED    JANUARY 1 TO    FEBRUARY 2 TO      ENDED           MARCH 31,
                                         DECEMBER 31,   DECEMBER 18,    DECEMBER 31,    DECEMBER 31,   -----------------
                                             1995           1996            1996            1997        1997      1998
                                         ------------   ------------    -------------   ------------   -------   -------
STATISTICAL DATA(7):
  Hospitals owned or leased (at end of
    period)............................          4              5                7               8           7         8
  Licensed beds (at end of period).....        294            371              513             570         517       570
  Admissions...........................      8,839          9,496            1,964          15,142       3,910     4,575
  Patient days.........................     56,088         56,310            8,337          84,386      20,904    25,570
  Adjusted patient days(8).............     92,085         96,812           15,949         149,567      36,437    42,295
  Average length of stay (days)(9).....        6.4            5.9              4.3             5.6         5.3       5.6
  Gross outpatient service revenue (in
    thousands).........................    $51,414        $64,472          $14,088        $110,879     $25,860   $30,010
  Gross outpatient service revenue (%
    of gross patient service
    revenue)...........................       39.1           43.4             48.2            44.5        42.4      40.0
  EBITDA (in thousands)(10)............    $ 5,185        $ 5,244          $   478        $ 23,847     $ 6,404   $ 8,208
CASH PROVIDED BY (USED IN):
  Operating activities.................    $ 4,123        $   220          $ 1,636        $   (838)    $(1,264)  $   233
  Investing activities.................     (1,527)         9,378            3,602         (18,230)     (2,481)   (2,539)
  Financing activities.................     (2,128)        15,943            6,018          11,998        (431)    4,795

               See accompanying footnotes on the following page.

---------------

 (1) Principal Hospital Company was formed on February 2, 1996. On December 18, 1996, Brim completed a leveraged recapitalization (the "Recapitalization"). Immediately thereafter, on December 18, 1996, PHC was merged with a subsidiary of Brim in a transaction in which Brim issued junior preferred and common stock in exchange for all of the outstanding common stock of PHC (the "Merger"). Because the PHC shareholders became owners of a majority of the outstanding shares of Brim after the Merger, PHC was considered the acquiring enterprise for financial reporting purposes and the transaction was accounted for as a reverse acquisition. Therefore, the historical financial statements of PHC replaced the historical financial statements of Brim, the assets and liabilities of Brim were recorded at fair value as required by the purchase method of accounting, and the operations of Brim were reflected in the operations of the combined enterprise from the date of acquisition. Since PHC had been in existence for less than a year at December 31, 1996, and because Brim had been in existence for several years, PHC is considered the successor to Brim's operations. Although PHC was considered the acquiring enterprise for financial reporting purposes, PHC became a wholly-owned subsidiary of Brim, the predecessor company, as a result of the Merger.
 (2) The financial statements of the Company and Brim for the periods presented are not strictly comparable due to the significant effect that the acquisitions, divestitures and the Recapitalization have had on such statements. See Note 3 of Notes to Consolidated Financial Statements of the Company and Notes 2 and 3 of the Notes to Consolidated Financial Statements of Brim.
 (3) Data included in pro forma statements of income for the year ended December 31, 1997 and the three months ended March 31, 1998, give effect to: (i) the conversion of the Junior Preferred Stock and accumulated and unpaid dividends with an aggregate carrying amount of $35.3 million into 2,204,420 shares of Common Stock (the "Preferred Stock Conversion") in connection with the IPO; (ii) the sale of 5,405,000 shares of Common Stock in the IPO, and the application of the net proceeds from the IPO of $77.2 million to the repurchase of the Common Stock issued with respect to 13,636 of the shares of Junior Preferred Stock converted in the Preferred Stock Conversion, the redemption of the Company's Series A Senior Preferred Stock, no par value (the "Senior Preferred Stock") and the repayment of debt; (iii) the operating results from the acquisition of Havasu and Elko for periods prior to their acquisition; and (iv) the sale of Common Stock in the Offering and the application of the estimated net proceeds thereof to the repayment of debt, as described in "Use of Proceeds," as if all such transactions had been completed as of January 1, 1997.
 (4) Includes preferred stock dividends and accretion of $0.2 million, $5.1 million and $0.7 million for the period February 2, 1996 to December 31, 1996, the year ended December 31, 1997, and the three months ended March 31, 1998, respectively.
 (5) Net income (loss) per share to common shareholders for the historical period February 2, 1996 to December 31, 1996, the year ended December 31, 1997 and three months ended March 31, 1998 is computed using the weighted average number of shares of Common Stock outstanding during the period, including dilutive common equivalent shares from stock options and warrants (using the treasury stock method unless the effect is anti-dilutive). Net income (loss) per share applicable to common shareholders on the 1997 and 1998 pro forma amounts are based on the assumptions outlined in Note 3 above.
 (6) The pro forma balance sheet data as of March 31, 1998 gives effect to (i) the acquisitions of Havasu and Elko and (ii) the sale of Common Stock in the Offering and the application of the estimated net proceeds thereof to the repayment of debt, as described in "Use of Proceeds," as if all such transactions had been completed as of March 31, 1998.
 (7) Excludes Fifth Avenue Hospital in Seattle, Washington, which was sold in May 1995.
 (8) Adjusted patient days have been calculated based on an industry-accepted, revenue-based formula (multiplying actual patient days by the sum of gross inpatient revenue and gross outpatient revenue and dividing the result by gross inpatient revenue for each hospital) to reflect an approximation of the number of inpatients and outpatients served.
 (9) Average length of stay is calculated based on the number of patient days divided by the number of admissions.
(10) As calculated herein, EBITDA represents the sum of income (loss) from continuing operations before provision for income taxes, interest expense, depreciation and amortization, minority interest, plus costs of recapitalization and loss (gain) on sale of assets. Management does not believe it is appropriate to include nonrecurring items in its calculation of EBITDA, since such items by their nature are difficult to anticipate and do not recur, and therefore are not particularly helpful to investors in analyzing a company's ability to service debt. Management understands that industry analysts generally consider EBITDA to be one measure of the financial performance of a company that is presented to assist investors in analyzing the operating performance of the Company and its ability to service debt. Management believes that an increase in EBITDA level is an indicator of the Company's improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative (i) to net income as a measure of operating performance or
     (ii) to cash flows from operating, investing, or financing activities as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

                           FORWARD-LOOKING STATEMENTS

     Certain statements in this Prospectus Summary and under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this Prospectus, constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both nationally and in regions where the Company operates; demographic changes; the effect of existing or future governmental regulation and federal and state legislative and enforcement initiatives on the Company's business, including the Balanced Budget Act of 1997; changes in Medicare and Medicaid reimbursement levels; the Company's ability to implement successfully its acquisition and development strategy and changes in such strategy; the availability and terms of financing to fund the expansion of the Company's business, including the acquisition of additional hospitals; the Company's ability to attract and retain qualified management personnel and to recruit and retain physicians and other health care personnel to the non-urban markets it serves; the effect of managed care initiatives on the non-urban markets served by the Company's hospitals and the Company's ability to enter into managed care provider arrangements on acceptable terms; the effect of liability and other claims asserted against the Company; the effect of competition in the markets served by the Company's hospitals; and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. See "Risk Factors."

     Unless the context otherwise requires, references in this Prospectus to "Province" or the "Company" shall mean Province Healthcare Company and its predecessors (including Principal Hospital Company, formerly known as Brim, Inc.), together with Province Healthcare Company's direct and indirect subsidiaries. Unless otherwise indicated, all information contained in this
Prospectus: (i) has been adjusted to give effect to the Recapitalization, the Merger, the 3-for-1 stock split effected in May 1997 and the Reincorporation (as defined below); and (ii) assumes no exercise of the Underwriters' over-allotment option in connection with the Offering.

                                  THE COMPANY

     Prior to the Recapitalization and the Merger with PHC, the Company operated under the name Brim, Inc. The current operations of the Company include certain Brim operations and all of the operations of PHC. Brim and its predecessors have provided health care services, including managing and operating non-urban hospitals, since the 1970s. PHC was founded in February 1996 by GTCR Fund IV and Mr. Rash to acquire and operate hospitals in non-urban communities in the United States. In December 1996, Brim was recapitalized. Following the Recapitalization, a subsidiary of Brim merged with PHC in a transaction accounted for as a reverse acquisition, and the Company operated under the name Principal Hospital Company.

     During 1996, prior to the Merger, PHC purchased Memorial Mother Frances Hospital in Palestine, Texas and leased Starke Memorial Hospital in Knox, Indiana, and Brim leased Parkview Regional Hospital in Mexia, Texas (collectively, the "Pre-Merger Acquisitions"). In August 1997, the Company entered into a lease of Needles Desert Communities Hospital in Needles, California, subsequently renamed Colorado River Medical Center ("Colorado River"), (the "Colorado River Acquisition"). On May 1, 1998, the Company purchased Havasu Samaritan Regional Hospital ("Havasu") in Lake Havasu City, Arizona, and on June 11, 1998 the Company acquired Elko General Hospital ("Elko") in Elko, Nevada (collectively, the "1998 Acquisitions" and, collectively with the Pre-Merger Acquisitions and the Colorado River Acquisition, the "Acquisitions"). Each of the Acquisitions were acquired from not-for-profit or governmental entities.

     On February 4, 1998, the Company merged with and into Province Healthcare Company, a Delaware corporation, to change the Company's name and jurisdiction of incorporation and to make certain other changes to the Company's authorized capitalization (the "Reincorporation").

     The Company's principal executive offices are located at 105 Westwood Place, Suite 400, Brentwood, Tennessee 37027, and its telephone number is (615) 370-1377.

                      THE RECAPITALIZATION AND THE MERGER

     On December 18, 1996, Brim was recapitalized pursuant to an Investment Agreement among GTCR Fund IV, Brim and PHC. The basic elements of the December 1996 recapitalization of Brim included the following: GTCR Fund IV and other investors purchased new shares of Brim's common and preferred stock; Brim sold its senior living business and entered into a new credit facility to, along with the proceeds from the sale of the new shares, provide financing for the redemption of a portion of its pre-existing common and preferred stock; this pre-existing common and preferred stock was redeemed; and certain pre-existing debt was repaid.

     Following the Recapitalization, PHC became a wholly-owned subsidiary of Brim as a result of the Merger. In connection with the Merger, the stockholders of PHC received an aggregate of 14,403 shares of Brim's Junior Preferred Stock and 2,757,947 shares of Brim's Common Stock, and PHC's existing debt of $19.3 million was repaid. Because the PHC shareholders became owners of a majority of the outstanding shares of Brim after the Merger, PHC was considered the acquiring enterprise for financial reporting purposes and the transaction was accounted for as a reverse acquisition. Therefore, the historical financial statements of PHC replaced the historical financial statements of Brim, the assets and liabilities of Brim were recorded at fair value as required by the purchase method of accounting, and the operations of Brim were reflected in the operations of the combined enterprise from the date of acquisition. Since PHC had been in existence for less than a year at December 31, 1996, and because Brim had been in existence for several years, PHC is considered the successor to Brim's operations. Although PHC was considered the acquiring enterprise for financial reporting purposes, PHC became a wholly-owned subsidiary of Brim, the predecessor company, as a result of the Merger.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following information before making an investment in the Common Stock offered hereby.

RISKS OF ACQUISITION STRATEGY

     A key element of the Company's growth strategy is expansion through the acquisition of acute care hospitals in attractive non-urban markets. There can be no assurance that the Company will be able to acquire hospitals which meet its target criteria on satisfactory terms, or of the number of such acquisitions the Company will make during a period of time. Expenses arising from the Company's efforts to complete acquisitions, increase services offered or increase its market penetration could have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance that the Company will be able to implement its growth strategy successfully or manage its expanded operations effectively and profitably.

     The Company faces competition for acquisitions primarily from other for-profit health care companies as well as not-for-profit entities. Some of the Company's competitors have greater financial and other resources than the Company. Increased competition for the acquisition of non-urban acute care hospitals could have an adverse impact on the Company's ability to acquire such hospitals on favorable terms.

     Hospital acquisitions generally require a longer period to complete than acquisitions in many other businesses and are subject to additional uncertainty. In recent years, the legislatures and attorneys general of several states have shown a heightened level of interest in transactions involving the sale of hospitals by not-for-profit entities. Although the level of interest varies from state to state, the trend is to provide for increased governmental review, and in some cases approval, of transactions in which not-for-profit entities sell a health care facility. Attorneys general in certain states, including California, where the Company owns or leases four hospitals, have been especially active in evaluating these transactions. Although the Company has not yet been adversely affected as a result of these trends, such increased scrutiny may increase the difficulty or prevent the completion of transactions with not-for-profit organizations in certain states in the future, and may affect the Company's ability to exercise existing purchase options for hospitals, including the hospitals in Eureka, California (lease expires in December 2000) and Blythe, California (lease expires in December 2002, subject to a 10-year renewal option).

EFFECT OF REIMBURSEMENT AND PAYMENT POLICIES; HEALTH CARE REFORM LEGISLATION

     The Company's owned and leased hospitals derive a substantial portion of their revenue from Medicare and Medicaid programs. Such programs are highly regulated and are subject to frequent and substantial changes. In recent years, changes in Medicare and Medicaid programs have resulted in limitations on, and reduced levels of, payment and reimbursement for a substantial portion of hospital procedures and costs. The Balanced Budget Act of 1997 established a plan to balance the budget by fiscal year 2002, and included significant additional reductions in spending levels for the Medicare and Medicaid programs.

     Federal and state proposals are pending that would impose further limitations on governmental payments to health care providers such as the Company and increase co-payments and deductibles. In addition, a number of states are considering legislation designed to reduce their Medicaid expenditures and to provide universal coverage and additional care and/or to impose additional taxes on hospitals to help finance or expand the states' Medicaid systems. Significant additional reductions in payment levels could have a material adverse effect on the business, financial condition and results of operations of the Company.

     An increasing number of related legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the health care system, either nationally or at the state level. Among the proposals under discussion or already enacted are price controls on hospitals, insurance market reforms to increase the availability of group health insurance coverage to small businesses, requirements that all businesses offer health insurance coverage to their employees, and restrictions on the ability of hospitals to own and operate home health agencies. While the Company anticipates that payments to hospitals will be reduced as a result of future federal and state legislation, it is uncertain at this time what legislation on health care reform may ultimately be enacted or whether other changes in the administration or interpretation of governmental health care programs will occur. There can be no assurance that future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Health Care Reform, Regulation and Licensing."

HEALTH CARE INDUSTRY INVESTIGATIONS

     Significant media and public attention has recently been focused on the hospital industry due to ongoing investigations reportedly related to certain referral, cost reporting, and billing practices, laboratory and home health care services and physician ownership and joint ventures involving hospitals. The alleged practices have been the subject of federal and state investigations, as well as other proceedings.

     As part of its hospital operations, the Company operates laboratories and provides some home health care services. The Company also has significant Medicare and Medicaid billings. The Company monitors its billing practices and hospital practices to maintain compliance with prevailing industry interpretations of applicable law, and believes that its current practices are consistent with current industry practices. The applicable laws are complex and constantly evolving; however, there can be no assurance that the government investigations will not result in interpretations which are inconsistent with industry practices, including the Company's practices. In public statements surrounding the current investigations, governmental authorities have taken positions on a number of issues, including some for which little official interpretation has previously been available, such as the legality of physician ownership in health care facilities in which they perform services and the propriety of including marketing costs in the Medicare cost report of hospital-affiliated home health agencies. Certain of these positions appear to be inconsistent with practices that have been common within the industry and which have not previously been challenged in this manner. Moreover, in certain instances, government investigations that have in the past been conducted under the civil provisions of federal law, are now being conducted as criminal investigations under the Medicare fraud and abuse laws. The Company has reviewed the current billing practices at all of its facilities in light of these investigations and does not believe that any of its facilities are taking positions on reimbursement issues that are contrary to the government's position on these issues. Moreover, none of the Company's hospitals have physician investors. There can be no assurance, however, that the Company or other hospital operators will not be the subject of future investigations or inquiries. The positions taken by authorities in the current investigations or any future investigations of the Company or other providers could have a material adverse effect on the Company's business, financial condition or results of operations. See " -- Health Care Regulation" and
"Business -- Hospital Operations -- Regulatory Compliance Program" and
" -- Health Care Reform, Regulation and Licensing."

DEPENDENCE ON MANAGEMENT

     The Company's success is largely dependent on the skills, experience and efforts of its senior management. The Company's operations are also dependent on the efforts, ability and experience of key members of its local management staffs. The loss of services of one or more members of the

Company's senior management or of a significant portion of its local management staff could have a material adverse effect on the Company's business, financial condition or results of operations. The Company does not maintain key man life insurance policies on any of its officers. See "Management."

DEPENDENCE ON PHYSICIANS

     The success of the Company's owned and leased hospitals is dependent upon the number and quality of the physicians on the medical staff of, or who admit patients to, such facilities, the admissions practices of such physicians and the maintenance of good relations between the Company and such physicians. Hospital physicians are generally not employees of the Company and most staff physicians have admitting privileges at other hospitals. Only a limited number of physicians are interested in practicing in the non-urban communities in which the Company's hospitals are located, and the loss of physicians in these communities, or the inability of the Company to recruit physicians to these communities, could have a material adverse effect on the Company's business, financial condition and results of operations. The operations of the Company's hospitals may also be affected by the shortage of nurses and certain other health care professionals in these communities. See "Business -- Employees and Medical Staff."

HEALTH CARE REGULATION

     The health care industry is subject to extensive federal, state and local laws and regulations relating to issues such as licensure, conduct of operations, ownership of facilities, addition of facilities and services, and prices for services, that are extremely complex and for which, in many instances, the industry has the benefit of little or no regulatory or judicial interpretation. In particular, Medicare and Medicaid anti-kickback amendments codified under Section 1128B(b) of the Social Security Act (the "Anti-kickback Amendments") prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid, including the payment or receipt of remuneration for the referral of patients whose care will be paid for by Medicare or other governmental programs. Sanctions for violating the Anti-kickback Amendments include criminal penalties and civil sanctions, including fines and possible exclusion from government programs such as Medicare and Medicaid. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the Department of Health and Human Services ("HHS") has issued regulations that describe some of the conduct and business relationships permissible under the Anti-kickback Amendments ("Safe Harbors"). The fact that a given business arrangement does not fall within a Safe Harbor does not render the arrangement per se illegal. Business arrangements of health care service providers that fail to satisfy the applicable Safe Harbor criteria, however, risk increased scrutiny by enforcement authorities. The "Health Insurance Portability and Accountability Act of 1996," which became effective January 1, 1997, amends, among other things, Title XI (42.U.S.C. 1301 et seq.) to broaden the scope of certain fraud and abuse laws to include all health care services, whether or not they are reimbursed under a federal program. See "-- Health Care Industry Investigations."

     The Company provides financial incentives to recruit physicians into the communities served by its hospitals, including loans and minimum revenue guarantees, and structures these incentives so as to fall within a proposed safe harbor for physician recruitment. However, the proposed safe harbor for physician recruitment has never been finalized. The Company also enters into certain leases with physicians, and is a party to certain joint ventures with physicians. There can be no assurance that regulatory authorities who enforce the Anti-kickback Amendments will not determine that the Company's physician recruiting activities, other physician arrangements or group purchasing activities violate the Anti-kickback Amendments or other federal laws. Such a determination could subject the Company to liabilities under the Social Security Act, including exclusion of the Company from participation in Medicare and Medicaid. See "Business -- Health Care Reform, Regulation and Licensing."

     In addition, Section 1877 of the Social Security Act (commonly known as the "Stark Laws"), which restricts referrals by physicians of Medicare and other government-program patients to providers of a broad range of designated health services with which they have ownership or certain other financial arrangements, was amended effective January 1, 1995, to broaden significantly the scope of prohibited physician referrals under the Medicare and Medicaid programs to providers with which referring physicians have ownership or certain other financial arrangements (the "Self-Referral Prohibitions"). Many states have adopted or are considering similar legislative proposals, some of which extend beyond the respective state's Medicaid program to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of the payment for the care. The Company's participation in and development of joint ventures and other financial relationships with physicians and others could be adversely affected by these amendments and similar state enactments.

     Both federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts. One federal initiative, Operation Restore Trust, is focused on investigating health care providers in the home health and nursing home industries as well as on medical suppliers to these providers in 17 states, including California, Texas, Arizona and Colorado, where the Company provides home health and nursing home care. The Office of Inspector General and Department of Justice have from time to time established enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Current initiatives include a focus on hospital billing for outpatient charges associated with inpatient services, as well as hospital laboratory billing practices.

     Some states require state approval for purchase, construction and expansion of health care facilities, including findings of need for additional or expanded health care facilities or services. Certificates of Need ("CONs"), which are issued by governmental agencies with jurisdiction over health care facilities, may be required for capital expenditures exceeding a prescribed amount, changes in bed capacity or services and certain other matters. Following a number of years of decline, the number of states requiring CONs is on the rise. It should be noted, however, that Ohio and Pennsylvania recently allowed their respective CON laws to expire under the provisions of those states' sunset laws. Texas, Louisiana and Indiana do not have CON laws. There can be no assurances that the Company will be able to obtain required CONs in states requiring them.

     The laws, rules and regulations described above are subject to considerable interpretation. If a determination is made that the Company is in violation of such laws, rules or regulations, or if further changes in the regulatory framework occur, any such determination or changes could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Health Care Reform, Regulation and Licensing."

COMPETITION

     Competition among hospitals and other health care providers in the United States has intensified in recent years as hospital occupancy rates have declined as a result of cost containment pressures, changing technology, changes in government regulation and reimbursement, changes in practice patterns (e.g., shifting from inpatient to outpatient treatments), the impact of managed care organizations, and other factors. The Company's hospitals face competition from larger tertiary care centers, outpatient service providers and other local non-urban hospitals, which provide similar services to those offered by the Company's hospitals. Some of the hospitals that compete with the Company are owned by governmental agencies or not-for-profit corporations supported by endowments and charitable contributions, and can finance capital expenditures on a tax-exempt basis. In addition, the Company faces competition for acquisitions primarily from for-profit hospital management companies as well as not-for-profit entities. Some of the Company's competitors are larger, may be more established and may have more capital and other resources than the Company. See "Business -- Competition."

LEVERAGED FINANCIAL POSITION

     As of March 31, 1998, after giving pro forma effect to the acquisition of Havasu and Elko, the Company's total long-term obligations (excluding current maturities) would have been $180.2 million, or 65.3% of its total capitalization. Additionally, as of March 31, 1998, after giving pro forma effect to the application of the net proceeds of the Offering, the Company's total long-term obligations (excluding current maturities) would have been $121.2 million, or 43.9% of its total capitalization. The Company has a $260.0 million line of credit with a group of banks. See "Capitalization," "Pro Forma Condensed Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company may incur additional indebtedness in the future, including senior indebtedness, subject to limitations imposed by the Credit Agreement. The level of the Company's indebtedness could have important consequences to the Company and holders of its Common Stock, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes (such as operations); (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes and other purposes may be limited; (iii) certain of the Company's borrowings are at variable rates of interest, which makes the Company vulnerable to increases in interest rates; and (iv) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally and such indebtedness contains numerous financial and other restrictive covenants (including restrictions on payments of dividends, incurrences of indebtedness and sales of assets), the failure to comply with which may result in an event of default which, if not cured or waived, could cause such indebtedness to be declared immediately due and payable. Certain of the Company's competitors may operate on a less leveraged basis and therefore could have significantly greater operating and financing flexibility than the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

NEED FOR ADDITIONAL CAPITAL

     The Company's acquisition program requires substantial capital resources. In addition, the operations of its existing hospitals require ongoing capital expenditures for renovation and expansion and the addition of costly medical equipment and technology utilized in the hospitals. The Company may incur indebtedness and may issue, from time to time, debt or equity securities to fund any such expenditures. There can be no assurance that sufficient financing will be available on terms satisfactory to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Business Strategy."

CONCENTRATION OF HOSPITALS IN CALIFORNIA

     Four of the Company's 10 owned and leased hospitals are located in California and, for the three months ended March 31, 1998, 30.5% of the Company's pro forma net operating revenue was derived from its hospitals located in California. Accordingly, the Company may be particularly sensitive to economic, competitive and regulatory conditions in California.

     California has created a voluntary health insurance purchasing cooperative that seeks to make health care coverage more affordable for businesses with five to 50 employees and, effective January 1, 1995, began changing the payment system for participants in its Medicaid program in certain counties from fee-for-service arrangements to managed care plans. While none of the Company's hospitals are located in the counties targeted for conversion to managed care, if the state is able to implement successfully managed care in these counties, this initiative could be expanded throughout the state. Reduction in reimbursement levels in California, including reductions due to the implementation of managed care, could have a material adverse effect on the business, financial condition and results of operations of the Company.

     California recently adopted a law requiring standards and regulations to be developed to ensure hospitals meet seismic performance standards. Within three years after adoption of the standards by the California Building Standards Commission, owners of subject properties are to evaluate their facilities and develop a plan and schedule for complying with the standards. The Commission has adopted evaluation criteria and has recently adopted the retrofit standards. The Company will be required to conduct engineering studies of its California facilities to determine whether and to what extent modifications to its facilities will be required. Significant capital expenditures to comply with the seismic standards could have a material adverse effect on the Company's financial condition or results of operations.

RISKS RELATED TO INTANGIBLE ASSETS

     The Company's acquisitions and the Merger have resulted in significant increases in intangible assets and goodwill. At March 31, 1998, on a pro forma basis to reflect the acquisition of Havasu and Elko, the Company had goodwill and other intangible assets of $144.2 million, which are being amortized over periods ranging from five to 35 years, with a weighted average life of 33.0 years. There can be no assurance that the value of intangible assets will ever be realized by the Company. On an ongoing basis, the Company makes an evaluation, based on undiscounted cash flows, to determine whether events and circumstances indicate that all or a portion of the carrying value of intangible assets may no longer be recoverable, in which case an additional charge to earnings may be necessary. Any future determination requiring the write off of a significant portion of unamortized intangible assets could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and Note 2 of Notes to Consolidated Financial Statements.

PROFESSIONAL LIABILITY

     In recent years, physicians, hospitals and other health care providers have become subject to an increasing number of lawsuits alleging malpractice, product liability or related legal theories, many of which involve large claims and significant defense costs. To cover claims arising out of the operations of owned, leased and managed hospitals, the Company maintains professional malpractice liability insurance and general liability insurance in amounts that management believes to be sufficient for its operations, although some claims may exceed the scope of the coverage in effect. The cost of malpractice and other liability insurance has risen significantly during the past few years. While the Company's professional and other liability insurance has been adequate in the past to provide for liability claims, there can be no assurance that such insurance will continue to be available for the Company to maintain adequate levels of insurance. The Company's management contracts with its managed hospitals generally require the hospital to indemnify the Company against certain claims and to maintain specified amounts of insurance, however, there can be no assurance the hospitals will maintain such insurance or that such indemnities will be available.

EFFECTIVE CONTROL BY CERTAIN STOCKHOLDERS

     Upon completion of the Offering, the Company's officers and directors and their affiliates as a group will beneficially own 32.4% of the outstanding shares of Common Stock, including 23.8% which will be owned by GTCR Fund IV. As a result of such ownership, these stockholders, if acting together, may effectively have the ability to elect the Board of Directors and thereby control the affairs and management of the Company. This may have the effect of delaying, deferring or preventing a change in control of the Company. See "Management" and "Principal and Selling Stockholders."

ABSENCE OF DIVIDENDS

     The Company does not anticipate paying cash dividends in the foreseeable future. In addition, the terms of the Company's Credit Agreement prohibit the payment of cash dividends. Any future indebtedness incurred to refinance the Company's existing indebtedness or to fund future growth may prohibit or limit the Company's ability to pay dividends. See "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     There will be 15,309,768 shares of Common Stock outstanding upon completion of the Offering (15,695,268 shares if the Underwriters over-allotment option is exercised in full). The 5,405,000 shares issued in the IPO are, and upon completion of the Offering, the 3,570,000 shares of Common Stock offered hereby will be, eligible for resale in the public market without restriction by persons other than affiliates of the Company. The remaining 6,334,768 shares of Common Stock are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") and will be eligible for sale in the public market at prescribed times pursuant to Rule 144. The Company, its executive officers and directors and substantially all of the current stockholders have agreed not to sell or otherwise dispose of any of the shares of Common Stock owned by them in the public market for a period of 90 days after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated. Sales of substantial amounts of the Company's Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise additional capital through the sale of equity securities. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

     In connection with the Recapitalization, the Company entered into a Registration Agreement (the "Registration Agreement") which provides demand and piggyback registration rights to certain of the Company's current stockholders and pursuant to which 1,270,000 shares are being offered hereby. Substantially all of such shares other than the shares offered hereby are subject to the 90-day restrictions described above. The registration rights are subject to certain notice requirements, timing restrictions and volume limitations which may be imposed by the underwriters of such Offering. See "Shares Eligible for Future Sale -- Registration Agreement." In addition, the Company intends to register the issuance of up to 1,209,016 shares of Common Stock authorized under its 1997 Long-Term Equity Incentive Plan and up to 250,000 shares of Common Stock authorized under its Employee Stock Purchase Plan. See
"Management -- Long-Term Equity Incentive Plan" and "-- Employee Stock Purchase Plan."

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering, after deducting estimated underwriting discounts and Offering expenses, are estimated to be $58.9 million ($68.9 million if the Underwriters' over-allotment option is exercised in full). The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. All of the proceeds of the Offering will be used to reduce the outstanding loan balances under the Amended and Restated Credit Agreement, dated as of March 30, 1998, among the Company, First Union National Bank, as Agent and Issuing Bank, and the various lenders named therein (the "Credit Agreement"). At June 1, 1998, the Company had borrowed approximately $156.8 million on the revolving credit facility under the Credit Agreement to fund acquisitions and working capital. The Company borrowed an additional $22.0 million in June 1998 in connection with the Elko acquisition. These borrowings bear interest at a weighted average rate of 7.57% and mature on March 31, 2003.

                                DIVIDEND POLICY

     The Company currently intends to retain its earnings for use in its business and therefore does not anticipate declaring or paying any cash dividends in the foreseeable future. The Credit Agreement prohibits the payment of dividends by the Company (other than dividends paid in the Company's stock). Any future determination to declare or pay cash dividends will be made by the Board of Directors in light of the Company's earnings, financial position, capital requirements, credit agreements and such other factors as the Board of Directors deems relevant at such time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 5 of Notes to Consolidated Financial Statements.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is traded on the Nasdaq National Market under the symbol "PRHC." The Company completed its IPO on February 10, 1998. Prior to that date, no public market existed for the Common Stock. The following table sets forth the high and low intra-day sales prices for the Common Stock for the periods indicated as reported on the Nasdaq National Market.

                                                              HIGH     LOW
YEAR ENDING DECEMBER 31, 1998                                ------   ------
First Quarter (commencing February 10, 1998)...............  $27.13   $18.88
Second Quarter (through June 9, 1998)......................   29.63    24.63

     On June 5, 1998, the last reported sales price of the Common Stock on the Nasdaq National Market was $27.25 per share. At June 8, 1998, there were 23 holders of record of Common Stock.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1998: (i) the capitalization of the Company; (ii) the capitalization of the Company on a pro forma basis to reflect the 1998 Acquisitions; and (iii) the capitalization of the Company on a pro forma as adjusted basis to reflect the 1998 Acquisitions, the sale of the shares of Common Stock offered hereby, and the application of the estimated net proceeds therefrom as if all such transactions had occurred as of March 31, 1998. See Pro Forma Condensed Consolidated Financial Statements.

                                                                       MARCH 31, 1998
                                                              --------------------------------
                                                                                     PRO FORMA
                                                                                        AS
                                                               ACTUAL    PRO FORMA   ADJUSTED
                                                              --------   ---------   ---------
                                                                       (IN THOUSANDS)
Cash and cash equivalents...................................  $  6,675   $  7,073    $  7,073
                                                              ========   ========    ========
Long-term obligations(1):
  Senior Credit Facility....................................  $ 48,000   $176,000    $117,059
  Capital lease obligations.................................     4,157      4,157       4,157
  Other long-term obligations...............................         9          9           9
                                                              --------   --------    --------
          Total long-term obligations.......................  $ 52,166   $180,166    $121,225
                                                              --------   --------    --------
Common stockholders' equity:
  Common stock:
     $0.01 par value, authorized: 25,000,000 shares; issued
       and outstanding: 13,009,768 shares and 15,309,768
       shares pro forma as adjusted(2)......................       130        130         153
  Additional paid-in capital................................    97,338     97,338     156,256
  Retained deficit..........................................    (1,624)    (1,624)     (1,624)
                                                              --------   --------    --------
     Total common stockholders' equity......................    95,844     95,844     154,785
                                                              --------   --------    --------
          Total capitalization..............................  $148,010   $276,010    $276,010
                                                              ========   ========    ========

---------------

(1) Excludes current maturities.
(2) Excludes 704,403 shares of Common Stock issuable upon exercise of stock options outstanding as of June 1, 1998 with a weighted average exercise price of $13.71 per share. See "Management -- Long-Term Equity Incentive Plan" and Note 7 of Notes to Consolidated Financial Statements.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     On February 10, 1998, Province completed its IPO and its Junior Preferred Stock was converted into Common Stock. On May 1, 1998, Province acquired Havasu. On June 10, 1998, Province acquired Elko.

     The following unaudited pro forma condensed consolidated balance sheet as of March 31, 1998 gives effect to: (i) the acquisitions of Havasu and Elko by Province and (ii) the sale of 2,300,000 shares of Common Stock in the Offering at an assumed offering price of $27.25 per share and the application of the estimated net proceeds thereof to the repayment of debt as described in "Use of Proceeds," as if all such transactions had been completed as of March 31, 1998.

     The following unaudited pro forma condensed consolidated statements of income for the year ended December 31, 1997 and the three months ended March 31, 1998 give effect to: (i) the conversion of Junior Preferred Stock into Common Stock and the sale of 5,405,000 shares of Common Stock in the IPO at the price of $16.00 per share, and the application of the net proceeds thereof to the repurchase of certain shares of Common Stock, the redemption of Senior Preferred Stock and the repayment of debt; (ii) the acquisitions of Havasu and Elko by Province; and (iii) the sale of 2,300,000 shares of Common Stock in the Offering at an assumed offering price of $27.25 per share and the application of the estimated net proceeds thereof to the repayment of debt as described in "Use of Proceeds," as if all such transactions had been completed as of January 1, 1997.

     The pro forma condensed consolidated financial information presented herein does not purport to represent what the Company's results of operations or financial position would have been had such transactions in fact occurred at the beginning of the periods presented or to project the Company's results of operations in any future period. The pro forma result of operations, which do not take into account certain operational changes instituted by the Company upon acquisition of its hospitals, are not necessarily indicative of the results that may be expected from such hospitals. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related Notes thereto included elsewhere in this Prospectus.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998
                                 (IN THOUSANDS)

                                               HISTORICAL            ACQUISITIONS      PRO FORMA      OFFERING        PRO FORMA
                                      ----------------------------    PRO FORMA       ACQUISITIONS    PRO FORMA        OFFERING
                                      PROVINCE   HAVASU     ELKO     ADJUSTMENTS      CONSOLIDATED   ADJUSTMENTS     CONSOLIDATED
                                      --------   -------   -------   ------------     ------------   -----------     ------------
ASSETS
Current assets:
  Cash and cash equivalents.........  $  6,675   $     6   $ 1,581    $ 106,000(a)
                                                                             (6)(b)
                                                                       (105,567)(c)
                                                                         22,000(d)
                                                                         (1,581)(e)
                                                                        (22,035)(f)     $  7,073      $ 58,941(g)
                                                                                                       (58,941)(g)     $  7,073
  Accounts receivable, net..........    35,705     3,767     5,297       (3,767)(b)       41,002                         41,002
  Inventories.......................     3,848     1,076       584                         5,508                          5,508
  Prepaid expenses and other........     6,028       160       109         (154)(b)
                                                                            350(f)         6,493                          6,493
                                      --------   -------   -------    ---------         --------      --------         --------
        Total current assets........    52,256     5,009     7,571       (4,760)          60,076            --           60,076
Property, plant and equipment,
  net...............................    66,804    18,666     8,798       11,094(c)
                                                                         (5,248)(f)      100,114                        100,114
Other assets:
  Unallocated purchase price........       760        --        --                           760                            760
  Cost in excess of net assets
    acquired, net...................    53,146        --        --       75,724(c)
                                                                         14,417(f)       143,287                        143,287
  Other.............................     8,256     7,982       588       (7,982)(b)
                                                                           (588)(e)        8,256                          8,256
                                      --------   -------   -------    ---------         --------      --------         --------
                                      $181,222   $31,657   $16,957    $  82,657         $312,493      $     --         $312,493
                                      ========   =======   =======    =========         ========      ========         ========
LIABILITIES AND COMMON STOCKHOLDERS'
  EQUITY
Current liabilities:
  Accounts payable..................  $  5,029   $   667   $   588    $    (667)(b)     $  5,617                       $  5,617
  Accrued salaries and benefits.....     6,968        --        --                         6,968                          6,968
  Accrued expenses..................     2,311       510       856          489(c)
                                                                           (172)(e)
                                                                          1,000(f)         4,994                          4,994
  Current maturities of long-term
    obligations.....................     2,255       637       773         (637)(b)
                                                                           (773)(e)        2,255                          2,255
                                      --------   -------   -------    ---------         --------      --------         --------
        Total current liabilities...    16,563     1,814     2,217         (760)          19,834            --           19,834
Long-term obligations, less current
  maturities........................    52,166    21,062     1,926      106,000(a)
                                                                        (21,062)(b)
                                                                         22,000(d)
                                                                         (1,926)(e)      180,166      $(58,941)(g)      121,225
Third-party settlements.............     7,255        --        --                         7,255                          7,255
Other liabilities...................     8,506        --        60          (60)(e)        8,506                          8,506
Minority interest...................       888        --        --                           888                            888
Common stockholders' equity:
  Net assets........................        --     8,781    12,754       10,457(b)
                                                                        (19,238)(c)
                                                                            762(e)
                                                                        (13,516)(f)           --                             --
  Common stock......................       130                  --                           130            23(g)           153
  Additional paid-in-capital........    97,338                  --                        97,338        58,918(g)       156,256
  Retained earnings (deficit).......    (1,624)                                           (1,624)                        (1,624)
                                      --------   -------   -------    ---------         --------      --------         --------
        Total common stockholders'
          equity....................    95,844     8,781    12,754      (21,535)          95,844        58,941          154,785
                                      --------   -------   -------    ---------         --------      --------         --------
                                      $181,222   $31,657   $16,957    $  82,657         $312,493      $     --         $312,493
                                      ========   =======   =======    =========         ========      ========         ========

  See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

                          NOTES TO UNAUDITED PRO FORMA
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)
---------------

(a) Reflects the borrowing by Province of $106.0 million to finance the acquisition of Havasu.
(b) Reflects the elimination of Havasu assets not purchased and liabilities not assumed by Province as follows:
         Cash...............................................   $      (6)
         Accounts receivable, net...........................      (3,767)
         Prepaid expenses and other.........................        (154)
         Other..............................................      (7,982)
         Accounts payable...................................         667
         Current maturities of long-term obligations........         637
         Long-term obligations, less current maturities.....      21,062
                                                               ---------
         Net assets.........................................   $  10,457
                                                               =========
(c) Reflects the purchase of Havasu and the allocation of the $105.5 million purchase price to adjust assets purchased and liabilities assumed to fair value and to record intangibles as follows:
         Property, plant and equipment......................   $  11,094
         Cost in excess of net assets acquired..............      75,724
         Accrued expenses...................................        (489)
         Net assets.........................................      19,238
                                                               ---------
         Cash paid..........................................   $ 105,567
                                                               =========
(d) Reflects the borrowing by Province of $22.0 million to finance the acquisition of Elko.
(e) Reflects the elimination of Elko assets not purchased and liabilities not assumed by Province as follows:
         Cash...............................................   $  (1,581)
         Other..............................................        (588)
         Accrued expenses...................................         172
         Current maturities of long-term obligations........         773
         Long-term obligations, less current maturities.....       1,926
         Other liabilities..................................          60
                                                               ---------
         Net assets.........................................   $     762
                                                               =========
(f)  Reflects the purchase of Elko and the allocation of the purchase price to adjust assets purchased and liabilities assumed to fair value and to record intangibles as follows:
         Prepaid expenses and other.........................   $     350
         Property, plant and equipment......................      (5,248)
         Cost in excess of net assets acquired..............      14,417
         Accrued expenses...................................      (1,000)
         Net assets.........................................      13,516
                                                               ---------
         Cash paid..........................................   $  22,035
                                                               =========
(g) Reflects the sale of 2,300,000 shares of Common Stock in the Offering at the assumed offering price of $27.25 per share and the receipt and application of $58.9 million in net proceeds to the repayment of long-term obligations as follows:
         Common Stock.......................................   $      23
         Additional paid-in-capital.........................      58,918
                                                               ---------
         Net proceeds.......................................      58,941
         Long-term obligations..............................     (58,941)
                                                               ---------
                                                               $      --
                                                               =========

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               IPO                      HISTORICAL       ACQUISITIONS    PRO FORMA      OFFERING
                              HISTORICAL    PRO FORMA    PRO FORMA   -----------------    PRO FORMA     ACQUISITIONS    PRO FORMA
                               PROVINCE    ADJUSTMENTS      IPO      HAVASU     ELKO     ADJUSTMENTS    CONSOLIDATED   ADJUSTMENTS
                              ----------   -----------   ---------   -------   -------   ------------   ------------   -----------
Revenue:
  Net patient service
    revenue.................   $149,296                  $149,296    $55,101   $25,863                    $230,260
  Management and
    professional services...      9,691                     9,691         --        --                       9,691
  Reimbursable expenses.....      6,674                     6,674         --        --                       6,674
  Other.....................      4,866                     4,866         --       497                       5,363
                               --------      -------     --------    -------   -------     --------       --------       -------
        Net operating
          revenue...........    170,527           --      170,527     55,101    26,360           --        251,988            --
Expenses:
  Salaries, wages and
    benefits................     66,172                    66,172     16,626    13,333                      96,131
  Reimbursable expenses.....      6,674                     6,674         --        --                       6,674
  Purchased services........     23,242                    23,242         --     1,172                      24,414
  Supplies..................     16,574                    16,574      7,457     3,619                      27,650
  Provision for doubtful
    accounts................     12,812                    12,812      4,541     2,794                      20,147
  Other operating expenses..     16,318                    16,318     14,407     2,353                      33,078
  Rentals and leases........      4,888                     4,888         --       282                       5,170
  Depreciation and
    amortization............      7,557                     7,557      1,689     1,287     $  1,560(d)
                                                                                               (145)(e)     11,948
  Interest expense..........      8,121      $(3,334)(a)    4,787      1,628       139        7,170(f)
                                                                                              1,687(g)      15,411       $(4,892)(h)
  Minority interest.........        329                       329         --        --                         329
  Loss on sale of assets....        115                       115         --        --                         115
                               --------      -------     --------    -------   -------     --------       --------       -------
        Total expenses......    162,802       (3,334)     159,468     46,348    24,979       10,272        241,067        (4,892)
                               --------      -------     --------    -------   -------     --------       --------       -------
Income before income taxes..      7,725        3,334       11,059      8,753     1,381      (10,272)        10,921         4,892
  Income taxes..............      3,650        1,299(b)     4,949         --        --          (54)(b)      4,895         1,905(b)
                               --------      -------     --------    -------   -------     --------       --------       -------
Net income..................      4,075        2,035        6,110      8,753     1,381      (10,218)         6,026         2,987
Preferred stock dividends
  and accretion.............     (5,077)       5,077(c)        --         --        --
                               --------      -------     --------    -------   -------     --------       --------       -------
Net income (loss) to common
  shareholders..............   $ (1,002)     $ 7,112     $  6,110    $ 8,753   $ 1,381     $(10,218)      $  6,026       $ 2,987
                               ========      =======     ========    =======   =======     ========       ========       =======
Basic earnings (loss) per
  common share:
  Net income................   $   0.71                  $   0.49
  Preferred stock dividends
    and accretion...........      (0.88)                       --
                               --------                  --------
  Net income (loss) per
    common share............   $  (0.17)                 $   0.49
                               ========                  ========
Diluted earnings (loss) per
  common share:
  Net income................   $   0.71                  $   0.46
  Preferred stock dividends
    and accretion...........      (0.88)                       --
                               --------                  --------
  Net income (loss) per
    common share............   $  (0.17)                 $   0.46
                               ========                  ========
Weighted average shares:
  Basic earnings per common
    share...................      5,787                    12,466
  Diluted earnings per
    common share............      5,787                    13,140

                                PRO FORMA
                                OFFERING
                              CONSOLIDATED
                              -------------
Revenue:
  Net patient service
    revenue.................    $230,260
  Management and
    professional services...       9,691
  Reimbursable expenses.....       6,674
  Other.....................       5,363
                                --------
        Net operating
          revenue...........     251,988
Expenses:
  Salaries, wages and
    benefits................      96,131
  Reimbursable expenses.....       6,674
  Purchased services........      24,414
  Supplies..................      27,650
  Provision for doubtful
    accounts................      20,147
  Other operating expenses..      33,078
  Rentals and leases........       5,170
  Depreciation and
    amortization............
                                  11,948
  Interest expense..........
                                  10,519
  Minority interest.........         329
  Loss on sale of assets....         115
                                --------
        Total expenses......     236,175
                                --------
Income before income taxes..      15,813
  Income taxes..............       6,800
                                --------
Net income..................       9,013
Preferred stock dividends
  and accretion.............          --
                                --------
Net income (loss) to common
  shareholders..............    $  9,013
                                ========
Basic earnings (loss) per
  common share:
  Net income................    $   0.61
  Preferred stock dividends
    and accretion...........          --
                                --------
  Net income (loss) per
    common share............    $   0.61
                                ========
Diluted earnings (loss) per
  common share:
  Net income................    $   0.58
  Preferred stock dividends
    and accretion...........          --
                                --------
  Net income (loss) per
    common share............    $   0.58
                                ========
Weighted average shares:
  Basic earnings per common
    share...................      14,766
  Diluted earnings per
    common share............      15,440

See accompanying notes to unaudited pro forma condensed consolidated statements of income.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 IPO                      HISTORICAL      ACQUISITIONS    PRO FORMA      OFFERING
                                HISTORICAL    PRO FORMA    PRO FORMA   ----------------    PRO FORMA     ACQUISITIONS    PRO FORMA
                                 PROVINCE    ADJUSTMENTS      IPO      HAVASU     ELKO    ADJUSTMENTS    CONSOLIDATED   ADJUSTMENTS
                                ----------   -----------   ---------   -------   ------   ------------   ------------   -----------
Revenue:
  Net patient service
    revenue...................   $42,750                    $42,750    $15,168   $7,417                    $65,335
  Management and professional
    services..................     2,930                      2,930         --       --                      2,930
  Reimbursable expenses.......     1,562                      1,562         --       --                      1,562
  Other.......................       609                        609         --      134                        743
                                 -------        -----       -------    -------   ------     -------        -------       -------
        Net operating
          revenue.............    47,851           --        47,851     15,168    7,551          --         70,570            --
Expenses:
  Salaries, wages and
    benefits..................    18,606                     18,606      4,786    3,859                     27,251
  Reimbursable expenses.......     1,562                      1,562         --       --                      1,562
  Purchased services..........     6,035                      6,035         --      331                      6,366
  Supplies....................     4,627                      4,627      2,218    1,007                      7,852
  Provision for doubtful
    accounts..................     3,082                      3,082        996      521                      4,599
  Other operating expenses....     4,257                      4,257      3,483      690                      8,430
  Rentals and leases..........     1,474                      1,474         --       86                      1,560
  Depreciation and
    amortization..............     2,205                      2,205        459      366     $   353(d)
                                                                                                (80)(e)      3,303
  Interest expense............     1,855        $(474)(a)     1,381        395       28       1,840(f)
                                                                                                436(g)       4,080       $(1,243)(h)
  Minority interest...........        68                         68         --       --                         68
  Loss on sale of assets......        33                         33         --       --                         33
                                 -------        -----       -------    -------   ------     -------        -------       -------
        Total expenses........    43,804         (474)       43,330     12,337    6,888       2,549         65,104        (1,243)
                                 -------        -----       -------    -------   ------     -------        -------       -------
Income before income taxes....     4,047          474         4,521      2,831      663      (2,549)         5,466         1,243
Income taxes..................     1,772          189(b)      1,961         --       --         368(b)       2,329           484(b)
                                 -------        -----       -------    -------   ------     -------        -------       -------
Net income....................     2,275          285         2,560      2,831      663      (2,917)         3,137           759
Preferred stock dividends and
  accretion...................      (696)         696(c)         --         --       --                         --
                                 -------        -----       -------    -------   ------     -------        -------       -------
Net income to common
  shareholders................   $ 1,579        $ 981       $ 2,560    $ 2,831   $  663     $(2,917)       $ 3,137       $   759
                                 =======        =====       =======    =======   ======     =======        =======       =======
Basic earnings per common
  share:
  Net income..................   $  0.24                    $  0.20
  Preferred stock dividends
    and accretion.............     (0.07)                        --
                                 -------                    -------
  Net income per common
    share.....................   $  0.17                    $  0.20
                                 =======                    =======
Diluted earnings per common
  share:
  Net income..................   $  0.23                    $  0.19
  Preferred stock dividends
    and accretion.............     (0.07)                        --
                                 -------                    -------
  Net income per common
    share.....................   $  0.16                    $  0.19
                                 =======                    =======
Weighted average shares:
  Basic earnings per common
    share.....................     9,343                     13,010
  Diluted earnings per common
    share.....................     9,615                     13,282

                                  PRO FORMA
                                  OFFERING
                                CONSOLIDATED
                                -------------
Revenue:
  Net patient service
    revenue...................     $65,335
  Management and professional
    services..................       2,930
  Reimbursable expenses.......       1,562
  Other.......................         743
                                   -------
        Net operating
          revenue.............      70,570
Expenses:
  Salaries, wages and
    benefits..................      27,251
  Reimbursable expenses.......       1,562
  Purchased services..........       6,366
  Supplies....................       7,852
  Provision for doubtful
    accounts..................       4,599
  Other operating expenses....       8,430
  Rentals and leases..........       1,560
  Depreciation and
    amortization..............
                                     3,303
  Interest expense............
                                     2,837
  Minority interest...........          68
  Loss on sale of assets......          33
                                   -------
        Total expenses........      63,861
                                   -------
Income before income taxes....       6,709
Income taxes..................       2,813
                                   -------
Net income....................       3,896
Preferred stock dividends and
  accretion...................          --
                                   -------
Net income to common
  shareholders................     $ 3,896
                                   =======
Basic earnings per common
  share:
  Net income..................     $  0.25
  Preferred stock dividends
    and accretion.............          --
                                   -------
  Net income per common
    share.....................     $  0.25
                                   =======
Diluted earnings per common
  share:
  Net income..................     $  0.25
  Preferred stock dividends
    and accretion.............          --
                                   -------
  Net income per common
    share.....................     $  0.25
                                   =======
Weighted average shares:
  Basic earnings per common
    share.....................      15,310
  Diluted earnings per common
    share.....................      15,582

See accompanying notes to unaudited pro forma condensed consolidated statements of income.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

---------------

(a) Reflects the elimination of interest expense associated with the $39.6 million of long-term obligations repaid with the net proceeds of the IPO.

(b) Reflects the inclusion of the income tax expense (benefit) based on the combined federal and state statutory rate of 39.0% applied to adjusted pre-tax income or loss.

(c) Reflects the elimination of the dividends and the accretion of issuance costs on the Senior Preferred Stock redeemed with a portion of the net proceeds of the IPO and the Junior Preferred Stock converted into Common Stock in connection with the IPO.

(d) Reflects the elimination of the historical depreciation expense of Havasu, and the inclusion of the Company's depreciation of property, plant and equipment and amortization of goodwill and other intangible assets.

(e) Reflects the elimination of the historical depreciation expense of Elko, and the inclusion of the Company's depreciation of property, plant and equipment and amortization of goodwill and other intangible assets.

(f) Reflects the elimination of the historical interest expense related to the debt of Havasu not assumed in the acquisition, and the inclusion of the Company's interest expense related to the debt used to finance the acquisition.

(g) Reflects the elimination of the historical interest expense related to the debt of Elko not assumed in the acquisition, and the inclusion of the Company's interest expense related to the debt used to finance the acquisition.

(h) Reflects the elimination of the historical interest expense related to the $58.9 million of long-term obligations to be repaid with the net proceeds of the Offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data of (i) the Company's predecessor (Brim) as of and for each of the three fiscal years ended December 31, 1995, and as of December 18, 1996 and for the period January 1, 1996 to December 18, 1996; and (ii) the Company as of December 31, 1996 and for the period February 2, 1996 to December 31, 1996, and as of and for the year ended December 31, 1997 and as of and for each of the three-month periods ended March 31, 1997 and 1998. The selected financial data for the predecessor and the Company has been derived from the audited consolidated financial statements of the predecessor and the Company, except for the March 31, 1997 and 1998 financial data, which information has been derived from the unaudited condensed consolidated financial statements of the Company. These unaudited condensed consolidated financial statements include all adjustments necessary (consisting of normal recurring accruals) for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The selected consolidated financial data are qualified by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          BRIM (PREDECESSOR)(1)(2)                          COMPANY (SUCCESSOR)(1)(2)
                                ---------------------------------------------   -------------------------------------------------
                                                                   PERIOD          PERIOD                         THREE MONTHS
                                   YEAR ENDED DECEMBER 31,       JAN. 1 1996    FEB. 2 1996        YEAR         ENDED MARCH 31,
                                -----------------------------    TO DEC. 18,    TO DEC. 31,        ENDED       ------------------
                                 1993       1994       1995         1996            1996       DEC. 31, 1997    1997       1998
                                -------   --------   --------   -------------   ------------   -------------   -------   --------
INCOME STATEMENT DATA:
  Net operating revenue.......  $84,859   $102,067   $101,214     $112,600        $ 17,255       $170,527      $40,459   $ 47,851
  Operating expenses..........   80,784     96,887     97,993      109,129          18,268        154,566       35,893     41,916
  Interest expense............    1,097        935        738        1,675             976          8,121        1,761      1,855
  Costs of recapitalization...       --         --         --        8,951              --             --           --         --
  Loss (gain) on sale of
    assets....................      (10)      (635)    (2,814)         442              --            115           87         33
                                -------   --------   --------     --------        --------       --------      -------   --------
  Income (loss) from
    continuing operations
    before provision for
    income taxes and
    extraordinary item........    2,988      4,880      5,297       (7,597)         (1,989)         7,725        2,718      4,047
  Provision (benefit) for
    income taxes..............    1,772      2,022      1,928       (2,290)           (673)         3,650        1,211      1,772
                                -------   --------   --------     --------        --------       --------      -------   --------
  Income (loss) from
    continuing operations
    before extraordinary
    item......................    1,216      2,858      3,369       (5,307)         (1,316)         4,075        1,507      2,275
  Net income (loss)...........  $ 2,950   $  2,701   $  3,105     $    708          (1,578)         4,075        1,507      2,275
  Net income (loss) to common
    shareholders                                                                  $ (1,750)      $ (1,002)     $   392   $  1,579
  Net income (loss) per share
    to common shareholders
    before extraordinary
    item -- basic(3)..........                                                    $  (0.52)      $  (0.17)     $  0.07   $   0.17
  Net income (loss) per share
    to common shareholders
    before extraordinary
    item -- diluted(3)........                                                    $  (0.52)      $  (0.17)     $  0.06   $   0.16
                                                                                  ========       ========      =======   ========
  Cash dividends declared per
    common share..............                                                    $     --       $     --      $    --   $     --

BALANCE SHEET DATA (AT END OF
  PERIOD):
  Cash and cash equivalents...  $ 2,477   $  1,819   $  2,287     $ 27,828        $ 11,256       $  4,186      $ 7,080   $  6,675
  Total assets................   47,463     50,170     50,888       76,998         160,521        176,461      156,633    181,222
  Long-term obligations, less
    current maturities........   11,884      9,371      7,161       75,995          77,789         83,043       78,564     52,166
  Mandatory redeemable
    preferred stock...........    8,816      8,816      8,816       31,824          46,227         50,162       46,227         --
  Common stockholders' equity
    (deficit).................    9,973     12,380     15,366      (56,308)           (490)        (1,056)         (98)    95,844

---------------

(1) PHC was formed on February 2, 1996. On December 18, 1996, Brim completed a leveraged recapitalization. Immediately thereafter on December 18, 1996, PHC was merged with and into a subsidiary of Brim in a transaction in which Brim issued junior preferred stock and common stock in exchange for all of the outstanding common stock of PHC. Because the PHC shareholders became owners of a majority of the outstanding shares of Brim after the Merger, PHC was considered the acquiring enterprise for financial reporting purposes and the transaction was accounted for as a reverse acquisition. Therefore, the historical financial statements of PHC replaced the historical financial statements of Brim, the assets and liabilities of Brim were recorded at fair value as required by the purchase method of accounting, and the operations of Brim were reflected in the operations of the combined enterprise from the date of acquisition. Since PHC had been in existence for less than a year at December 31, 1996, and because Brim had been in existence for several years, PHC is considered the successor to Brim's operations. The balance sheet data of Brim (Predecessor) as of December 18, 1996 represents the historical cost basis of Brim's assets and liabilities after the leveraged recapitalization but prior to the reverse acquisition. The reverse acquisition resulted in a new basis of accounting such that Brim's assets and liabilities were recorded at their fair value in the Company's consolidated balance sheet upon consummation of the reverse acquisition. Although PHC was considered the acquiring enterprise for financial reporting purposes, PHC became a wholly-owned subsidiary of Brim, the predecessor company, as a result of the Merger.
(2) The financial statements of the Company and Brim for the periods presented are not strictly comparable due to the significant effect that acquisitions, divestitures and the Recapitalization have had on such statements. See Note 3 of Notes to Consolidated Financial Statements of the Company, and Notes 2 and 3 of Notes to Consolidated Financial Statements of Brim.
(3) In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share and includes dilutive equivalent shares in the calculation unless the effect is anti-dilutive. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to Statement 128 requirements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and related Notes thereto included elsewhere in this Registration Statement.

OVERVIEW

     Province Healthcare Company is an owner and operator of acute care hospitals in attractive non-urban markets. The Company currently owns and operates 10 general acute care hospitals in six states with a total of 739 licensed beds, and manages 50 hospitals in 19 states with a total of 3,422 licensed beds.

     PHC of Delaware, Inc. ("PHC"), a subsidiary of the Company, was founded in February 1996 by GTCR Fund IV and Martin S. Rash to acquire and operate hospitals in attractive non-urban markets. PHC acquired its first hospital, Memorial Mother Frances in Palestine, Texas, in July 1996 and acquired Starke Memorial in Knox, Indiana, in October 1996.

     On December 18, 1996, a subsidiary of Brim, Inc. and PHC merged in a transaction in which Brim issued Junior Preferred Stock and Common Stock in exchange for all of the outstanding common stock of PHC and PHC became a wholly-owned subsidiary of Brim. Since the PHC shareholders became owners of a majority of the outstanding shares of Brim after the Merger, PHC was considered the acquiring enterprise for financial reporting purposes and the transaction was accounted for as a reverse acquisition. Therefore, the historical financial statements of PHC replaced the historical financial statements of Brim, the assets and liabilities of Brim were recorded at fair value as required by the purchase method of accounting, and the operations of Brim were reflected in the operations of the combined enterprise from the date of acquisition. Since PHC had been in existence for less than a year at December 31, 1996, and because Brim had been in existence for several years, PHC is considered the successor to Brim's operations. Although PHC was considered the acquiring enterprise for financial reporting purposes, PHC became a wholly owned subsidiary of Brim, the predecessor company, as a result of the Merger.

     On February 4, 1998, the Company merged with and into Province Healthcare Company, a Delaware corporation, to change the Company's name and jurisdiction of incorporation and to make certain other changes to the Company's authorized capitalization.

     On February 10, 1998, the Company completed its initial public offering of common stock at a price of $16.00 per share (the "IPO"). In connection with the IPO, 32,295 shares of Junior Preferred Stock were converted into 2,204,420 shares of Common Stock at the public offering price of the Common Stock. The net proceeds from the IPO were used to reduce the balance of the outstanding term and revolving senior credit loans ($39.6 million), redeem the outstanding shares of the Senior Preferred Stock plus accrued dividends ($22.7 million), and repurchase 930,266 shares of the Common Stock which were issued upon conversion of the Junior Preferred Stock ($14.9 million).

IMPACT OF ACQUISITIONS AND DIVESTITURES

     An integral part of the Company's strategy is to acquire non-urban acute care hospitals. Because of the financial impact of the Company's recent acquisitions, it is difficult to make meaningful comparisons between the Company's financial statements for the fiscal periods presented. In addition, due to the relatively small number of owned and leased hospitals, each hospital acquisition can materially affect the overall operating margin of the Company. Upon the acquisition of a hospital, the Company typically takes a number of steps to lower operating costs. The impact of such actions may be offset by cost increases to expand services, strengthen medical staff and improve market position. The benefits of these investments and of other activities to improve operating margins generally do not occur immediately. Consequently, the financial performance of a newly-acquired hospital may adversely affect overall operating margins in the near term. As the Company makes additional hospital acquisitions, the Company expects that this effect will be mitigated by the expanded financial base of existing hospitals and the allocation of corporate overhead among a larger number of hospitals.

     In February 1995, Brim acquired two senior living residences for $15.8 million. In September 1995, Brim sold the real property of the two facilities and leased them back under an operating lease agreement for a minimum lease term of 15 years. In May 1995, Brim sold Fifth Avenue Hospital, located in Seattle, Washington, for $6.0 million and recorded a pre-tax gain on this transaction of $2.5 million.

     In February 1996, Brim acquired Parkview Regional Hospital by entering into a 15-year operating lease agreement with two five-year renewal terms, and by purchasing certain assets and assuming certain liabilities for a purchase price of $1.8 million. In December 1996, Brim sold its senior living business (see
"-- Discontinued Operations") and certain assets related to three medical office buildings.

     In July 1996, PHC purchased certain assets and assumed certain liabilities of Memorial Mother Frances for a purchase price of $23.2 million in a transaction resulting in PHC owning 95.0% of the hospital. In October 1996, PHC acquired Starke Memorial by assuming certain liabilities and entering into a capital lease agreement, and by purchasing certain net assets for a purchase price of $7.7 million. On December 18, 1996, a subsidiary of Brim and PHC merged in a transaction which has been accounted for as a reverse acquisition (i.e., the acquisition of Brim by PHC).

     In August 1997, the Company acquired Colorado River by assuming certain liabilities and entering into a lease agreement, and by purchasing certain net assets for a purchase price of $2.6 million.

     On May 1, 1998, the Company acquired Havasu Samaritan Regional Hospital by purchasing certain net assets and assuming certain liabilities for a purchase price of $105.5 million.

     On June 11, 1998, the Company acquired Elko General Hospital by purchasing certain net assets and assuming certain liabilities for a purchase price of $21.7 million. The terms of the acquisition provide that the Company will construct and open a replacement hospital facility within 36 months of the acquisition date.

     In June 1998, the Company entered into an agreement to lease and to acquire certain operating assets of Moosa Memorial Hospital (also known as Eunice Regional Medical Center) in Eunice, Louisiana. The hospital is currently being managed by the Company pursuant to a management services agreement. The lease is to be for a term of 10 years with total rental payments of $130,000. The lease will further provide that the Company will construct a replacement hospital facility in the community pursuant to the terms of the lease. The transaction is scheduled to close on or before July 31, 1998.

     The December 31, 1996 results of operations of the Company include five months of operations for Memorial Mother Frances, three months of operations for Starke Memorial, and 13 days of operations for Brim. Brim's operations consisted of five owned/leased hospitals and a hospital management company operation. In the discussion that follows, Memorial Mother Frances, Starke Memorial, Parkview and Brim are referred to as the "1996 Acquisitions." The December 31, 1997 results include 12 months of operations for all the above entities, plus five months of operations for Colorado River. The March 31, 1998 results include the results of operations for all the Company's hospitals other than the 1998 Acquisitions.

DISCONTINUED OPERATIONS

     During 1995 and 1996, Brim discontinued certain operations. In May 1995, Brim discontinued its business of providing managed care administration and practice management services to physician groups, reporting an after-tax loss of $0.7 million on the disposition. In September 1995,

Brim disposed of its stand-alone business of providing surgery on an outpatient basis for a loss of $0.4 million, net of taxes. In December 1996, immediately prior to the Recapitalization, Brim sold its senior living business for a gain of $5.5 million, net of taxes. The net results of operations of these businesses are included in "Discontinued Operations" in the 1995 and 1996 consolidated financial statements of Brim, Inc.

RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, information expressed as a percentage of net operating revenue. Such information has been derived from the consolidated statements of operations of the Company (successor) and Brim (predecessor) included elsewhere in this Prospectus.

                                   BRIM (PREDECESSOR)                    COMPANY (SUCCESSOR)
                               ---------------------------   -------------------------------------------
                                              PERIOD FROM    PERIOD FROM                   THREE MONTHS
                                               JANUARY 1,    FEBRUARY 2,                       ENDED
                                YEAR ENDED      1996 TO        1996 TO       YEAR ENDED      MARCH 31,
                               DECEMBER 31,   DECEMBER 18,   DECEMBER 31,   DECEMBER 31,   -------------
                                   1995           1996           1996           1997       1997    1998
                               ------------   ------------   ------------   ------------   -----   -----
Net patient service
  revenue....................      75.0%          78.1%          95.2%          87.5%       85.3%   89.3%
Management and professional
  services revenue...........      19.3           16.3            3.5            9.6        12.3     9.4
Other revenue................       5.7            5.6            1.3            2.9         2.4     1.3
                                  -----          -----          -----          -----       -----   -----
Net operating revenue........     100.0%         100.0%         100.0%         100.0%      100.0%  100.0%
Expenses:
  Salaries, wages and
    benefits.................      54.7           51.5           44.0           42.7        42.3    42.2
  Purchased services.........      14.3           15.3           13.2           13.6        12.5    12.6
  Supplies...................      10.1           10.0           11.0            9.7         9.5     9.6
  Provision for doubtful
    accounts.................       4.5            6.8           11.1            7.5         5.9     6.4
  Other operating expenses...       7.9            7.7           16.6            9.6        10.7     8.9
  Rentals and leases.........       3.5            4.0            1.2            2.9         3.3     3.1
  Depreciation and
    amortization.............       1.9            1.6            7.6            4.4         4.4     4.6
  Interest expense...........       0.7            1.5            5.7            4.8         4.4     3.9
  Minority interest..........        --             --            1.1            0.2         0.1     0.1
  Costs of
    recapitalization.........        --            7.9             --             --          --      --
  Loss (gain) on sale of
    assets...................      (2.8)           0.4             --            0.1         0.2     0.1
                                  -----          -----          -----          -----       -----   -----
Income (loss) from continuing
  operations before provision
  for income taxes and
  extraordinary item.........       5.2%          (6.7)%        (11.5)%          4.5%        6.7%    8.5%
Income (loss) from continuing
  operations before
  extraordinary item.........       3.3%          (4.7)%         (7.6)%          2.4%        3.7%    4.8%
Net income (loss)............       3.1%           0.6%          (9.1)%          2.4%        3.7%    4.8%

     Hospital revenues are received primarily from Medicare, Medicaid and commercial insurance. The percentage of revenues received from the Medicare program is expected to increase due to the general aging of the population. The payment rates under the Medicare program for inpatients are based on a prospective payment system ("PPS"), based upon the diagnosis of a patient. While these rates are indexed for inflation annually, the increases have historically been less than actual inflation. In addition, states, insurance companies and employers are actively negotiating the amounts paid to hospitals as opposed to their standard rates. The trend toward managed care, including health maintenance organizations, preferred provider organizations and various other forms of managed care, may affect the hospitals' ability to maintain their current rate of net revenue growth.

     Net operating revenue is comprised of: (i) net patient service revenue from the Company's owned and leased hospitals; (ii) management and professional services revenue; and (iii) other revenue.

     Net patient service revenue is reported net of contractual adjustments and policy discounts. The adjustments principally result from differences between the hospitals' customary charges and payment rates under the Medicare and Medicaid programs. Customary charges have generally increased at a faster rate than the rate of increase for Medicare and Medicaid payments. Operating expenses of the hospitals primarily consist of salaries and benefits, purchased services, supplies, provision for doubtful accounts and other operating expenses (principally consisting of utilities, insurance, property taxes, travel, freight, postage, telephone, advertising, repairs and maintenance).

     Management and professional services revenue is comprised of fees from management and professional consulting services provided to third-party hospitals pursuant to management contracts and consulting arrangements, plus reimbursable expenses. Operating expenses for the management and professional services business primarily consist of salaries and benefits and reimbursable expenses.

     Other revenues include interest income and other miscellaneous revenue.

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Net operating revenue was $47.9 million for the three months ended March 31, 1998, compared to $40.5 million for the comparable period of 1997, an increase of $7.4 million or 18.3%.

     Net patient service revenue totaled $42.8 million for the three months ended March 31, 1998, compared to $34.5 million for the three months ended March 31, 1997, an increase of $8.3 million or 24.1%. Net patient service revenue increased $3.4 million, or 9.8%, at hospitals owned during both periods ("same hospital basis"), resulting from inpatient and outpatient volume increases, as well as price increases. The remaining increase of $4.9 million was primarily attributable to the Colorado River Acquisition.

     Management and professional services revenue totaled $4.5 million for the three months ended March 31, 1998, compared to $5.0 million for the three months ended March 31, 1997, a decrease of $0.5 million or 10.0%. This decrease resulted primarily from a net loss in the number of management contracts and a decrease in consulting revenues. Reimbursable expenses decreased $0.1 million or 5.9%.

     Salaries, wages and benefits totaled $18.6 million for the three months ended March 31, 1998, compared to $15.4 million for the three months ended March 31, 1997, an increase of $3.2 million or 20.8%. Salaries, wages and benefits increased $1.4 million, or 11.1%, on a same hospital basis, due primarily to an increase in hospitals' volume and pay rate increases. The remaining increase of $1.8 million was primarily attributable to the Colorado River Acquisition ($1.6 million) and rate increases at the management company and the corporate office.

     Purchased services totaled $6.0 million for the three months ended March 31, 1998, compared to $5.0 million for the three months ended March 31, 1997, an increase of $1.0 million or 20.0%. Purchased services increased $0.5 million, or 12.3%, on a same hospital basis, primarily as a result of an increase in contract labor due to a shortage of nurses. The remaining increase of $0.5 million was primarily attributable to the Colorado River Acquisition ($0.4 million) and professional fees as a result of acquisition activity.

     Supplies expense totaled $4.6 million for the three months ended March 31, 1998, compared to $3.8 million for the three months ended March 31, 1997, an increase of $0.8 million or 21.1%. Supplies expense increased $0.4 million, or 9.6%, on a same hospital basis, due primarily to volume increases. The remaining $0.4 million was primarily attributable to the Colorado River Acquisition.

     Provision for doubtful accounts totaled $3.1 million for the three months ended March 31, 1998, compared to $2.4 million for the three months ended March 31, 1997, an increase of $0.7 million, or 29.2%. Provision for doubtful accounts increased $0.4 million, or 15.3%, on a same hospital basis, primarily as a result of increased net patient service revenue. The remaining $0.3 million was primarily attributable to the Colorado River Acquisition.

     Other operating expenses totaled $4.3 million for the three months ended March 31, 1998, compared to $4.4 million for the three months ended March 31, 1997, a decrease of $0.1 million, or 2.3%. Other operating expenses decreased $0.2 million, or 7.2%, on a same hospital basis, primarily as a result of lower insurance and property tax expense. The Colorado River Acquisition resulted in an increase of $0.3 million in other operating expenses. Other operating expenses at the management company and the corporate office decreased $0.2 million.

     Rentals and leases totaled $1.5 million for the three months ended March 31, 1998, compared to $1.3 million for the three months ended March 31, 1997, an increase of $0.2 million or 15.4%, resulting primarily from higher office building and office equipment rental expense at the corporate office and the Colorado River Acquisition.

     Depreciation and amortization totaled $2.2 million for the three months ended March 31, 1998, compared to $1.8 million for the three months ended March 31, 1997, an increase of $0.4 million, or 22.2%. Depreciation and amortization increased $0.3 million, or 22.2% on a same hospital basis, primarily as a result of capital expenditures. The remaining $0.1 million increase was primarily attributable to the Colorado River Acquisition.

     Interest expense totaled $1.9 million for the three months ended March 31, 1998, compared to $1.8 million for the three months ended March 31, 1997, an increase of $0.1 million, or 5.6%, primarily as a result of higher interest rates.

     The net result of the above was that the Company recorded net income of $2.3 million for the three months ended March 31, 1998, compared to $1.5 million for the three months ended March 31, 1997, an increase of $0.8 million, or 53.3%.

  Year Ended December 31, 1997 Compared to Period From February 2, 1996 (PHC's Inception) to December 31, 1996 (Successor)

     The December 31, 1996 results of operations include five months of operations for Memorial Mother Frances, three months of operations for Starke Memorial, and 13 days of operations for Brim. The December 31, 1997 results include 12 months of operations for the 1996 Acquisitions plus five months of operations for Colorado River.

     Net operating revenue was $170.5 million in 1997, compared to $17.3 million in 1996, an increase of $153.2 million.

     Net patient service revenue totaled $149.3 million in 1997, compared to $16.4 million in 1996, an increase of $132.9 million. This increase is principally the result of a full year's operations for the 1996 Acquisitions. Net patient services revenue is shown net of contractual adjustments of $100.1 million and $13.5 million in 1997 and 1996, respectively. Cost report settlements and the filing of cost reports in the current year resulted in positive revenue adjustments of $0 and $3.3 million (2.2% of net patient service revenue) for the period February 2, 1996 to December 31, 1996 and the year ended December 31, 1997, respectively.

     Management and professional services revenue totaled $16.4 million in 1997, which consisted of management and professional services fees and reimbursable expenses of $9.7 million and $6.7 million, respectively. Management and professional services revenue totaled $0.6 million in 1996, including $0.3 million of reimbursable expenses, and related to the 13 days of operations following the acquisition of Brim. Reimbursable expenses (which are included in operating revenue and operating expenses at the same amount) are comprised of salaries, employee benefits and other costs paid by the Company and fully reimbursed by client hospitals.

     Other revenue totaled $4.9 million in 1997, compared to $0.2 million in 1996. The Company did not have other revenue prior to its acquisition of Brim in December 1996.

     Salaries, wages and benefits totaled $72.8 million in 1997, compared to $7.6 million in 1996, an increase of $65.2 million, principally as a result of a full year of operations for the 1996 Acquisitions. Salaries, wages and benefits, excluding reimbursable expenses of $6.7 million and $0.3 million in 1997 and in 1996, respectively increased $55.7 million.

     Purchased services expense totaled $23.2 million in 1997, compared to $2.3 million in 1996, an increase of $20.9 million, principally as a result of a full year of operations for the 1996 Acquisitions.

     Supplies expense totaled $16.6 million in 1997 compared to $1.9 million in 1996, an increase of $14.7 million, principally as a result of a full year of operations for the 1996 Acquisitions.

     The provision for doubtful accounts totaled $12.8 million in 1997, compared to $1.9 million in 1996, an increase of $10.9 million, principally as a result of a full year of operations for the 1996 Acquisitions.

     Other operating expenses totaled $16.3 million in 1997, compared to $2.9 million in 1996, an increase of $13.4 million, principally as a result of a full year of operations for the 1996 Acquisitions.

     Rentals and leases totaled $4.9 million in 1997, compared to $0.2 million in 1996, an increase of $4.7 million, principally as a result of a full year of operations for the 1996 Acquisitions.

     Depreciation and amortization totaled $7.6 million in 1997, compared to $1.3 million in 1996, an increase of $6.3 million, principally as a result of a full year of operations for the 1996 Acquisitions.

     Interest expense totaled $8.1 million in 1997, compared to $1.0 million in 1996, an increase of $7.1 million. This increase resulted primarily from $52.7 million of new bank debt incurred in connection with the Recapitalization, immediately prior to the acquisition of Brim, and an increase of $10.0 million in bank debt during 1997 to fund the acquisition of Colorado River and the buyout of the operating lease at Ojai Valley Community Hospital.

     The Company recorded a loss on sale of assets of $0.1 million in 1997, related primarily to the sale of unused assets at the hospitals.

     The combined federal and state effective tax rates for 1997 and 1996 were 47.2% and 33.8%, respectively. For information concerning the provision for income taxes, as well as information regarding differences between effective tax rates and statutory rates, see Note 9 of the Notes to Consolidated Financial Statements.

  Period from February 2, 1996 (PHC's inception) to December 31, 1996
(Successor)

     PHC of Delaware, Inc. was founded on February 2, 1996, by GTCR Fund IV and Martin S. Rash to acquire and operate hospitals in attractive non-urban markets. In July 1996, PHC purchased certain assets totaling $26.4 million and assumed certain liabilities totaling $3.2 million of Memorial Mother Frances for a purchase price of $23.2 million. In October 1996, PHC acquired Starke Memorial by assuming certain liabilities and entering into a capital lease agreement and by purchasing certain net assets for a purchase price of $7.7 million. On December 18, 1996, a subsidiary of Brim merged into PHC, and PHC became a subsidiary of Brim. In exchange for their shares in PHC, the PHC shareholders received 14,403 shares of Brim's redeemable Junior Preferred Stock and 2,757,947 shares of Brim's Common Stock. This transaction has been accounted for as a reverse acquisition under the purchase method of accounting. As a result, for accounting purposes PHC was considered to have acquired Brim. The historical financial statements of PHC became the historical financial statements of Brim and include the results of Brim from the effective date of the

Merger, December 18, 1996. As a result of these acquisitions, the Company has unallocated purchase price of $7.3 million related to Starke Memorial and $52.3 million of cost in excess of net assets acquired related to Brim. The allocation of the Starke purchase price was finalized in the third quarter of 1997 and consisted of property, plant and equipment of $5.2 million and cost in excess of net assets acquired of $2.3 million. The final allocation did not have a significant impact on the Company's consolidated results of operations.

     The results of operations of the Company for the period February 2, 1996 to December 31, 1996 include the operations of Memorial Mother Frances since the acquisition date of July 26, 1996, the results of operations of Starke Memorial since the acquisition date of October 1, 1996, and the results of operations of Brim since the Merger date of December 18, 1996.

     Net operating revenue totaled $17.3 million for the period. Net patient service revenue totaled $16.4 million (net of contractual adjustments of $13.5 million), or 95.2% of net operating revenue. Management and professional services revenue totaled $0.6 million, or 3.5% of net operating revenue, and other revenue totaled $0.2 million, or 1.3% of net operating revenue. The management and professional services revenue relates to 13 days' revenue from the management company acquired in the Brim Merger.

     Interest expense of $1.0 million results principally from 13 days' interest on the $52.7 million additional debt incurred by Brim to effect the Recapitalization, immediately before the Merger with PHC, and interest on debt incurred by PHC to effect the Memorial Mother Frances acquisition in July 1996 ($13.7 million), and the Starke Memorial acquisition in October 1996 ($5.6 million).

     All other operating expenses totaled $18.2 million.

     Loss from early retirement of debt of $0.3 million (net of taxes) relates to the refinancing of $19.3 million of debt at the time of the Merger with Brim, and was treated as an extraordinary item for accounting purposes.

     The Company recorded a net loss of $1.6 million for the period February 2, 1996 to December 18, 1996.

  Period From January 1, 1996 to December 18, 1996 Compared to Year Ended December 31, 1995 (Predecessor)

     Net operating revenue was $112.6 million in 1996, compared to $101.2 million in 1995, an increase of $11.4 million, or 11.3%.

     Net patient service revenue totaled $87.9 million in 1996, compared to $75.9 million in 1995, an increase of $12.0 million, or 15.8%. This increase was principally the result of the Parkview Regional Hospital acquisition ($9.1 million in net patient service revenue). Net patient service revenue increased $2.9 million, or 3.8%, on a same hospital basis related to increased patient volumes, new patient services and increased customary charges. Net patient service revenue is shown net of contractual adjustments of $63.8 million and $57.4 million in 1996 and 1995, respectively.

     The components of management and professional services revenue were as follows (in millions):

                                                          PERIOD
                                    YEAR ENDED         JANUARY 1 TO
                                 DECEMBER 31, 1995   DECEMBER 18, 1996   INCREASE/(DECREASE)
                                 -----------------   -----------------   -------------------
Management fees................        $10.5               $ 8.9                $(1.6)
Professional services fees.....          0.2                 0.4                  0.2
Reimbursable expenses..........          8.9                 9.0                  0.1
                                       -----               -----                -----
          Total................        $19.6               $18.3                $(1.3)
                                       =====               =====                =====

     The decrease in management fees is principally the result of a decline in the number of management contracts, offset partially by price increases. Professional services fees increased $0.2 million in 1996 as a result of the introduction of managed care consulting. Reimbursable expenses increased $0.1 million, or 1.1%, as a result of an increase in the number of management contracts which provide for reimbursable expenses.

     Other revenue totaled $6.4 million in 1996, compared to $5.8 million in 1995, an increase of $0.6 million, or 10.3%. This increase is principally attributable to a $1.0 million fee received in 1996 relating to a terminated merger.

     Salaries, wages and benefits expenses totaled $58.1 million in 1996, compared to $55.3 million in 1995, an increase of $2.8 million, or 5.1%. Salaries, wages and benefits, excluding reimbursable expenses, increased $2.7 million, or 5.8%. The Parkview Regional Hospital acquisition accounted for $4.0 million of salary, wages and benefits expense, offset by a decrease of $1.3 million of salary, wages and benefits expense, or 2.8%, on a same hospital basis, primarily as a result of the sale of Fifth Avenue Hospital in mid-1995.

     Purchased services expense totaled $17.2 million in 1996, compared to $14.4 million in 1995, an increase of $2.8 million, or 19.4%. The Parkview Regional Hospital acquisition accounted for $1.7 million of this increase. Purchased services increased $1.1 million, or 14.6%, on a same hospital basis, primarily as a result of increased professional fees at the corporate level related to the Recapitalization.

     Supplies expense totaled $11.2 million in 1996, compared to $10.1 million in 1995, an increase of $1.1 million, or 10.9% as a result of the Parkview Regional Hospital acquisition.

     The provision for doubtful accounts totaled $7.7 million in 1996, compared to $4.6 million in 1995, an increase of $3.1 million, or 67.4%. The Parkview Regional Hospital acquisition (10 and a half month's operations in 1996) accounted for $1.0 million of this increase. The provision increased $2.1 million, or 45.7%, on a same hospital basis. Of the same hospital increase, approximately $0.5 million relates to a provision and write-off during 1996 for accounts receivable acquired and subsequently deemed uncollectible at a clinic purchased by one of the leased hospitals, and $0.6 million relates to a provision and a write-off of uncollectible accounts receivable at the management company. The remaining $0.9 million increase reflects a deterioration in the aging of the accounts in 1996.

     Other operating expenses totaled $8.7 million in 1996, compared to $8.0 million in 1995, an increase of $0.7 million, or 8.8%, principally as a result of the Parkview Regional Hospital acquisition.

     Rentals and leases totaled $4.5 million in 1996, compared to $3.6 million in 1995, an increase of $0.9 million, or 25.0%. Of this increase, $0.4 million resulted from the Parkview Regional Hospital acquisition. The remaining increase resulted from scheduled rent increases in the long-term facilities leases and other lease and rental obligations at the other hospitals.

     Depreciation and amortization totaled $1.8 million in 1996, compared to $2.0 million in 1995, a decrease of $0.2 million, or 10.0%. This decrease resulted primarily from the sale of Fifth Avenue Hospital in May 1995 and the short period in 1996.

     Interest expense totaled $1.7 million in 1996, compared to $0.7 million in 1995, an increase of $1.0 million, or 142.9%. This increase resulted primarily from interest penalties required to settle debt on property sold in connection with the sale of the senior living business.

     Recapitalization expense totaled $9.0 million in 1996. This expense consisted of $8.0 million paid to settle options and $1.0 million of transaction-related costs (principally professional fees).

     A loss on sale of assets of $0.4 million was recorded in 1996, compared to a gain of $2.8 million in 1995. The 1996 loss resulted from the sale of certain assets in connection with the Recapitalization. The gain in 1995 resulted from the sale of Fifth Avenue Hospital in May 1995.

     The net result of the above was that Brim recorded a loss from continuing operations before provision for income taxes of $7.6 million in 1996, compared to income from continuing operations of $5.3 million in 1995, a decrease of $12.9 million.

     An income tax benefit of $2.3 million was recognized in 1996, as a result of the $7.6 million loss from continuing operations (30.2% effective rate), compared to tax expense of $1.9 million in 1995 on income of $5.3 million (36.4% effective rate). For information concerning the provision for income taxes, as well as information regarding differences between effective tax rates and statutory rates, see Note 5 of the Notes to Consolidated Financial Statements of Brim.

     Income from discontinued operations, net of income taxes, in 1996 was $0.5 million, compared to $0.8 million in 1995, a decrease of $0.3 million, or 37.5%. The income is from the operations of the senior living business, which was sold in December 1996.

     Gain on disposal of discontinued operations, net of income taxes, in 1996 was $5.5 million, compared to a loss of $1.0 million in 1995. The 1996 gain is related to the sale of the senior living business. The 1995 loss resulted from the loss on the sale of Brim's managed care business and Fifth Avenue Hospital.

     The net result of the above was that Brim recorded net income in 1996 of $0.7 million, compared to net income of $3.1 million in 1995, a decrease of $2.4 million, or 77.4%.

LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 1998, the Company had working capital of $35.7 million, including cash and cash equivalents of $6.7 million. The ratio of current assets to current liabilities was 3.2 to 1.0 at March 31, 1998, compared to 1.8 to 1.0 at December 31, 1997.

     As with the hospital industry in general, a major component of the Company's working capital is accounts receivable arising from services provided to patients of its owned and leased hospitals. Payments on accounts receivable are made by third-party payors (Medicare, Medicaid, and insurance plans) and directly by the patients. The Company believes that the average collection period for its owned and leased hospitals is consistent with the industry average. Fees for management and professional services are generally paid monthly.

     Cash used in operations totaled $0.8 million for the year ended December 31, 1997. Cash provided by (used in) operations totaled $0.2 million and ($1.3 million) for the three months ended March 31, 1998 and 1997, respectively.

     Cash used in investing activities totaled $18.2 million for the year ended December 31, 1997, and $2.5 million for each of the three month periods ended March 31, 1998 and 1997. These amounts related to acquisitions of hospitals and purchases and disposals of property, plant and equipment in each period.

     Cash provided by financing activities totaled $12.0 million for the year ended December 31, 1997. These amounts resulted from the proceeds from long-term debt, net of debt refinancing and issuance of stock. Net cash provided by financing activities was $4.8 million for the three months ended March 31, 1998, primarily as a result of the IPO. Cash used in financing activities was $0.4 million in 1997, as a result of repayment of debt.

     Capital expenditures, excluding acquisitions for each of the three month periods ended March 31, 1998 and 1997, were $2.5 million and $2.4 million, respectively. Capital expenditures for the owned hospitals may vary from year to year depending on facility improvements and service enhancements undertaken by the hospitals. The management services business does not require significant capital expenditures. The Company expects to make capital expenditures in 1998 of approximately $12.0 million, exclusive of any acquisitions of businesses. Planned capital expenditures for 1998 consist principally of capital improvements to owned and leased hospitals. The Company expects to fund these expenditures through cash provided by operating activities and borrowings under the Senior Credit Facility.

     The Company intends to acquire additional acute care hospitals, and is actively seeking such acquisitions. There can be no assurance that the Company will not require additional debt or equity financing for any particular acquisition.

     On February 10, 1998, the Company completed its IPO at a price of $16.00 per share, the net proceeds of which totaled $77.2 million. In addition, in connection with the IPO, all outstanding shares of Junior Preferred Stock and accumulated dividends thereon were converted into shares of Common Stock based on the liquidation value of the Junior Preferred Stock and the IPO price. Of the net proceeds from the IPO, $22.7 million was used to redeem all of the outstanding shares of the Company's Senior Preferred Stock and pay all accumulated dividends thereon, $14.9 million was used to repurchase a portion of the Common Stock issued upon the conversion of Junior Preferred Stock at the time of the IPO, and $39.6 million was used to repay amounts outstanding under the Company's prior credit agreement. Upon completion of the IPO, the Company's stockholders' equity consisted solely of common equity, which totaled $94.4 million on a pro forma basis as of December 31, 1997, after applying the net proceeds of the IPO.

     For further information concerning the IPO and the pro forma effect of the IPO on the Company's financial condition and results of operations, see the Company's unaudited pro forma balance sheet as of March 31, 1998 and the unaudited pro forma statements of income for the year ended December 31, 1997 and the three months ended March 31, 1998 included elsewhere in this Prospectus, and Notes 7 and 9 of Notes to Condensed Consolidated Financial Statements as of and for the three months ended March 31, 1998.

     On March 30, 1998, the Company entered into an Amended and Restated Credit Agreement (the "Credit Agreement") with First Union National Bank, as Agent and Issuing Bank, and a syndicated group of lenders named therein and increased its senior credit facility to $260.0 million, including a $35.0 million end-loaded lease facility component and a $225.0 million revolving credit facility component (collectively, the "Senior Credit Facility"). Borrowings under the increased Senior Credit Facility were used to purchase Havasu on May 1, 1998 and Elko in June 1998. Amounts outstanding under the Credit Agreement as of June 1, 1998, were $156.8 million. The Company borrowed an additional $22.0 million in June 1998 in connection with the Elko acquisition. The net proceeds of the Offering will be used to reduce the outstanding balance under the Credit Agreement. Borrowings under the Credit Agreement bear interest at a floating rate, which is calculated on the basis of the Agent's prime rate, the federal funds rate or LIBOR, plus, in each case, a margin depending upon the amount of the Company's outstanding indebtedness. Interest rate swap agreements are used on a limited basis to manage the Company's interest rate exposure under the Credit Agreement. The agreements are contracts to exchange periodically fixed and floating interest rate payments over the life of the agreements. During 1997, the Company entered into an interest rate swap agreement, which effectively converted for a three-year period $35.0 million of floating-rate borrowings to fixed-rate borrowings. The floating-rate payments are based on LIBOR, and fixed-rate payments are dependent upon market levels at the time the swap agreement was consummated. For the three months ended March 31, 1998, the Company received a weighted average rate of 5.88% and paid a weighted average rate of 6.27%. The Company pays a commitment fee ranging from one-quarter to one-half of one percent on the unused portion of the revolving portion of the Senior Credit Facility. The Company may prepay the principal amount outstanding under the Credit Agreement at any time before maturity. The Senior Credit Facility matures on March 31, 2003. Borrowings under the Senior Credit Facility used to fund acquisitions do not require consent of the lenders so long as they are used for (i) individual acquisitions in which the acquisition amount for the individual facility is $25.0 million or less and (ii) any acquisition so long as the aggregate acquisition amounts for all acquisitions consummated during any four consecutive fiscal quarters is less than $40.0 million.

     The Credit Agreement contains limitations on the Company's ability to incur additional indebtedness (including contingent obligations), sell material assets, retire, redeem or otherwise reacquire its capital stock, acquire the capital stock or assets of another business, and pay dividends. The Credit Agreement also requires the Company to maintain a specified net worth and meet or exceed certain coverage, leverage, and indebtedness ratios. Indebtedness under the Credit Agreement is secured by substantially all assets of the Company.

     The Company intends to acquire additional acute care facilities, and is actively seeking such acquisitions. There can be no assurance that the Company will not require additional debt or equity financing for any particular acquisition. Also, the Company continually reviews its capital needs and financing opportunities and may seek additional equity or debt financing for its acquisition program or other needs.

     The Company believes that its future cash flow from operations, together with borrowings available under the Credit Agreement and the net proceeds of the Offering, will be sufficient to fund the Company's operating expenses, capital expenditures, and debt service requirements for the next 12 months. The Company will continue to pursue its acquisition strategy and in connection therewith may pursue additional financings and incur additional indebtedness.

INFLATION

     The health care industry is labor intensive. Wages and other expenses increase, especially during periods of inflation and labor shortages. In addition, suppliers pass along rising costs to the Company in the form of higher prices. The Company has generally been able to offset increases in operating costs by increasing charges for services and expanding services. The Company has also implemented cost control measures to curb increases in operating costs and expenses. In light of cost containment measures imposed by government agencies and private insurance companies, the Company is unable to predict its ability to offset or control future cost increases, or its ability to pass on the increased costs associated with providing health care services to patients with government or managed care payors, unless such payors correspondingly increase reimbursement rates.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Statement changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to shareholders. The Statement is effective for the Company beginning with its December 31, 1998 financial statements. The Statement affects only disclosures presented in the financial statements and will have no effect on consolidated financial position or results of operations.

IMPACT OF YEAR 2000

     Some older computer programs and systems were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     The Company has replaced the majority of its key financial and operational systems as a part of its systems consolidation in the normal course of business. This replacement has been a planned approach during the last year to enhance or better meet its functional business and operational requirements. Management believes that this program will substantially meet or address its Year 2000 issues. In addition to its replacement program, the Company will require modifying some of its software and hardware so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The estimated cost of the remaining replacement and modification for the Year 2000 issue is not considered material to the Company's earnings or financial position.

     The Company also plans to initiate a formal communication process with all its significant vendors and third-party payors to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 issues. There is no guarantee that the systems of other companies on which the Company's systems rely will be timely converted and would not have an adverse effect on the Company's system.

     The Company believes that with modifications to existing software and hardware and conversions to new software, the Year 2000 issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 issue could have a material impact on the operations of the Company.

FORWARD-LOOKING STATEMENTS

     Certain statements contained in this discussion, including without limitation, statements containing the words "believes," "anticipates," "intends," "expects," and words of similar import, constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both nationally and in regions where the Company operates; demographic changes; the effect of existing or future governmental regulation and federal and state legislative and enforcement initiatives on the Company's business, including the Balanced Budget Act of 1997; changes in Medicare and Medicaid reimbursement levels; the Company's ability to implement successfully its acquisition and development strategy and changes in such strategy; the availability and terms of financing to fund the expansion of the Company's business, including the acquisition of additional hospitals; the Company's ability to attract and retain qualified management personnel and to recruit and retain physicians and other health care personnel to the non-urban markets it serves; the effect of managed care initiatives on the non-urban markets served by the Company's hospitals and the Company's ability to enter into managed care provider arrangements on acceptable terms; the effect of liability and other claims asserted against the Company; the effect of competition in the markets served by the Company's hospitals; and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. See "Risk Factors."

                                    BUSINESS
OVERVIEW

     Province Healthcare Company is an owner and operator of acute-care hospitals in attractive non-urban markets. The Company currently owns and operates 10 general acute care hospitals in six states with a total of 739 licensed beds. The Company also provides management services to 50 primarily non-urban hospitals in 19 states with a total of 3,422 licensed beds. The Company offers a wide range of inpatient and outpatient medical services and also provides specialty services including skilled nursing and rehabilitation. In developing a platform for the provision of health care services within target markets, the Company seeks to acquire hospitals which are the sole or primary providers of health care services in those communities. After acquiring a hospital, the Company seeks to improve the hospital's operating performance and to broaden the range of services provided to the community. For the year ended December 31, 1997 and the three months ended March 31, 1998, the Company had net operating revenue of $170.5 million and $47.9 million, respectively.

     The Company's objective is to be the leading provider of high quality health care in selected non-urban markets. To achieve this end, the Company seeks to acquire hospitals which are the sole or primary providers of health care services in their markets and which present Province's management the opportunity to increase profitability and market share. The Company targets acquisition candidates that: (i) have a minimum service area population of 20,000 with a stable or growing employment base; (ii) are the sole or primary providers of health care services in the community; (iii) have annual net patient revenue of at least $12.0 million; and (iv) have financial performance that will benefit from Province management's proven operating skills. The Company's goal is to acquire two to four hospitals each year of the approximately 1,100 non-urban hospitals that fit the Company's acquisition profile.

     Following the acquisition of a hospital, the Company implements its systematic policies and procedures to improve the hospital's operating and financial performance. Key elements of the Company's operating strategy are to:
(i) expand the breadth of services offered in the community to increase local market share; (ii) improve hospital operations by implementing appropriate expense controls, managing staffing levels, reducing supply costs and renegotiating certain vendor contracts; (iii) recruit additional general practitioners and specialty physicians to the community; and (iv) form relationships with local employers and regional tertiary providers to solidify the position of the Company's hospital as the focal point of the community's health care delivery system.

     Prior to its 1996 recapitalization and merger with PHC of Delaware, Inc. ("PHC"), the Company operated under the name Brim, Inc. ("Brim"). The current operations of the Company include the operations of Brim and PHC. Brim and its predecessors have provided health care services, including managing and operating non-urban hospitals, since the 1970s. PHC was founded in February 1996 by Golder, Thoma, Cressey, Rauner Fund IV, L.P. ("GTCR Fund IV") and Martin S. Rash to acquire and operate hospitals in attractive non-urban markets. In December 1996, Brim was recapitalized (the "Recapitalization"). Subsequently, PHC merged with a subsidiary of Brim in a transaction accounted for as a reverse acquisition (the "Merger"). In connection with the Recapitalization, Mr. Rash and Richard D. Gore were elected as the senior management of the Company.

     The Company's management team has extensive experience in acquiring and operating previously under-performing non-urban hospitals. Prior to co-founding PHC, Mr. Rash was the Chief Operating Officer of Community Health Systems, Inc. ("Community"), an acquiror and operator of non-urban hospitals. During Mr. Rash's tenure, Community acquired many non-urban hospitals and owned or leased 36 hospitals at December 31, 1995. Mr. Gore was previously employed as Vice President and Controller of Quorum Health Group, Inc., an owner, operator and manager of acute care hospitals. John M. Rutledge, the Company's Chief Operating Officer, was previously employed as a Regional Vice President/Group Director at Community. James Thomas Anderson, the Company's Senior Vice President of Acquisitions and Development, was previously a Vice

President/Group Director at Community. Both Mr. Rutledge and Mr. Anderson reported directly to Mr. Rash while at Community.

THE NON-URBAN HEALTH CARE MARKET

     According to United States Census Bureau statistics, 33.7% of the United States population lives in counties with populations of less than 150,000. In these non-urban communities, hospitals are typically the primary source of health care, and, in many cases, a single hospital is the only provider of acute care services. As of October 1996, there were approximately 1,500 non-urban hospitals in the United States, over 1,100 of which were owned by not-for-profit or governmental entities.

     The Company believes that non-urban health care markets are attractive to health care service providers. Because non-urban service areas have smaller populations, there are generally only one or two hospitals in each non-urban market, resulting in less competition. The strong market position of the acute care hospital in these smaller markets also limits the entry of alternate site providers, which provide services such as outpatient surgery, rehabilitation or diagnostic imaging. The demographic characteristics and the relative strength of the local hospital also make non-urban markets less attractive to HMOs and other forms of managed care. In addition, the Company believes that non-urban communities are generally characterized by a high level of patient and physician loyalty that fosters cooperative relationships among the local hospital, physicians and patients.

     Although the characteristics of the non-urban health care market present a number of opportunities, hospitals in such markets have been under considerable pressure. The not-for-profit and governmental entities that typically own and operate these hospitals may have limited access to the capital required to keep pace with advances in medical technology and to make needed capital improvements. Non-urban hospitals also frequently lack the management resources necessary to control hospital expenses, recruit physicians and expand health care services. The increasingly dynamic and complex health care regulatory environment compounds these pressures. Collectively, these factors frequently lead to poor operating performance, a decline in the breadth of services offered, dissatisfaction by community physicians and the perception of subpar quality of care in the community. As a result, patients migrate to, or are referred by local physicians to, hospitals in larger urban markets. Patient migration further increases the financial pressure on non-urban physicians and hospitals, thereby limiting their ability to address the issues which have led to these pressures.

     As a result of these pressures, not-for-profit and governmental owners of non-urban hospitals have increasingly sought to sell or lease these hospitals to companies, like Province, that have the access to capital and management resources to better serve the community. The Company believes that a significant opportunity for consolidation exists in the non-urban health care market.

BUSINESS STRATEGY

     The Company's objective is to be the leading provider of high quality health care services in selected non-urban markets. The key elements of the Company's strategy are to:

     Acquire Hospitals in Attractive Non-Urban Markets. The Company seeks to acquire hospitals which are the sole or primary provider of health care services in their markets and which present the opportunity to increase profitability and local market share. Approximately 1,100 non-urban hospitals fit the Company's acquisition profile, and the Company's goal is to acquire two to four such hospitals each year.

     Expand Breadth of Services to Increase Local Market Share. The Company seeks to provide additional health care services and care programs in response to the needs of the community. These services may include specialty inpatient services, outpatient services, home health care and mental health clinics. The Company may also make capital investments in technology and the physical plant to further improve both the quality of health care and the reputation of the hospital in the community. By providing a broader range of services and a more attractive care setting, the Company believes it can increase health care expenditures captured locally and limit patient migration to larger urban facilities, thereby increasing hospital revenue.

     Improve Hospital Operations. Following the acquisition of a hospital, the Company augments local management with appropriate operational and financial managers and installs its standardized information system. The local management team implements appropriate expense controls, manages staffing levels according to patient volumes, reduces supply costs by requiring strict compliance with the Company's supply arrangements and renegotiates certain vendor contracts.

     Recruit Physicians. The Company believes that recruiting physicians in local communities is key to increasing the quality and breadth of health care. The Company works with the local hospital board, management and medical staff to determine the number and type of additional physicians needed in the community. The Company's corporate physician recruiting staff then assists the local management team in identifying and recruiting specific physicians to the community to meet those needs.

     Develop Health Care Networks. The Company plans to form networks to address local employers' integrated health care needs and to solidify the position of the Company's hospitals as the focal point of their respective community's health care delivery system. As part of its efforts to develop these networks, the Company seeks relationships with regional tertiary care providers.

ACQUISITION PROGRAM

     The Company's goal is to acquire two to four hospitals each year which are the sole or primary providers of health care services in attractive non-urban markets and which present the opportunity to increase the hospitals' profitability and local market share. The Company acquires hospital operations by purchasing hospitals or by entering into long-term leases. The Company targets acquisition candidates that: (i) have a minimum service area population of 20,000 with a stable or growing employment base; (ii) are the sole or primary providers of health care services in the community; (iii) have annual net patient revenue of at least $12.0 million; and (iv) have financial performance that will benefit from management's proven operating skills. There are approximately 1,100 hospitals in the United States which meet the Company's target criteria.

     In addition to responding to requests for proposals from entities which are seeking to sell or lease a hospital, the Company proactively identifies acquisition targets through three sources. The Company: (i) seeks to acquire selected hospitals to which it provides contract management services; (ii) identifies attractive markets and hospitals and initiates meetings with hospital owners to discuss the benefits to the community of a possible acquisition by the Company; and (iii) seeks to acquire non-urban hospitals from, or form joint ventures with, hospital systems comprised of one or more urban tertiary care hospitals and a number of non-urban hospitals. Such joint ventures allow the tertiary care hospital to maintain an affiliation to provide tertiary care for the non-urban hospitals without the management responsibility.

     The Company believes that it generally takes six to 12 months between the hospital owner's decision to accept offers and the consummation of a sale or lease. After a potential acquisition has been identified, the Company undertakes a systematic approach to evaluating and closing the transaction. The Company begins the acquisition process with a thorough due diligence review of the target hospital. The Company utilizes its dedicated teams of experienced personnel to conduct a formalized review of all aspects of the target's operations, including Medicare reimbursement, purchasing, fraud and abuse compliance, litigation, capital requirements, and environmental issues. During the course of its due diligence review, the Company prepares an operating plan for the target hospital, identifies opportunities for operating efficiencies and physician recruiting needs, and assesses productivity and management information systems. Throughout the process, the Company works closely with community decision-makers in order to enhance both the community's understanding of the Company's philosophy and abilities and the Company's knowledge of the needs of the community.

     The competition to acquire non-urban hospitals is intense, and the Company believes that often the acquiror will be selected for a variety of reasons, not exclusively on the basis of price. The Company believes it is well positioned to compete for acquisitions for several reasons. The Company's management team has extensive experience in acquiring and operating previously under-performing non-urban hospitals. The Company also benefits from access to capital, strong financial and operating systems, a national purchasing organization, and training programs. The Company believes its strategy of increasing the access to, and the quality of, health care in the communities served by its hospitals aligns its interests with those of the communities. The Company believes that this alignment of interests, together with the Company's reputation for providing market-specific, high quality health care, its focus on physician recruiting and its proactive approach to identifying acquisition targets, enable the Company to compete successfully for acquisitions.

     During 1996, PHC purchased Memorial Mother Frances Hospital in Palestine, Texas and leased Starke Memorial Hospital in Knox, Indiana, and Brim leased Parkview Regional Hospital in Mexia, Texas. In August 1997, the Company leased Colorado River Medical Center. The Company provided management services to Parkview Regional Hospital and Colorado River Medical Center prior to their respective acquisitions.

     On May 1, 1998, Province acquired Havasu Samaritan Regional Hospital in Lake Havasu City, Arizona, and on June 11, 1998, the Company acquired Elko General Hospital in Elko, Nevada. Also, in June 1998, the Company entered into an agreement to lease and acquire certain operating assets of Moosa Memorial Hospital (also known as Eunice Regional Medical Center) in Eunice, Louisiana. This transaction is scheduled to close on or before July 31, 1998. Each of the five hospitals acquired by the Company, and three of the hospitals acquired by Brim prior to the Merger, have been acquired from not-for-profit or governmental entities and the recent agreement to lease Moosa Memorial Hospital is with a hospital service district. Approximately 1,100 non-urban hospitals in the United States are currently owned by not-for-profit or governmental entities.

HOSPITAL OPERATIONS

     Following the acquisition of a hospital, the Company implements its systematic policies and procedures to improve the hospital's operating and financial performance. The Company implements an operating plan designed to reduce costs by improving operating efficiency and increasing revenue through the expansion of the breadth of services offered by the hospitals and the recruitment of physicians to the community. The Company also plans to form health care networks with employers in the community and regional tertiary care hospitals. Management believes that the long-term growth potential of a hospital is dependent on the Company's ability to add appropriate health care services and effectively recruit physicians.

     Each hospital management team is comprised of a chief executive officer, chief financial officer and chief nursing officer. The Company believes that the quality of the local management team at each hospital is critical to the hospital's success, because the management team is responsible for implementing the elements of the Company's operating plan. The operating plan is developed by the local management team in conjunction with the Company's senior management team and sets forth revenue enhancement strategies and specific expense benchmarks. The Company has implemented a performance-based compensation program for each local management team based upon the achievement of the goals set forth in the operating plan.

     While the local management team is responsible for the day-to-day operations of the hospitals, the Company's corporate staff provides support services to each hospital, including physician recruiting, corporate compliance, reimbursement advice, standardized information systems, human resources, accounting, cash management and other finance activities, tax and insurance support. Financial controls are maintained through utilization of standardized policies and procedures. The Company promotes communication among its hospitals so that local expertise and improvements can be shared throughout the Company's network.

     As part of the Company's efforts to improve access to high quality health care in the communities it serves, the Company adds appropriate services at its hospitals. Services and care programs added may include specialty inpatient services, such as cardiology, geriatric psychiatry, skilled nursing, rehabilitation and subacute care, and outpatient services such as same-day surgery, radiology, laboratory, pharmacy services and physical therapy. The Company may also add home health care services and mental health clinics. Management believes the establishment of quality emergency room departments and obstetrics and gynecological services are particularly important, because they are often the most visible services provided to the community. The Company also makes capital investments in technology and facilities to increase the quality and breadth of services available in the communities. By increasing the services provided at the Company's hospitals and upgrading the technology used in providing such services, the Company believes that it improves the quality of care and the hospitals' reputation in each community, which in turn may increase patient census and revenue.

     To achieve the operating efficiencies set forth in the operating plan, the
Company: (i) evaluates existing hospital management; (ii) adjusts staffing levels according to patient volumes using best demonstrated practices by department; (iii) capitalizes on purchasing efficiencies and renegotiates certain vendor contracts; and (iv) installs a standardized management information system. The Company also enforces strict protocols for compliance with the Company's supply contracts. All of the Company's owned and leased hospitals currently purchase supplies and certain equipment pursuant to an arrangement between the Company and a large investor-owned hospital company. Vendor contracts are also evaluated, and based on cost comparisons, contracts are either renegotiated or terminated. The Company prepares for the transition of management information systems to its standardized system prior to the completion of an acquisition, so that the newly-acquired hospital can typically begin using the Company's management information systems immediately following completion of the acquisition.

     The Company works with local hospital boards, management and medical staff to determine the number and type of additional physicians needed in the community. The Company's corporate staff then assists the local management team in identifying and recruiting specific physicians to the community to meet those needs. The majority of physicians who relocate their practices to the communities served by the Company's hospitals are identified by the Company's internal physician recruiting staff, which is supplemented by the efforts of independent recruiting firms. When recruiting a physician to a community, the Company generally guarantees the physician a minimum level of revenue during a limited initial period and assists the physician with his or her transition to the community. The Company requires the physician to repay some or all of the amounts expended for such assistance in the event the physician leaves the community within a specified period. The Company prefers not to employ physicians, and relocating physicians rarely become employees of the Company. The Company plans to form networks to address local employers' health care needs and to solidify the position of the Company's hospitals as the focal point of their respective community's health care delivery system. As part of its efforts to develop these networks, the Company also seeks relationships with regional tertiary care providers.

  Owned and Leased Hospitals

     The Company currently owns and operates 10 general acute care hospitals in California, Texas, Arizona, Colorado, Indiana and Nevada with a total of 739 licensed beds. Eight of the Company's 10 hospitals are the only hospital in the town in which they are located. The owned and leased hospitals represented 87.5% and 89.3% of the Company's net operating revenues for the year ended December 31, 1997, and the three months ended March 31, 1998, respectively.

     The Company's hospitals offer a wide range of inpatient medical services such as operating/recovery rooms, intensive care units, diagnostic services and emergency room services, as well as outpatient services such as same-day surgery, radiology, laboratory, pharmacy services and physical therapy. The Company's hospitals also frequently provide certain specialty services which include skilled nursing, rehabilitation and home health care services. The Company's hospitals do not provide highly specialized surgical services such as organ transplants and open heart surgery and are not engaged in extensive medical research or educational programs.

     The following table sets forth certain information with respect to each of the Company's owned and leased hospitals.

                                                              LICENSED     OWNED/
HOSPITAL                                                        BEDS       LEASED
--------                                                      --------    ---------
Colorado Plains Medical Center
  Fort Morgan, Colorado.....................................     40       Leased(1)
Colorado River Medical Center
  Needles, California.......................................     53       Leased(2)
Elko General Hospital
  Elko, Nevada..............................................     50       Owned(3)
General Hospital
  Eureka, California........................................     83       Leased(4)
Havasu Samaritan Regional Hospital
  Lake Havasu City, Arizona.................................    119(5)    Owned
Memorial Mother Frances Hospital
  Palestine, Texas..........................................     97       Owned(6)
Ojai Valley Community Hospital
  Ojai, California..........................................    116(7)    Owned
Palo Verde Hospital
  Blythe, California........................................     55       Leased(8)
Parkview Regional Hospital
  Mexia, Texas..............................................     77       Leased(9)
Starke Memorial Hospital
  Knox, Indiana.............................................     49       Leased(10)
                                                                ---
          Total.............................................    739
                                                                ===

---------------

 (1) The lease expires in April 2014 and is subject to a five-year renewal term. The Company has a right of first refusal to purchase the hospital.
 (2) The lease expires in July 2012, and is subject to three five-year renewal terms. The Company has a right of first refusal to purchase the hospital.
 (3) The Company has contractually agreed to construct a replacement facility within 36 months of the acquisition date. This facility was acquired on June 11, 1998.
 (4) The lease expires in December 2000. The Company has the option to purchase the hospital at any time prior to termination of the lease, subject to regulatory approval.
 (5) Includes a 20-bed skilled nursing facility.
 (6) The hospital is owned by a partnership of which a subsidiary of the Company is the sole general partner (with a 1.0% general partnership interest) and another subsidiary of the Company has a 94.0% limited partnership interest, subject to an option by the other limited partner to acquire an additional 5.0% interest.
 (7) Includes a 66-bed skilled nursing facility.
 (8) The lease expires in December 2002, and is subject to a ten-year renewal option. The Company has the option to purchase the hospital at any time prior to termination of the lease, subject to regulatory approval.
 (9) The lease expires in January 2011, and is subject to two five-year renewal terms. The Company has a right of first refusal to purchase the hospital.
(10) The lease expires in September 2016, and is subject to two ten-year renewal options. The Company has a right of first refusal to purchase the hospital.

     Colorado Plains Medical Center is located approximately 70 miles northeast of Denver and is the only hospital in town. The hospital is the only rural-based Level III trauma center in Colorado, and one of only 10 such rural centers in the United States. In 1997, Colorado Plains completed an $8.5 million expansion project which included expansion of surgery, recovery, emergency room and radiology facilities as well as a new entrance. The hospital also expects to open an inpatient rehabilitation unit in September 1998. The closest competing hospitals are located approximately 50 miles away. Colorado Plains is a sole community provider as designated under Medicare and has a service area population of approximately 43,000.

     Colorado River Medical Center is located approximately 100 miles south of Las Vegas, Nevada and is the only hospital in town. The hospital expects to open an inpatient rehabilitation unit in August 1998. The hospital's primary competitor is located approximately 20 miles away. Colorado River is a sole community provider as designated under Medicare and has a service area population of approximately 47,000.

     Elko General Hospital is located approximately 290 miles from Reno, Nevada and 225 miles from Salt Lake City, Utah, and is the largest hospital between those two cities. The Elko region has experienced rapid population growth over the last five years, with gold mining and gaming being the primary industries. The Company acquired this hospital on June 11, 1998 and expects to construct and open a replacement hospital facility within 36 months of the acquisition date. Elko is a sole community provider as designated under Medicare and has a service area population of approximately 65,000.

     General Hospital is located approximately 300 miles north of San Francisco. The hospital also operates an ambulatory surgery center located near the hospital. The Company recently completed a renovation of General Hospital's obstetrical unit. There is one other hospital in Eureka, and two small hospitals located 15 and 20 miles away. The nearest tertiary care hospitals are located approximately 160 miles away. General Hospital's service area population is approximately 122,000.

     Havasu Samaritan Regional Hospital is located approximately 180 miles from Phoenix, Arizona and 130 miles from Las Vegas, Nevada, and is the only hospital in town. The hospital is located in the 16th fastest growing county in the United States, according to United States Census Bureau statistics. The Company acquired this hospital on May 1, 1998. The hospital currently provides general acute care, radiation, oncology and diagnostic services, including a recently added cardiac catheterization lab. Havasu is a sole community provider as designated under Medicare and has a service area population of approximately 70,000.

     Memorial Mother Frances Hospital is located approximately halfway between Dallas and Houston, and approximately 50 miles from Tyler, Texas. The hospital recently added 10 beds to its inpatient rehabilitation unit, thereby expanding unit capacity to 22 beds. Memorial Mother Frances Hospital has a relationship with a tertiary care hospital in Tyler. The hospital's primary competitor is also located in Palestine. The hospital's service area population is approximately 104,000.

     Ojai Valley Community Hospital is located approximately 85 miles northeast of Los Angeles and is the only hospital in town. Along with its 50-bed acute care hospital, Ojai Valley has a 66-bed skilled nursing facility. In 1997, Ojai Valley purchased a home health business and opened a rural health clinic in a neighboring town. The hospital's primary competitors are located 18 to 20 miles away, but due to the geography and traffic conditions, such hospitals are 30 to 60 minutes away by car. The hospital's service area population is approximately 30,000.

     Palo Verde Hospital is located in southeast California near the Arizona border. It is 120 miles east of Palm Springs, California and is the only hospital in town. The hospital expects to open an inpatient sub-acute unit in January 1999. The hospital's primary competitors are one small hospital located 45 miles away and two large hospitals located approximately 100 miles away. Palo Verde Hospital is a sole community provider as designated under Medicare and has a service area population of approximately 20,000 that increases substantially during the winter months due to a seasonal inflow of residents.

     Parkview Regional Hospital is located approximately 40 miles east of Waco, Texas and is the only hospital in town. The hospital recently completed a $5.7 million expansion and renovation project which included a new emergency room and new radiology, surgery and inpatient rehabilitation departments. The hospital's primary competitors are hospitals located 35 to 40 miles away. The hospital's service area population is approximately 40,000.

     Starke Memorial Hospital is located approximately 50 miles from South Bend, Indiana and is the only hospital in town. Starke Memorial's primary competitors are two large hospitals, located approximately 30 and 35 miles away. The hospital's service area population is approximately 25,000.

     The Company also owns a 48,000 square foot office building in Portland, Oregon and leases approximately 17,800 square feet of office space for its corporate headquarters in Brentwood, Tennessee under a seven-year lease which expires on February 28, 2005 and contains customary terms and conditions.

Operating Statistics

     The following table sets forth certain operating statistics for the Company's owned or leased hospitals (excluding Fifth Avenue Hospital in Seattle, Washington, which was sold in May 1995) for each of the periods presented.

                                             BRIM (PREDECESSOR)                        COMPANY (SUCCESSOR)
                                       ------------------------------   --------------------------------------------------
                                                                                                               THREE
                                                          PERIOD            PERIOD            YEAR            MONTHS
                                        YEAR ENDED     JANUARY 1 TO      FEBRUARY 2 TO       ENDED        ENDED MARCH 31,
                                       DECEMBER 31,    DECEMBER 18,      DECEMBER 31,     DECEMBER 31,   -----------------
                                           1995            1996              1996             1997        1997      1998
                                       ------------   ---------------   ---------------   ------------   -------   -------
Hospitals owned or leased (at end of
  period).............................         4                5                 7                8           7         8
Licensed beds (at end of period)......       294              371               513              570         517       570
Beds in service (at end of period)....       243              266               393              477         405       463
Admissions............................     8,839            9,496             1,964           15,142       3,910     4,575
Average length of stay (days)(1)......       6.4              5.9               4.3              5.6         5.3       5.6
Patient days..........................    56,088           56,310             8,337           84,386      20,904    25,570
Adjusted patient days(2)..............    92,085           96,812            15,949          149,567      36,437    42,295
Occupancy rate (% of licensed
  beds)(3)............................      52.3             43.1              39.5             40.6        44.9      49.8
Occupancy rate (% of beds in
  service)(4).........................      63.2             60.1              51.3             48.5        57.4      61.4
Net patient service revenue (in
  thousands)..........................   $75,871          $87,900           $16,425         $149,296     $34,504   $42,750
Gross outpatient service revenue (in
  thousands)..........................   $51,414          $64,472           $14,088         $110,879     $25,860   $30,010
Gross outpatient service revenue (% of
  gross patient service revenue)......      39.1             43.4              48.2             44.5        42.4      40.0

---------------

(1) Average length of stay is calculated based on the number of patient days divided by the number of admissions.
(2) Adjusted patient days have been calculated based on an industry-accepted revenue-based formula (multiplying actual patient days by the sum of gross inpatient revenue and gross outpatient revenue and dividing the result by gross inpatient revenue for each hospital) to reflect an approximation of the volume of service provided to inpatients and outpatients by converting total patient revenues to equivalent patient days.
(3) Percentages are calculated by dividing average daily census by average licensed beds.
(4) Percentages are calculated by dividing average daily census by average beds in service.

  Sources of Revenue

     The Company receives payments for patient care from private insurance carriers, federal Medicare programs for elderly and disabled patients, HMOs, preferred provider organizations ("PPOs"), state Medicaid programs, the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS"), employers and patients directly. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The following table sets forth the percentage of the patient days of the Company's owned and leased hospitals (excluding Fifth Avenue Hospital and the 66-bed skilled nursing facility at Ojai Valley Community Hospital) from various payors for the periods indicated. The data for the periods presented are not strictly comparable because of the significant effect that acquisitions have had on the Company. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                   BRIM (PREDECESSOR)                      COMPANY (SUCCESSOR)
                              ----------------------------   -----------------------------------------------
                                                PERIOD          PERIOD                        THREE MONTHS
                               YEAR ENDED    JANUARY 1 TO    FEBRUARY 2 TO    YEAR ENDED    ENDED MARCH 31,
                              DECEMBER 31,   DECEMBER 18,    DECEMBER 31,    DECEMBER 31,   ----------------
                                  1995          1996(1)         1996(1)          1997       1997       1998
                              ------------   -------------   -------------   ------------   -----      -----
Medicare....................      50.2%           54.7%           63.3%          60.3%       58.4%      62.3%
Medicaid....................      16.8            17.0            12.0           13.1        15.0       11.0
Private and other sources...      33.0            28.3            24.7           26.6        26.6       26.7
                                 -----           -----           -----          -----       -----      -----
         Total..............     100.0%          100.0%          100.0%         100.0%      100.0%     100.0%
                                 =====           =====           =====          =====       =====      =====

---------------

(1) All percentages in this table exclude Fifth Avenue Hospital and the 66-bed skilled nursing facility at Ojai Valley Community Hospital. Substantially all of the revenue at the Ojai Valley skilled nursing facility is provided by Medicaid. The Ojai Valley skilled nursing facility utilization is as follows:

                                                                                    PRIVATE AND
                                                              MEDICARE   MEDICAID   OTHER SOURCE
                                                              --------   --------   ------------
Period January 1 to December 18, 1996 (Predecessor).........    12.9%      73.5%        13.6%
Period February 2 to December 31, 1996 (Successor)..........    16.0       68.6         15.4
Year ended December 31, 1997 (Successor)....................    11.8       76.2         12.0
Three months ended March 31, 1997...........................    12.8       74.5         12.7
Three months ended March 31, 1998...........................    11.9       76.4         11.7

  Quality Assurance

     The Company's hospitals implement quality assurance procedures to ensure a consistently high level of care. Each hospital has a medical director who supervises and is responsible for the quality of medical care provided. In addition, each hospital has a medical advisory committee comprised of physicians who review the professional credentials of physicians applying for medical staff privileges at the hospital. Medical advisory committees also review and monitor surgical outcomes along with procedures performed and the quality of the logistical, medical and technological support provided to the physician. The Company surveys all of its patients either during their stay at the hospital or subsequently by mail to identify potential areas of improvement. All of the Company's hospitals are accredited by the Joint Commission on Accreditation of Health Care Organizations other than Palo Verde, which is currently pursuing accreditation.

  Regulatory Compliance Program

     The Company has developed a corporate-wide compliance program and, in June 1997, hired Starley Carr as its Vice President of Corporate Compliance. Prior to joining the Company, Mr. Carr served with the Federal Bureau of Investigation, where he investigated various white collar crimes, including those related to the health care industry. The Company's compliance program focuses on all areas of regulatory compliance, including physician recruitment, reimbursement and cost reporting practices, laboratory and home health care operations. The Company has conducted on-site compliance training for all of the employees at eight of its hospitals and expects to complete employee training at the remaining two hospitals by the third quarter of 1998. The Company also maintains a toll-free hotline to permit employees to report compliance concerns on an anonymous basis. The Company will regularly monitor its corporate compliance program to respond to developments in health care regulation and the industry. See "Risk Factors -- Health Care Regulation" and " -- Health Care Industry Investigations."

MANAGEMENT SERVICES

     The Company's management services division provides comprehensive management services to 50 primarily non-urban hospitals in 19 states with a total of 3,422 licensed beds. These services are provided under three to five-year contracts with the Company. The Company generally provides a chief executive officer, who is an employee of the Company, and may also provide a chief financial officer, but it does not typically employ other hospital personnel. The Company provides a continuum of solutions to the problems faced by these hospitals through services which may include instituting new financial and operating systems and various management initiatives, such as establishing a local or regional provider network to efficiently meet a community's health care needs. Management believes the Company's contract management business provides a competitive advantage in identifying and developing relationships with suitable acquisition candidates and in understanding the local markets in which such hospitals operate. This division represented 9.6% and 9.4% of net operating revenue for the fiscal year ended December 31, 1997 and the three months ended March 31, 1998, respectively. PHC did not provide management services until its acquisition of Brim on December 18, 1996. Two of the Company's recent hospital acquisitions grew out of relationships formed while the Company provided management services to such hospitals.

COMPETITION

     The primary bases of competition among hospitals in non-urban markets are the quality and scope of medical services, strength of referral network, location, and, to a lesser extent, price. With respect to the delivery of general acute care services, most of the Company's hospitals face less competition in their immediate patient service areas than would be expected in larger communities. While the Company's hospitals are generally the primary provider of health care services in their respective communities, its hospitals face competition from larger tertiary care centers and, in some cases, other non-urban hospitals. Some of the hospitals that compete with the Company are owned by governmental agencies or not-for-profit entities supported by endowments and charitable contributions, and can finance capital expenditures on a tax-exempt basis.

     The Company faces competition for acquisitions primarily from for-profit hospital management companies as well as not-for-profit entities. Some of the Company's competitors have greater financial and other resources than the Company. Increased competition for the acquisition of non-urban acute care hospitals could have an adverse impact on the Company's ability to acquire such hospitals on favorable terms.

EMPLOYEES AND MEDICAL STAFF

     As of June 9, 1998, the Company had 2,672 "full-time equivalent" employees, 27 of whom were corporate personnel. The remaining employees, most of whom are nurses and office personnel, work at the hospitals. None of the Company's employees is covered by a collective bargaining agreement. The Company considers relations with its employees to be good.

     The Company typically does not employ physicians and, as of May 31, 1998, the Company employed only three practicing physicians. Certain of the Company's hospital services, including emergency room coverage, radiology, pathology and anesthesiology services, are provided through independent contractor arrangements with physicians.

GOVERNMENT REIMBURSEMENT

     Medicare payments for acute hospital services are based on a prospective payment system ("PPS"). Under PPS, a hospital receives a fixed amount for inpatient hospital services based on the established fixed payment amount per discharge for categories of hospital treatment known as diagnosis related groups ("DRGs"). DRG payments do not consider a specific hospital's costs, but are national rates adjusted for area wage differentials. Psychiatric services, long-term care, rehabilitation, pediatric services and certain designated research hospitals, and distinct parts of rehabilitation and psychiatric units within hospitals are currently exempt from PPS and are reimbursed on a cost-based system, subject to specific reimbursement caps (known as TEFRA limits). For the year ended December 31, 1997, the Company had five units reimbursed under the TEFRA methodology.

     For several years, the percentage increases to the DRG rates have been lower than the percentage increases in the cost of goods and services purchased by general hospitals. The index used to adjust the DRG rates is based on the cost of goods and services purchased by hospitals as well as those purchased by non-hospitals (the "Market Basket"). The historical Market Basket rates of increase were 2.0%, 1.5% and 2.0% for federal fiscal years 1995, 1996 and 1997, respectively. However, the Balanced Budget Act of 1997 ("BBA") set the DRG rate of increase for federal fiscal year 1998 at zero percent. The BBA set the DRG rates of increase for future federal fiscal years at rates that will be based on the Market Basket rates less reduction factors of 1.9% in 1999, 1.8% in 2000, and 1.1% in 2001 and 2002. The Company anticipates that future legislation may further decrease the future rates of increase for DRG payments, but is unable to predict the amount of the final reduction.

     Outpatient services provided by general hospitals are reimbursed by Medicare at the lower of customary charges or approximately 90% of actual cost, subject to additional limits on the reimbursement of certain outpatient services. The BBA mandated the implementation of a PPS for Medicare outpatient services by January 1, 1999. This outpatient PPS system will be based on a system of Ambulatory Payment Categories ("APCs"). Each APC will represent a bundle of outpatient services and each APC will be assigned a fully prospective reimbursement rate. Because implementing regulations with respect to outpatient PPS have not been promulgated, the Company is not able to predict the full impact of this provision of the BBA.

     Each state has its own Medicaid program that is funded jointly by such state and the federal government. Federal law governs how each state manages its Medicaid program, but there is wide latitude for states to customize Medicaid programs to fit local needs and resources. As a result, each state Medicaid plan has its own payment formula and recipient eligibility criteria. The Company's current operations are in states that have historically had well-funded Medicaid programs with adequate payment rates.

     The Company owns or leases four hospitals in California. The Medicaid program in California, known as Medi-Cal, reimburses hospital inpatient cost on one of three methods: (i) cost-based, subject to various limits known as MIRL/Peer Group limits; (ii) negotiated rates per discharge or per diems for hospitals under contract; or (iii) managed care initiatives, where payment rates tend to be capitated and networks must be formed. Three of the Company's four California hospitals are cost-based for Medi-Cal and the other is paid under the negotiated contract method. None of the Company's cost-based hospitals is currently subject to a MIRL/Peer Group limit, because its cost per discharge has historically been below the limit. There can be no assurance that this will remain the case in the future. Medi-Cal currently has a managed care initiative that is primarily targeted at urban areas. The Company does not expect that Medi-Cal will begin rural managed care contracting in the near future.

     Medicare has special payment provisions for "Sole Community Hospitals" or SCHs. An SCH is generally the only hospital in at least a 35-mile radius. Colorado Plains, Colorado River, Elko, Havasu and Palo Verde qualify as SCHs under Medicare regulations. Special payment provisions related to SCHs include a higher DRG rate, which is based on a blend of hospital-specific costs and the national DRG rate; and a 90% payment "floor" for capital costs, thereby guaranteeing the hospital SCH capital reimbursement equal to 90% of capital cost. In addition, the CHAMPUS program has special payment provisions for hospitals recognized as SCHs for Medicare purposes.

     The Medicare, Medicaid and CHAMPUS programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, requirements for utilization review and new governmental funding restrictions, all of which may materially increase or decrease program payments as well as affect the cost of providing services and the timing of payment to facilities. The final determination of amounts earned under the programs often requires many years, because of audits by the program representatives, providers' rights of appeal and the application of numerous technical reimbursement provisions. Management believes that adequate provision has been made for such adjustments. Until final adjustment, however, significant issues remain unresolved and previously determined allowances could become either inadequate or more than ultimately required.

HEALTH CARE REFORM, REGULATION AND LICENSING

  Certain Background Information

     Health care, as one of the largest industries in the United States, continues to attract much legislative interest and public attention. Medicare, Medicaid, and other public and private hospital cost-containment programs, proposals to limit health care spending, proposals to limit prices and industry competitive factors are among the many factors which are highly significant to the health care industry. In addition, the health care industry is governed by a framework of federal and state laws, rules and regulations that are extremely complex and for which the industry has the benefit of only limited regulatory or judicial interpretation. Although the Company believes it is in compliance in all material respects with such laws, rules and regulations, if a determination is made that the Company was in violation of such laws, rules or regulations, its business, financial condition and results of operations could be materially adversely affected.

     There continue to be federal and state proposals that would, and actions that do, impose more limitations on government and private payments to providers such as the Company and proposals to increase co-payments and deductibles from program and private patients. The Company's facilities also are affected by controls imposed by government and private payors designed to reduce admissions and lengths of stay. Such controls, including what is commonly referred to as "utilization review," have resulted in fewer of certain treatments and procedures being performed. Utilization review entails the review of the admission and course of treatment of a patient by a third party. Utilization review by third-party peer review organizations ("PROs") is required in connection with the provision of care paid for by Medicare and Medicaid. Utilization review by third parties is also required under many managed care arrangements.

     Many states have enacted, or are considering enacting, measures that are designed to reduce their Medicaid expenditures and to make certain changes to private health care insurance. Various states have applied, or are considering applying, for a federal waiver from current Medicaid regulations to allow them to serve some of their Medicaid participants through managed care providers. These proposals also may attempt to include coverage for some people who presently are uninsured, and generally could have the effect of reducing payments to hospitals, physicians and other providers for the same level of service provided under Medicaid.

  Certificate of Need Requirements

     Some states require approval for purchase, construction and expansion of health care facilities, including findings of need for additional or expanded health care facilities or services. Certificates of Need ("CONs"), which are issued by governmental agencies with jurisdiction over health care facilities, are at times required for capital expenditures exceeding a prescribed amount, changes in bed capacity or services and certain other matters. However, Texas and California, states in which the Company operates six of its 10 hospitals, do not currently require CONs for hospital construction or changes in the mix of services. The Company is unable to predict whether it will be able to obtain any CON that may be necessary to accomplish its business objectives in any jurisdiction where such CONs are required.

  Anti-kickback and Self-Referral Regulations

     Sections of the Anti-Fraud and Abuse Amendments to the Social Security Act, commonly known as the "anti-kickback" statute (the "Anti-kickback Amendments"), prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid, including the payment or receipt of remuneration for the referral of patients whose care will be paid for by Medicare or other government programs. Sanctions for violating the Anti-kickback Amendments include criminal penalties and civil sanctions, including fines and possible exclusion from government programs such as the Medicare and Medicaid programs. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the U.S. Department of Health and Human Services has issued regulations that create safe harbors under the Anti-kickback Amendments ("Safe Harbors"). A given business arrangement which does not fall within a Safe Harbor is not per se illegal; however, business arrangements of health care service providers that fail to satisfy the applicable Safe Harbor criteria risk increased scrutiny by enforcement authorities. The "Health Insurance Portability and Accountability Act of 1996," which became effective January 1, 1997 broadened the scope of certain fraud and abuse laws, such as the Anti-kickback Amendments, to include all health care services, whether or not they are reimbursed under a federal program.

     The Company provides financial incentives to recruit physicians into the communities served by its hospitals, including loans and minimum revenue guarantees and structures these incentives so as to fall within a proposed safe harbor for physician recruitment. However, the proposed safe harbor for physician recruitment has never been finalized. Although the Company is not subject to the Internal Revenue Service Revenue Rulings and related authority addressing recruitment activities by tax-exempt facilities, management believes that such IRS authority tends to set the industry standard for acceptable recruitment activities. The Company believes that its recruitment policies are being conducted in accordance with the IRS authority and industry practice. The Company also enters into certain leases with physicians and is a party to certain joint ventures with physicians. The Company believes that these arrangements do not violate the Anti-kickback Amendments. There can be no assurance that regulatory authorities who enforce the Anti-kickback Amendments will not determine that the Company's physician recruiting activities, other physician arrangements, or group purchasing activities violate the Anti-kickback Amendments or other federal laws. Such a determination could subject the Company to liabilities under the Social Security Act, including exclusion of the Company from participation in Medicare and Medicaid.

     The Company's operations necessarily involve financial relationships with physicians on the medical staff. Such arrangements include professional services agreements for services at its hospitals and physician recruitment incentives to encourage physicians to establish private practices in markets served by the Company's owned or leased hospitals. Although the Company believes that these arrangements are lawful, no safe harbor provisions apply to physician recruitment arrangements not involving physician employment. Evolving interpretations of current, or the adoption of new, federal or state laws or regulations could affect these arrangements.

     There is increasing scrutiny by law enforcement authorities, the Office of Inspector General ("OIG") of the Department of Health and Human Services ("HHS"), the courts, and Congress of arrangements between health care providers and potential referral sources to ensure that the arrangements are not designed as a mechanism to exchange remuneration for patient care referrals and opportunities. Investigators have also demonstrated a willingness to look behind the formalities of a business transaction to determine the underlying purpose of payments between health care providers and potential referral sources. Enforcement actions have increased, as evidenced by recent highly publicized enforcement investigations of certain hospital activities. Although, to its knowledge, the Company is not currently the subject of any investigation which is likely to have a material adverse effect on its business, financial condition or results of operations, there can be no assurance that the Company and its hospitals will not be the subject of investigations or inquiries in the future.

     In addition, provisions of the Social Security Act restrict referrals by physicians of Medicare and other government-program patients to providers of a broad range of designated health services with which they have ownership or certain other financial arrangements (the "Stark Laws"). A person making a referral, or seeking payment for services referred, in violation of Stark would be subject to the following sanctions: (i) civil money penalties of up to $15,000 for each service; (ii) assessments equal to twice the dollar value for each service; and/or (iii) exclusion from participation in the Medicare Program (which can subject the person or entity to exclusion from participation in state health care programs). Further, if any physician or entity enters into an arrangement or scheme that the physician or entity knows or should know has the principal purpose of assuring referrals by the physician to a particular entity, and the physician directly made referrals to such entity, then such physician or entity could be subject to a civil money penalty of up to $100,000. Many states have adopted or are considering similar legislative proposals, some of which extend beyond the Medicaid program to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of the payment for the care. The Company's contracts with physicians on the medical staff of its hospitals and its participation in and development of joint ventures and other financial relationships with physicians could be adversely affected by these amendments and similar state enactments.

     The Company is unable to predict the future course of federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations. Further changes in the regulatory framework or in the interpretation of these laws, rules and regulations could have a material adverse effect on the Company's business, financial condition and results of operations.

  Environmental Regulations

     The Company's health care operations generate medical waste that must be disposed of in compliance with federal, state and local environmental laws, rules and regulations. The Company's operations, as well as the Company's purchases and sales of facilities, are also subject to various other environmental laws, rules and regulations.

  Health Care Facility Licensing Requirements

     The Company's health care facilities are subject to extensive federal, state and local legislation and regulation. In order to maintain their operating licenses, health care facilities must comply with strict standards concerning medical care, equipment and hygiene. Various licenses and permits also are required in order to dispense narcotics, operate pharmacies, handle radioactive materials and operate certain equipment. The Company's health care facilities hold all required governmental approvals, licenses and permits. All licenses, provider numbers and other permits or approvals required to perform the Company's business operations are held by subsidiaries of the Company. All of the Company's hospitals are fully accredited by the Joint Commission on Accreditation of Health Care Organizations, other than Palo Verde, which is currently pursuing accreditation.

  Utilization Review Compliance and Hospital Governance

     The Company's health care facilities are subject to and comply with various forms of utilization review. In addition, under the Medicare prospective payment system, each state must have a PRO to carry out a federally mandated system of review of Medicare patient admissions, treatments and discharges in general hospital. Medical and surgical services and practices are extensively supervised by committees of staff doctors at each health care facility, are overseen by each health care facility's local governing board, the primary voting members of which are physicians and community members, and are reviewed by the Company's quality assurance personnel. The local governing boards also help maintain standards for quality care, develop long-range plans, establish, review and enforce practices and procedures and approve the credentials and disciplining of medical staff members.

  Governmental Developments Regarding Sales of Not-for-Profit Hospitals

     In recent years, the legislatures and attorneys general of several states have shown a heightened level of interest in transactions involving the sale of non-profit hospitals. Although the level of interest varies from state to state, the trend is to provide for increased governmental review, and in some cases approval, of transactions in which not-for-profit corporations sell a health care facility. Attorneys general in certain states, including California, have been especially active in evaluating these transactions. Although the Company has not yet been adversely affected as a result of these trends, such increased scrutiny may increase the difficulty or prevent the completion of transactions with not-for-profit organizations in certain states in the future.

  California Seismic Standards

     California recently adopted a law requiring standards and regulations to be developed to ensure hospitals meet seismic performance standards. Within three years after adoption of the standards by the California Building Standards Commission, owners of subject properties are to evaluate their facilities and develop a plan and schedule for complying with the standards. The Commission has adopted evaluation criteria and has recently adopted the retrofit standards. The Company will be required to conduct engineering studies of its California facilities to determine whether and to what extent modifications to its facilities will be required. Significant capital expenditures to comply with the seismic standards could have a material adverse effect on the Company's financial condition or results of operations.

PROFESSIONAL LIABILITY

     As part of its business, the Company is subject to claims of liability for events occurring as part of the ordinary course of hospital operations. To cover these claims, the Company maintains professional malpractice liability insurance and general liability insurance in amounts which management believes to be sufficient for its operations, although some claims may exceed the scope of the coverage in effect. The Company also maintains umbrella coverage. At various times in the past, the cost of malpractice and other liability insurance has risen significantly. Therefore, there can be no assurance that such insurance will continue to be available at a reasonable price for the Company to maintain adequate levels of insurance.

     Through its typical hospital management contract, the Company attempts to protect itself from such liability by requiring the hospital to maintain certain specified limits of insurance coverage, including professional liability, comprehensive general liability, worker's compensation and fidelity insurance, and by requiring the hospital to name the Company as an additional insured party on the hospital's professional and comprehensive general liability policies. The Company's management contracts also usually provide for the indemnification of the Company by the hospital against claims that arise out of the actions of the hospital employees, medical staff members and other non-Company personnel. However, there can be no assurance the hospitals will maintain such insurance or that such indemnities will be available.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning the Company's directors and executive officers as of May 11, 1998.

NAME                               AGE                          POSITION
----                               ---                          --------
Martin S. Rash...................  43    Chairman of the Board, President, Chief Executive
                                         Officer and Director
Richard D. Gore..................  46    Executive Vice President and Chief Financial officer
John M. Rutledge.................  40    Senior Vice President and Chief Operating Officer
James Thomas Anderson............  44    Senior Vice President of Acquisitions and Development
James O. McKinney................  44    Senior Vice President of Managed Operations
Howard T. Wall, III..............  39    Senior Vice President and General Counsel
Brenda B. Rector.................  50    Vice President and Controller
Bruce V. Rauner..................  42    Director
Joseph P. Nolan..................  33    Director
A.E. Brim........................  67    Director
Michael T. Willis................  53    Director
David L. Steffy..................  55    Director

     Mr. Rash has served as the President, Chief Executive Officer and as a director of the Company since the Recapitalization in December 1996, and as Chairman of the Board since May 1998. From February 1996 to December 1996, Mr. Rash served as Chief Executive Officer of PHC. Mr. Rash was employed by Community Health Systems, Inc., an operator of non-urban acute care hospitals, from 1986 to February 1996, and served as its Chief Operating Officer from February 1994 to February 1996.

     Mr. Gore has served as Executive Vice President and Chief Financial Officer of the Company since the Recapitalization in December 1996. From April 1996 to December 1996, Mr. Gore served as Executive Vice President and Chief Financial Officer of PHC. Mr. Gore served as Vice President and Controller of Quorum Health Group, Inc., a hospital management company, from February 1990 to April 1996.

     Mr. Rutledge has served as Senior Vice President and Chief Operating Officer of the Company since December 1996. From 1986 to October 1996, Mr. Rutledge served in several senior management positions with Community Health Systems, Inc., most recently serving as a Regional Vice President/Group Director from 1992 to October 1996.

     Mr. Anderson has served as Senior Vice President of Acquisitions and Development of the Company since January 1998. From November 1993 to January 1998, Mr. Anderson served as a Vice President/Group Director of Community Health Systems, Inc., and was its Operations Controller from September 1992 to November 1993. From April 1990 to September 1992, Mr. Anderson served as Chief Financial Officer of Clarksville Memorial Hospital in Clarksville, Tennessee, and from 1984 to April 1990, he served as Chief Executive Officer of Harton Medical Center in Tullahoma, TN.

     Mr. McKinney has served as Senior Vice President of Managed Operations of the Company and President of Brim Healthcare since January 1997. From 1994 to 1997, Mr. McKinney served as Senior Vice President of Brim Healthcare. He served as a Vice President of Brim Healthcare from 1990 to 1994.

     Mr. Wall has served as Senior Vice President and General Counsel of the Company since September 1997. From 1990 to September 1997, Mr. Wall served as a Partner of Waller Lansden Dortch & Davis, a law firm based in Nashville, Tennessee, where he practiced in the health care group.

     Ms. Rector has served as Vice President and Controller of the Company since the Merger in December 1996. From October 1996 to December 1996, Ms. Rector served as Vice President and Controller of PHC. From October 1990 to October 1996, Ms. Rector served as a partner in Ernst & Young LLP's health care industry practice.

     Mr. Rauner has served as a director of the Company since the Merger in December 1996 (Chairman of the Board, December 1996 - May 1998), and served as a director of PHC from its inception in February 1996 to December 1996. Mr. Rauner is the Managing Principal of GTCR Golder Rauner, LLC and has been a Principal with Golder, Thoma, Cressey, Rauner, Inc. ("GTCR"), a venture capital firm and the general partner of GTCR Fund IV, since 1981. Mr. Rauner is also a director of Lason, Inc., Polymer Group, Inc., Coinmach Laundry Corporation, Esquire Communications Ltd. and Metamor Worldwide, Inc.

     Mr. Nolan has served as a director of the Company since the Recapitalization in December 1996, and served as a director of PHC from its inception in February 1996 to December 1996. Mr. Nolan is a Principal of GTCR Golder Rauner, LLC and has been a Principal of GTCR since July 1996. Mr. Nolan joined GTCR in February 1994. From May 1990 to January 1994, Mr. Nolan served as Vice President Corporate Finance at Dean Witter Reynolds Inc. Mr. Nolan is also a director of Lason, Inc. and Esquire Communications Ltd.

     Mr. Brim formed Brim, Inc. and has served as a director of the Company since its formation. He has served as Chairman Emeritus since December 1996. From the Company's formation until December 1996, he served as Chairman and Chief Executive Officer of the Company.

     Mr. Willis has served as a director of the Company since August 1997. Mr. Willis has served since 1993 as Chairman of the Board, Chief Executive Officer and President of Metamor Worldwide, Inc., a diversified staffing services company, previously known as COREStaff, Inc. Mr. Willis is also a director of Southwest Bank of Texas.

     Mr. Steffy has served as a director of the Company since August 1997. Mr. Steffy is a founder and director of Intensiva HealthCare Corporation, a long-term acute care hospital company, Odyessy Healthcare Inc., a hospice health care company and Arcadian Healthcare Management, an operator of rural healthcare service networks. From 1985 to 1996, Mr. Steffy was Vice Chairman and Director of Community Health Systems, Inc., a company he co-founded.

     The Board of Directors has established two standing committees. The Compensation Committee was appointed by the Board of Directors in January 1998 to administer the Company's stock plans and recommend to the Board of Directors compensation of the Company's executive officers. The Compensation Committee is comprised of Messrs. Brim, Nolan and Willis.

     The Audit Committee was appointed by the Board of Directors in January 1998 to recommend the annual appointment of the Company's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, accounting principles used by the Company in financial reporting, internal auditing procedures and the adequacy of the Company's internal control principles. The Audit Committee is comprised of Messrs. Willis and Steffy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is currently composed of Messrs. Brim, Nolan and Willis. Mr. Brim served as Chairman and Chief Executive Officer of Brim, Inc. until the merger with Principal Hospital Company (predecessor-in-interest by merger to the Company) in December 1996, and he is currently an employee of the Company. See "Executive Compensation" for a description of Mr. Brim's employment agreement. Mr. Nolan is a member of GTCR Golder Rauner, LLC.

     No executive officer of the Company serves as a member of the Compensation Committee or as a director of any other entity whose executive officer serves as a director of the Company.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid by the Company and its subsidiaries in 1996 and 1997 to: (i) the Company's Chief Executive Officer;
(ii) the Company's four other most highly compensated executive officers as of December 31, 1997; and (iii) the Company's former Senior Vice President of Acquisitions and Development, who resigned in December 1997 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL COMPENSATION
                                                              --------------------------
                                                                                 ANNUAL     ALL OTHER
NAME AND PRINCIPAL POSITION                                   YEAR    SALARY     BONUS     COMPENSATION
---------------------------                                   ----   --------   --------   ------------
Martin S. Rash(1)...........................................  1997   $261,458   $130,729     $12,647
  Chairman of the Board, President and                        1996    229,166    114,583           0
  Chief Executive Officer
Richard D. Gore(2)..........................................  1997    181,205     90,602      10,236
  Executive Vice President                                    1996    123,958     61,979           0
  and Chief Financial Officer
James O. McKinney(3)........................................  1997    177,329     88,665      10,070
  Senior Vice President                                       1996    141,036     20,974       4,760
  of Managed Operations
John M. Rutledge(4).........................................  1997    172,005     86,002       9,959
  Senior Vice President                                       1996      7,167          0           0
  and Chief Operating Officer
Brenda B. Rector(5).........................................  1997    130,503     52,201       6,072
  Vice President and Controller                               1996     22,917      9,167           0
Steven P. Taylor(6).........................................  1997    193,166     88,000      10,595
  Former Senior Vice President                                1996    196,027     48,180       6,436
  of Acquisition and Development

---------------

(1) Mr. Rash was compensated at an annual salary of $250,000 in 1996, and he joined PHC upon its formation in February 1996 and became the Company's Chief Executive Officer in December 1996. All other compensation included Company contributions of $4,800 under a 401(k) plan and $7,847 under a supplemental deferred compensation plan in 1997.
(2) Mr. Gore was compensated at an annual salary of $175,000 in 1996, and he joined PHC in April 1996 and became the Company's Executive Vice President and Chief Financial Officer in December 1996. All other compensation included Company contributions of $4,800 under a 401(k) plan and $5,436 under a supplemental deferred compensation plan in 1997.
(3) Mr. McKinney was compensated at an annual salary of 133,463 in 1996 (by Brim, Inc., a predecessor-in-interest by merger to the Company), and he joined PHC in January 1997. All other compensation included Company contributions of (i) $4,760 under a 401(k) plan in 1996, and (ii) $4,750 under a 401(k) plan and $5,320 under a supplemental deferred compensation plan in 1997.
(4) Mr. Rutledge was compensated at an annual salary of $172,000 in 1996, and he joined PHC in December 1996. All other compensation included Company contributions of $4,799 under a 401(k) plan and $5,160 under a supplemental deferred compensation plan in 1997.
(5) Ms. Rector was compensated at an annual salary of $110,000 in 1996, and she joined PHC in October 1996 and became the Company's Vice President and Controller in December 1996. All other compensation included Company contributions of $3,462 under a 401(k) plan and $2,610 under a supplemental deferred compensation plan in 1997.
(6) Mr. Taylor resigned from the Company in December 1997. All other compensation included Company contributions of (i) $6,436 under a 401(k) plan in 1996 and (ii) $4,800 under a 401(k) plan and $5,795 under a supplemental deferred compensation plan in 1997.

STOCK OPTION GRANTS

     The following table sets forth certain information regarding grants of stock options under the Equity Incentive Plan made to the Named Executive Officers during 1997. None of the Named Executive Officers exercised any stock options during 1997.

                                                                                 POTENTIAL REALIZABLE VALUE
                                     PERCENT OF                                              AT
                       NUMBER OF       TOTAL                                       ASSUMED ANNUAL RATES OF
                       SECURITIES     OPTIONS                                     STOCK PRICE APPRECIATION
                       UNDERLYING    GRANTED TO      EXERCISE                        FOR OPTION TERM(2)
                        OPTIONS     EMPLOYEES IN      PRICE        EXPIRATION    ---------------------------
NAME                    GRANTED     FISCAL YEAR    PER SHARE(1)       DATE            5%            10%
----                   ----------   ------------   ------------   -------------  ------------   ------------
Martin S. Rash.......        --           --             --                  --           --             --
Richard D. Gore......        --           --             --                  --           --             --
James O. McKinney....     5,464          2.1%         $4.58       March 3, 2007  $ 15,738.16    $ 39,887.20
John M. Rutledge.....   109,290         42.4           4.58       March 3, 2007   314,755.20     797,817.00
Brenda B. Rector.....    27,978         10.9           4.58       March 3, 2007    80,576.64     204,239.40
Stephen P. Taylor....        --           --             --                  --           --             --

---------------

(1) Based upon the fair market value of the Common Stock on the date of grant of options, as determined by the Company's Board of Directors.
(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

EMPLOYMENT AGREEMENTS

     The Company entered into Senior Management Agreements with Messrs. Rash and Gore effective as of December 17, 1996. Messrs. Rash and Gore are the Company's Chief Executive Officer and Chief Financial Officer, respectively, and currently receive annual base salaries determined by the Company's Board of Directors (the "Board") which will be adjusted by the Compensation Committee. Mr. Rash's annual base salary may not be less than $250,000 and Mr. Gore's salary may not be less than $175,000. Each will be eligible to receive a bonus each year of up to fifty percent (50%) of his annual base salary for such year, based on the achievement of certain operational and financial objectives. Their employment periods continue until their resignation, disability, or death, or until the Board determines that termination of their employment is in the best interests of the Company. In the event Mr. Rash's or Mr. Gore's employment is terminated by the Company without cause or as a result of death or disability, the Company has agreed to pay to such executive an amount equal to twice his annual base salary; provided that such severance payments cease upon acceptance of employment with an entity which owns and operates rural hospitals. Messrs. Rash and Gore have agreed not to compete with the Company or solicit Company employees following the termination of their employment for a period of two years in the case of Mr. Rash, or one year in the case of Mr. Gore.

     The Company entered into an Employment Agreement with Mr. Brim effective as of December 17, 1996. Mr. Brim receives an annual base salary of $121,680, to be increased in accordance with increases in the salary of similarly situated executives of the Company. Mr. Brim is also entitled to an automobile and expense allowance, and the Company pays certain club dues on his behalf. Mr. Brim's agreement terminates on the earliest to occur of his death, permanent disability, termination for cause, voluntary termination or December 17, 1999. In the event that Mr. Brim's employment is terminated without cause, the Company has agreed to pay him an amount equal to his base salary. Mr. Brim has agreed not to compete with the Company or to solicit Company employees during the term of his employment, and has agreed not to disclose confidential information regarding the Company.

DIRECTOR COMPENSATION

     Directors of the Company who are employees of the Company or its subsidiaries are not entitled to receive any fees for serving as directors. Non-employee directors of the Company receive a fee of $1,000 per board meeting attended and are reimbursed for out-of-pocket expenses related to the Company's business. In addition, non-employee directors of the Company are eligible to participate in the Company's 1997 Long-Term Equity Incentive Plan.

LONG-TERM EQUITY INCENTIVE PLAN

     In March 1997 the Board adopted the 1997 Long-Term Equity Incentive Plan, and the Board and the stockholders approved increases in the number of shares available pursuant to the plan in each of October 1997 and June 1998 (as amended, the "Equity Incentive Plan"). The Equity Incentive Plan provides for grants of stock options, stock appreciation rights ("SARs") in tandem with options, restricted stock, performance awards and any combination of the foregoing to certain directors, officers and key employees of the Company and its subsidiaries. Options to purchase a total of 1,209,016 shares of Common Stock are available for issuance pursuant to the Equity Incentive Plan, of which options to purchase 704,403 shares have been granted as of May 31, 1998.

     The Equity Incentive Plan is administered by the Compensation Committee. As grants to be awarded under the Equity Incentive Plan are made entirely in the discretion of the Compensation Committee, the recipients, amounts and values of future benefits to be received pursuant to the Equity Incentive Plan are not determinable.

     Pursuant to the Equity Incentive Plan, the Compensation Committee may award grants of incentive stock options conforming to the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("incentive options"), and other stock options ("non-qualified options"), subject to a maximum award of 114,754 options or SARs to any one grantee in any calendar year. The exercise price of any option will be determined by the Compensation Committee in its discretion, provided that the exercise price of an incentive option may not be less than 100% of the fair market value of a share of Common Stock on the date of grant of the option, and the exercise price of an incentive option awarded to a person who owns stock constituting more than 10% of the voting power of the Company may not be less than 110% of such fair market value on such date.

     The term of each option will be established by the Compensation Committee, subject to a maximum term of 10 years from the date of grant in the case of a non-qualified option or an incentive option and of five years from the date of grant in the case of an incentive option granted to a person who owns stock constituting more than 10% of the voting power of the Company. In addition, the Equity Incentive Plan provides that all options generally cease vesting on, and terminate 90 days after, the date on which a grantee ceases to be a director, officer or employee of the Company or its subsidiaries, although the Equity Incentive Plan allows certain exceptions depending upon the circumstances of cessation. In the case of the grantee's death or disability, all of the grantee's options become fully vested and exercisable and remain so for one year after the date of death or disability. In the event of retirement, only the options vested on the date of retirement remain exercisable, for a period of three years after retirement, so long as the grantee does not compete with the Company during such period. Upon termination for cause, all options terminate immediately. In addition, immediately prior to a change in control of the Company, all options become fully vested and exercisable.

     The Compensation Committee may grant SARs in tandem with stock options to any optionee pursuant to the Equity Incentive Plan. SARs become exercisable only when, to the extent and on the conditions that the related options are exercisable, and they expire at the same time the related options expire. The exercise of an option results in the immediate forfeiture of any related SAR to the extent the option is exercised, and the exercise of an SAR results in the immediate forfeiture of any related option to the extent the SAR is exercised.

     Upon exercise of an SAR, the grantee will receive an amount in cash and/or shares of Common Stock equal to the difference between the fair market value of a share of Common Stock on the date of exercise and the exercise price of the option to which it relates, multiplied by the number of shares as to which the SAR is exercised.

     Under the Equity Incentive Plan, the Compensation Committee may award restricted stock subject to such conditions and restrictions, and for such duration (which shall be at least six months except as otherwise described below), as it determines in its discretion. A grantee will be required to pay the Company at least the aggregate par value of any shares of restricted stock within 10 days of the date of grant, unless such shares are treasury shares. Except as otherwise provided by the Compensation Committee, all restrictions on a grantee's restricted stock will lapse immediately prior to a change in control of the Company or at such time as the grantee ceases to be a director, officer or employee of the Company and its subsidiaries due to death, disability or retirement. If a grantee ceases to serve as such a director, office or employee for any other reason, all his or her restricted stock as to which the applicable restrictions have not lapsed will be forfeited immediately.

     Pursuant to the Equity Incentive Plan, the Compensation Committee may grant performance awards contingent upon achievement of set goals and objectives with respect to specified performance criteria. Performance awards may include specific dollar-value target awards, performance units, the value of which is established by the Compensation Committee at the time of grant, and/or performance shares, the value of which is equal to the fair market value of a share of Common Stock on the date of grant. The value of a performance award may be fixed or fluctuate on the basis of specified performance criteria. Unless the Compensation Committee determines otherwise, no award under the Equity Incentive Plan may vest and become exercisable within six months of the date of grant; provided that all awards vest immediately prior to a change in control of the Company and in certain other circumstances upon a participant's termination of employment or performance of services for the Company as described above. Unless the Compensation Committee determines otherwise, no award made pursuant to the Equity Incentive Plan will be transferable otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and each award may be exercised only by the grantee or his or her guardian or legal representative.

     The Board may amend or terminate the Equity Incentive Plan in its discretion, except that no amendment will become effective without prior approval of the Company's stockholders if such approval is necessary for continued compliance with the performance-based compensation exception of
Section 162(m) of the Code or any stock exchange listing requirements. If not previously terminated by the Board, the Equity Incentive Plan will terminate on March 3, 2007.

EMPLOYEE STOCK PURCHASE PLAN

     In May 1998 the Board adopted, and in June 1988 the stockholders approved, the Province Healthcare Company Employee Stock Purchase Plan (the "ESPP"). The ESPP grants to all eligible employees an option to purchase shares of Common Stock at a discount from fair market value and is intended to qualify as an employee stock purchase plan under section 423 of the Code. The option is granted on January 1 of each year. As of May 31, 1998, approximately 1,804 employees were eligible to participate in the ESPP. The ESPP is administered by the Compensation Committee of the Board of Directors. No member of the Compensation Committee is eligible to participate in the ESPP. A total of 250,000 shares of Common Stock have been reserved for issuance under the ESPP.

     All employees who have been employed for at least 90 days are eligible to participate in the ESPP, except: (i) employees who are regularly scheduled to work less than 20 hours per week, (ii) employees who are regularly scheduled to work fewer than five months during the year or (iii) employees who own 5% or more of the voting power or the value of all classes of the Company's capital stock.

     On January 1 of each year (the "Grant Date"), each eligible employee is granted an option to purchase shares of Common Stock on the next following December 31 (the "Exercise Date"). The purchase price of the Common Stock under the option is 85% of the fair market value of the Common Stock on either the Grant Date or the Exercise Date, whichever is lower. This right to purchase Common Stock is limited to the lesser of: (i) the number of shares that may be purchased with 10% of the eligible employee's compensation during the year or
(ii) $25,000 per calendar year, based on the fair market value of the Common Stock on each Grant Date. In order to exercise the option granted under the ESPP, an employee must authorize the Company to deduct a portion of the employee's regular pay to be held for the purchase of Common Stock. On each Exercise Date, the funds deducted are used to purchase shares of Common Stock for each participating employee. Options that are not exercised by participating employees terminate on the Exercise Date.

     In general, an employee's right to participate in the ESPP expires immediately on termination of employment. At that time, all payroll amounts that have been withheld and have not yet been used to purchase Common Stock since the previous Exercise Date are refunded to the employee without interest. If termination is due to death, disability or retirement, however, the employee (or the personal representative of his estate) may elect instead for amounts previously withheld to be used to purchase Common Stock at the next Exercise Date.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REDEMPTION OF SENIOR PREFERRED STOCK AND COMMON STOCK CONVERSION AND REPURCHASE

     Immediately following the consummation of the IPO in February 1998, the Company used $22.7 million of the net proceeds from the IPO to redeem all of the outstanding shares of the Senior Preferred Stock, which were held by Leeway & Co. In addition, in connection with the IPO, all outstanding shares of Junior Preferred Stock were converted into 2,204,420 shares of Common Stock, and the Company used $14.9 million of the net proceeds from the IPO to repurchase from GTCR Fund IV and Leeway & Co. 930,266 of the shares of Common Stock issued upon conversion of 13,636 of their shares of Junior Preferred Stock.

RECENT STOCK PURCHASES

     In connection with the Recapitalization, the stockholders of the Company entered into a Stockholders Agreement with the Company (the "Stockholders Agreement"). On July 15, 1997, pursuant to the terms of the Stockholders Agreement and a Purchase Agreement dated as of December 17, 1996 between the Company and the Investors, the Company sold 2,733 shares of Junior Preferred Stock and 448,033 shares of Common Stock to GTCR Fund IV; 794 shares of Junior Preferred Stock and 130,164 shares of Common Stock to Leeway & Co.; 64 shares of Junior Preferred Stock and 71,639 shares of Common Stock to Mr. Rash; 119 shares of Junior Preferred Stock and 49,672 shares of Common Stock to Mr. Gore; and
22.5 shares of Junior Preferred Stock and 3,689 shares of Common Stock to each of the two other Investors for a purchase price of $1,000 per share of Junior Preferred Stock and $0.61 per share of Common Stock, resulting in an aggregate purchase price of $4.2 million. Mr. Rash is a Director and executive officer of the Company, and Mr. Gore is an executive officer of the Company. The two other Investors are affiliated with banks which are lenders to the Company under its bank credit facility. In addition, in September 1997, Leeway & Co. exercised its warrant to purchase 253,228 shares of Common Stock for an aggregate exercise price of $15,447. The Stockholders Agreement was terminated upon completion of the Company's IPO in February 1998.

EXECUTIVE NOTES

     In connection with the Recapitalization, the Company loaned $112,956 to Mr. Rash and $67,768 to Mr. Gore pursuant to promissory notes (the "Executive Notes"). In addition, in connection with the Recapitalization, Mr. Gore borrowed an additional $211,200 from the Company pursuant to a demand note (the "Demand Note") which was subsequently repaid. The Company loaned such amounts to Messrs. Rash and Gore to finance a portion of their purchase of the Company's securities pursuant to the Recapitalization. The Executive Notes and the Demand Note bear interest at a rate per annum equal to the lesser of: (i) the rate designated in The Wall Street Journal as the "prime rate;" and (ii) the highest rate permitted by applicable law. The principal amount of the Executive Notes and all interest accrued thereon mature on December 17, 2002. The Executive Notes may be prepaid in whole or in part at any time.

PROFESSIONAL SERVICES AGREEMENT

     The Company had a Professional Services Agreement with GTCR pursuant to which GTCR provided financial and management consulting services. Under the agreement, GTCR received an annual management fee of $200,000 and a fee of 1.25% of the amount of debt and equity investments, for their assistance in obtaining such investments. During the years ended December 31, 1996 and 1997, and for the three months ended March 31, 1998, PHC and the Company had paid or accrued an aggregate of $1.4 million, $252,273 and $26,300, respectively, in fees under the agreement. The agreement was terminated prior to the consummation of the IPO. Messrs. Rauner and Nolan, principals of GTCR, continue to serve as directors of the Company and are compensated as non-employee directors. See
"Management -- Director Compensation."

SENIOR MANAGEMENT AGREEMENTS

     In connection with the Recapitalization, Messrs. Rash and Gore entered into Senior Management Agreements with the Company, GTCR Fund IV and Leeway & Co. (as amended, the "Executive Agreements"). The Executive Agreements provide that a portion of the Common Stock purchased by each of Messrs. Rash and Gore is subject to vesting (the "Vesting Shares"). Upon completion of the IPO, 50% of the Vesting Shares became vested, and the remaining Vesting Shares will become vested in equal installments on the first three anniversaries of the completion of the IPO. Unvested shares are subject to repurchase by the Company (or, if the Company does not elect to repurchase such shares, by GTCR Fund IV) at their original cost upon termination of executive's employment with the Company for any reason. For purposes of determining earnings per share, 100% of the Common Stock purchased by Messrs. Rash and Gore is considered outstanding. The Executive Agreements entitle the Company and GTCR Fund IV to repurchase from each of Messrs. Rash and Gore upon the termination of his employment: (i) vested Common Stock at a price equal to fair market value; and (ii) unvested Common Stock at a price equal to original cost. The Executive Agreements also contain restrictions on the transfer of the Company's securities. Upon completion of the IPO, the portions of the Executive Agreements which restricted the transfer of the Company's securities were terminated.

     The Executive Agreements further provide that in the event GTCR or its affiliates own less than 25% of the Common Stock of the Company or any person or entity acquires 20% or more of the Common Stock or all or substantially all of the Company's assets, then any unvested Common Stock held by Mr. Rash and Mr. Gore vests immediately upon the occurrence of such event. Following consummation of the Offering, GTCR and its affiliates will own less than 25% of the outstanding Common Stock, and all unvested shares held by Mr. Rash and Mr. Gore will become fully vested.

REGISTRATION AGREEMENT

     At the time of the Recapitalization, the Company entered into a Registration Agreement with its stockholders. See "Shares Eligible for Future Sale -- Registration Agreement."

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information with respect to ownership of the Common Stock as of June 1, 1998 by (i) each person known by the Company beneficially to own five percent or more of the Company's Common Stock; (ii) each of the Company's directors and the executive officers named in the Summary Compensation Table; (iii) the Selling Stockholders; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, to the knowledge of the Company, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned. The Company is unaware of any person other than those listed below that beneficially owns more than 5% of the outstanding shares of the Company's Common Stock.

                                            SHARES BENEFICIALLY               SHARES BENEFICIALLY
                                            OWNED PRIOR TO THE    SHARES TO     OWNED AFTER THE
                                              OFFERING(1)(2)       BE SOLD      OFFERING(1)(2)
DIRECTORS, OFFICERS, SELLING                -------------------    IN THE     -------------------
AND 5% STOCKHOLDERS                          NUMBER     PERCENT   OFFERING     NUMBER     PERCENT
----------------------------                ---------   -------   ---------   ---------   -------
Golder, Thoma, Cressey, Rauner Fund IV,
  L.P.(3).................................  4,501,258    34.5%      850,000   3,651,258    23.8%
Bruce V. Rauner(3)(4).....................  4,501,258    34.5       850,000   3,651,258    23.8
Joseph P. Nolan(3)(5).....................  4,506,258    34.5       850,000   3,656,258    23.8
Leeway & Co.(6)...........................  1,153,218     8.8       287,000     866,218     5.6
Martin S. Rash(7).........................    615,737     4.7            --     615,737     4.0
Richard D. Gore(7)........................    423,062     3.2            --     423,062     2.8
James O. McKinney(7)(8)...................     26,278       *            --      26,278       *
John M. Rutledge(7)(9)....................     61,858       *            --      61,858       *
Brenda B. Rector(7)(10)...................      8,096       *            --       8,096       *
A.E. Brim(11).............................    158,105     1.2        39,000     119,105       *
Michael T. Willis(12).....................     10,000       *            --      10,000       *
David L. Steffy(7)........................     40,000       *            --      40,000       *
Steven P. Taylor(13)......................    156,739     1.2        24,000     132,739       *
John Miller(14)...........................    156,739     1.2        30,000     126,739       *
CTK Capital Corporation(15)...............    108,601       *        20,000      88,601       *
SSS Capital Corporation(16)...............    108,601       *        20,000      88,601       *
All executive officers and directors as a
  group (12 persons)......................  5,872,394    45.0%    1,200,000   4,983,394    32.4%

---------------

   * Less than 1%.
 (1) Includes shares of Common Stock subject to options which are exercisable within 60 days of June 1, 1998.
 (2) Shares of Common Stock subject to options which are exercisable within 60 days of June 1, 1998 are considered to be outstanding for the purpose of determining the percent of the shares held by a holder, but not for the purpose of computing the percentage held by others.
 (3) The address of each of Golder, Thoma, Cressey, Rauner Fund IV, L.P. ("GTCR Fund IV") and Messrs. Rauner and Nolan is 6100 Sears Tower, Chicago, IL 60606.
 (4) Represents shares held and shares to be sold in the Offering by GTCR Fund
     IV. GTCR is the general partner of GTCR IV, L.P., which is the general partner of GTCR Fund IV. As a principal of GTCR, Mr. Rauner may be deemed to share the power to vote and dispose of the shares held by GTCR Fund IV. Mr. Rauner disclaims beneficial ownership of the shares of Common Stock owned by GTCR Fund IV.
 (5) Includes shares held and shares to be sold in the Offering by GTCR Fund IV. GTCR is the general partner of GTCR IV, L.P., which is the general partner of GTCR Fund IV. As a principal of GTCR, Mr. Nolan may be deemed to share the power to vote and dispose of the shares held by GTCR Fund IV. Mr. Nolan disclaims beneficial ownership of the shares of Common Stock owned by GTCR Fund IV. Mr. Nolan owns 5,000 shares individually.
 (6) The address of Leeway & Co. is c/o State Street Bank and Trust Company, Master Trust Division -- Q4W, P.O. Box 1992, Boston, Massachusetts 02101.
 (7) The address of each of Messrs. Rash, Gore, McKinney, Rutledge, Steffy and Ms. Rector is 105 Westwood Place, Suite 400, Nashville, TN 37027.
 (8) Includes options to purchase 1,093 shares granted under the Company's Equity Incentive Plan.
 (9) Includes options to purchase 21,858 shares granted under the Company's Equity Incentive Plan.
(10) Includes options to purchase 5,596 shares granted under the Company's Equity Incentive Plan.
(11) Includes 156,739 shares, which are held of record by Brim Capital Corporation, and options to purchase 1,366 shares owned by Mr. Brim individually.
(12) The address of Mr. Willis is Metamor Worldwide, Inc. 4400 Post Oak Pkwy #1130, Houston, TX 77027.

(13) Mr. Taylor resigned from the Company in December 1997. The address of Mr. Taylor is 305 NE 102d Ave., Portland, OR 97202.
(14) Mr. Miller is a former officer of Brim.
(15) James Williams, a principal of CTK Capital Corporation, is a former officer of Brim.
(16) David McAllister, a principal of SSS Capital Corporation, is a former officer of Brim.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 25,000,000 shares of Common Stock, par value $0.01 per share; 25,000 shares of Series A Senior Preferred Stock, no par value; 50,000 shares of Series B Junior Preferred Stock, no par value; and 100,000 shares of Preferred Stock, par value $.01 per share. At June 9, 1998, there were 13,009,768 shares of Common Stock, and no shares of Senior Preferred Stock, Junior Preferred Stock or Preferred Stock outstanding. Upon completion of the Offering, 15,309,768 shares of Common Stock will be issued and outstanding, and no shares of Senior Preferred Stock, Junior Preferred Stock or Preferred Stock will be outstanding. The following summary of certain provisions of the Company's capital stock describes all material provisions of, but does not purport to be complete, and is subject to, and qualified in its entirety by, the Certificate of Incorporation and the Bylaws of the Company that are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

COMMON STOCK

     The issued and outstanding shares of Common Stock are, and the shares of Common Stock being offered will be upon payment therefor, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any Preferred Stock and the terms of the Credit Agreement, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy." The shares of Common Stock are not redeemable or convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Each outstanding share of Common Stock is entitled to vote on all matters submitted to a vote of stockholders.

PREFERRED STOCK

     The Board may, without any further vote or action by the Company's stockholders, from time to time, direct the issuance of shares of Preferred Stock in one or more series with such designations, rights, preferences and limitations as the Board may determine, including the consideration received therefor. The Board also has the authority to determine the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights without the approval by the holders of Common Stock. Although it is not possible to state the effect that any issuance of Preferred Stock might have on the rights of holders of Common Stock, the issuance of Preferred Stock may have one or more of the following effects: (i) to restrict Common Stock dividends if Preferred Stock dividends have not been paid; (ii) to dilute the voting power and equity interest of holders of Common Stock to the extent that any series of Preferred Stock has voting rights or is convertible into Common Stock; or (iii) to prevent current holders of Common Stock from participating in the distribution of the Company's assets upon liquidation until any liquidation preferences granted to holders of Preferred Stock are satisfied. In addition, the issuance of Preferred Stock may, under certain circumstances, have the effect of discouraging a change in control of the Company by, for example, granting voting rights to holders of Preferred Stock that require approval by the separate vote of the holders of Preferred Stock for any amendment to the Company's Certificate of Incorporation or any reorganization, consolidation, merger or other similar transaction involving the Company. As a result, the issuance of the Preferred Stock may discourage bids for the Common Stock at a premium over the market price therefor, and could have a materially adverse effect on the market value of the Common Stock. There are currently no shares of Preferred Stock outstanding and the Board of Directors does not presently intend to issue any shares of Preferred Stock.

CERTAIN PROVISIONS OF DELAWARE LAW

     The Company is governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Certificate of Incorporation limits the liability of directors to the fullest extent permitted by the Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for: (i) breach of the director's duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption; and (iv) any transaction from which the director derives an improper personal benefit. This provision of the Company's Certificate of Incorporation has no effect on the availability of equitable remedies such as injunction or rescission. Additionally, this provision will not limit liability under state or federal securities laws. The Certificate of Incorporation also provides that the Company shall indemnify directors and officers of the Company to the fullest extent permitted by such law. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS AFFECTING CHANGE OF CONTROL

     The Company's Certificate of Incorporation and By-laws include certain restrictions on who may call a special meeting of stockholders and prohibit certain actions by written consent of the holders of the Common Stock. The effect of these provisions may be the delaying, deterring or preventing of a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is First Union National Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have 15,309,768 shares of Common Stock outstanding (15,695,268 shares if Underwriter's over-allotment option is exercised in full). Of these shares, the 5,405,000 shares issued in the IPO and the 3,570,000 shares of Common Stock sold in the Offering will be tradeable without restriction under the Securities Act, except for any such shares which may be acquired by an "affiliate" of the Company (an "Affiliate"), as that term is defined in Rule 144 under the Securities Act ("Rule 144"), which shares will be subject to the resale limitations of Rule 144.

     In general, under Rule 144 as currently in effect, if a period of at least one year has elapsed since the later of the date the "restricted securities" (as that phrase is defined in Rule 144) were acquired from the Company and the date they were acquired from an Affiliate, then the holder of such restricted securities (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the Common Stock (approximately 153,098 shares immediately after this Offering) or the average weekly reported volume of trading of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year period. After the Offering, 6,334,768 shares of Common Stock will be eligible for sale in the public market at prescribed times under Rule 144, subject to the volume limitations and other requirements described above, without consideration of the contractual restrictions described below.

     Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted shares were acquired from the Company and the date they were acquired from an Affiliate, as applicable, a holder of such restricted shares who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above. Ninety days after the date of this Prospectus, no shares of Common Stock will be eligible for sale without restriction under Rule 144(k).

     Notwithstanding the foregoing, the Company, its executive officers and directors, and substantially all of its current stockholders have agreed that for a period of 90 days after the date of the Offering they will not, without the prior written consent of BT Alex. Brown Incorporated, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock except pursuant to the Underwriting Agreement. Of the approximately 6,334,768 shares of Common Stock otherwise eligible for sale as discussed above, substantially all are subject to such agreements.

     The Company can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the Common Stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices. See "Risk Factors -- Shares Eligible for Future Sale; Registration Rights."

STOCK OPTIONS

     As of June 1, 1998 the Company has outstanding options to purchase a total of 704,403 shares of Common Stock pursuant to the Company's Equity Incentive Plan. The Company intends to file a Registration Statement on Form S-8 with respect to the options issuable under the Equity Incentive Plan and approximately 53,081 of these options are currently exercisable and may be resold in the public market. Of the shares subject to options, 368,171 are subject to lock-up agreements. Upon completion of this Offering, an additional 504,613 shares of Common Stock will be available for future option grants under the Company's Equity Incentive Plan. See
"Management -- Long-Term Equity Incentive Plan."

REGISTRATION AGREEMENT

     In connection with the Recapitalization in December 1996, the stockholders of Brim at such time (the "Original Stockholders") entered into a Registration Agreement with Brim (the "Registration Agreement"). The Registration Agreement provides for certain demand registration rights to the Original Stockholders, and to subsequent holders of the Common Stock acquired by the Original Stockholders in connection with the Recapitalization. The demand registration rights commence from and after the 180th day after the closing of the Company's IPO. The holders of a majority of the registrable securities held by the Original Stockholders (and their permitted transferees) other than Leeway & Co. are entitled to request two long-form registrations in which the Company pays all registration expenses and an unlimited number of short-form registrations in which the Company pays all registration expenses. Such holders are also entitled to request an unlimited number of long-form registrations in which holders of registrable securities pay their pro-rata share of registration expenses. The holders of a majority of the registrable securities held by Leeway & Co. (and their permitted transferees) are entitled to request one long-form registration in which the Company pays all registration expenses and an unlimited number of long-form registrations in which the holders of registrable securities pay their share of registration expenses. The Company is entitled to postpone a demand registration for up to one year under certain circumstances, and is not required to effect a demand registration within one year of a previous registration in which holders of registrable securities participated without reduction of the number of their included shares.

     The Registration Agreement also provides that, subject to certain limitations, the Original Stockholders (and their permitted transferees) may request inclusion of their shares in a registration of securities by the Company (other than pursuant to a demand registration). Expenses incurred in connection with the exercise of such piggyback registration rights are borne by the Company. In accordance with such Registration Agreement, 1,270,000 shares are being offered by the Selling Stockholders pursuant hereto.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the Underwriting Agreement, the Underwriters named below (the "Underwriters") through their Representatives, BT Alex. Brown Incorporated, BancAmerica Robertson Stephens, Goldman, Sachs & Co., and The Robinson-Humphrey Company, LLC, have severally agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this
Prospectus:

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
BT Alex. Brown Incorporated.................................
BancAmerica Robertson Stephens..............................
Goldman, Sachs & Co. .......................................
The Robinson-Humphrey Company, LLC..........................

                                                              ---------
          Total.............................................  3,570,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

     The Company and the Selling Stockholders have been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a
concession not in excess of $     per share. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $     per share to
certain other dealers. After the Offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

     The Company and certain of the Selling Stockholders have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 535,500 additional shares of Common Stock at the public Offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 3,570,000, and the Company and the Selling Stockholders will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,570,000 shares are being offered.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Subject to certain exceptions, the Company has agreed not to issue, offer, sell, sell short or otherwise dispose of any shares of Common Stock for a period of 90 days from the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated. In addition, stockholders of the Company holding in the aggregate approximately 6.4 million shares of Common Stock and options to purchase 368,171 shares of Common Stock, have agreed not to offer or otherwise dispose of any such Common Stock for a period of 90 days from the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated. See "Shares Eligible for Future Sale."

     The Representatives have advised the Company that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in this Offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids which may have the effect of stabilizing, maintaining or otherwise affecting the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the Offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the Offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Underwriters in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     The Representatives have from time to time performed certain financial advisory and investment banking services for the Company for which they have received customary fees. The Representatives acted as underwriters in the Company's offering of 5,405,000 shares of Common Stock in the IPO. In the future, in the ordinary course of their businesses, the Representatives and certain of their affiliates may engage in investment banking or other transactions of a financial nature with the Company, including the provision of certain advisory services and the making of loans to the Company and its affiliates, for which they would receive customary fees.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee. Certain legal matters will be passed upon for the Underwriters by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements and supplemental schedule of Province Healthcare Company at December 31, 1996 and 1997, and for the period February 2, 1996 to December 31, 1996, and the year ended December 31, 1997; the consolidated financial statements of Brim, Inc. for the period January 1, 1996 to December 18, 1996; and the financial statements of Havasu Samaritan Regional Hospital at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Brim, Inc. and subsidiaries for the year ended December 31, 1995 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

     In connection with the Recapitalization, the Company's board of directors approved the appointment of Ernst & Young LLP, independent auditors, as independent accountants for the Company, to replace KPMG Peat Marwick LLP, independent certified public accountants, whom the Company dismissed on December 18, 1996.

     During 1994 and 1995, and the period from January 1, 1996 through December 18, 1996, there were no disagreements with KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure nor did KPMG Peat Marwick LLP's reports on the financial statements for such periods contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting.

     In connection with the filing of the Company's Registration Statement on Form S-1, KPMG Peat Marwick LLP was provided with a copy of this disclosure and was requested by the Company to furnish a letter addressed to the Commission stating whether they agree with the above statements. A copy of KPMG Peat Marwick LLP's letter to the Commission is filed as an exhibit to the Registration Statement (No. 333-34421) on Form S-1.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 pursuant to the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document filed with the Registration Statement as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed as an exhibit to the Registration Statement. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the consolidated financial statements, schedules and exhibits filed as a part thereof.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission:
7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511. Copies of such materials or any part thereof may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
PROVINCE HEALTHCARE COMPANY
Report of Independent Auditors..............................   F-2
Consolidated Balance Sheets at December 31, 1996 and 1997...   F-3
Consolidated Statements of Operations for the period
  February 2, 1996 to December 31, 1996 and for the Year
  Ended December 31, 1997...................................   F-4
Consolidated Statements of Changes in Common Stockholders'
  Deficit for the period February 2, 1996 to December 31,
  1996 and for the Year Ended December 31, 1997.............   F-5
Consolidated Statements of Cash Flows for the period
  February 2, 1996 to December 31, 1996 and for the Year
  Ended December 31, 1997...................................   F-6
Notes to Consolidated Financial Statements..................   F-7
Condensed Consolidated Balance Sheet at March 31, 1998
  (Unaudited)...............................................  F-25
Condensed Consolidated Statements of Income for the three
  months ended March 31, 1997 and 1998 (Unaudited)..........  F-26
Condensed Consolidated Statements of Cash Flows for the
  three months ended March 31, 1997 and 1998 (Unaudited)....  F-27
Notes to Condensed Consolidated Financial Statements
  (Unaudited)...............................................  F-28
BRIM, INC. AND SUBSIDIARIES
Report of Independent Auditors..............................  F-32
Independent Auditors' Report................................  F-33
Consolidated Statements of Income for the Year Ended
  December 31, 1995 and for the period January 1, 1996 to
  December 18, 1996.........................................  F-34
Consolidated Statements of Cash Flows for the Year Ended
  December 31, 1995 and for the period January 1, 1996 to
  December 18, 1996.........................................  F-35
Notes to Consolidated Financial Statements..................  F-36
HAVASU SAMARITAN REGIONAL HOSPITAL
Report of Independent Auditors..............................  F-44
Balance Sheets at December 31, 1996 and 1997................  F-45
Statements of Operations and Changes in Net Assets for the
  Years Ended December 31, 1995, 1996 and 1997..............  F-46
Statements of Cash Flows for the Years Ended December 31,
  1995, 1996 and 1997.......................................  F-47
Notes to Financial Statements...............................  F-48
Condensed Balance Sheet at March 31, 1998 (Unaudited).......  F-55
Condensed Statements of Operations and Changes in Net Assets
  for the Three Months Ended March 31, 1997 and 1998
  (Unaudited)...............................................  F-56
Condensed Statements of Cash Flows for the Three Months
  Ended March 31, 1997 and 1998 (Unaudited).................  F-57
Notes to Condensed Financial Statements (Unaudited).........  F-58

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Province Healthcare Company

     We have audited the accompanying consolidated balance sheets of Province Healthcare Company (formerly known as Principal Hospital Company) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in common stockholders' deficit, and cash flows for the period February 2, 1996 (date of inception) to December 31, 1996 and the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Province Healthcare Company and subsidiaries as of December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for the period February 2, 1996 to December 31, 1996 and the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Nashville, Tennessee
March 23, 1998

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,           PRO FORMA
                                                        -------------------   DECEMBER 31, 1997
                                                          1996       1997         (NOTE 16)
                                                        --------   --------   -----------------
                                                                                 (UNAUDITED)
                                                                    (IN THOUSANDS)
                                            ASSETS
Current assets:
  Cash and cash equivalents...........................  $ 11,256   $  4,186       $  4,186
  Accounts receivable, less allowance for doubtful
     accounts of $4,477 in 1996 and $4,749 in 1997....    22,829     30,902         30,902
  Inventories.........................................     2,883      3,655          3,655
  Prepaid expenses and other..........................     8,159      8,334          8,334
                                                        --------   --------       --------
          Total current assets........................    45,127     47,077         47,077
Property, plant and equipment, net....................    49,497     65,974         65,974
Other assets:
  Unallocated purchase price..........................     7,265        760            760
  Cost in excess of net assets acquired, net..........    52,333     53,624         53,624
  Other...............................................     6,299      9,026          9,026
                                                        --------   --------       --------
                                                          65,897     63,410         63,410
                                                        --------   --------       --------
                                                        $160,521   $176,461       $176,461
                                                        ========   ========       ========

                          LIABILITIES, REDEEMABLE PREFERRED STOCK AND
                             COMMON STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable....................................  $  7,915   $  6,524       $  6,524
  Accrued salaries and benefits.......................     7,772      8,720          8,720
  Accrued expenses....................................     5,359      4,422          4,422
  Current maturities of long-term obligations.........     1,873      6,053          6,053
                                                        --------   --------       --------
          Total current liabilities...................    22,919     25,719         25,719
Long-term obligations, less current maturities........    77,789     83,043         43,501
Third-party settlements...............................     6,604      4,680          4,680
Other liabilities.....................................     6,898     13,088          7,373
Minority interest.....................................       574        825            825
                                                        --------   --------       --------
                                                          91,865    101,636         56,379
Mandatory redeemable preferred stock..................    46,227     50,162             --
Common stockholders' equity (deficit):
  Common stock -- no par value; authorized 20,000,000
     shares; issued and outstanding 5,370,500 shares
     and 6,330,614 shares at December 31, 1996 and
     1997, respectively, 13,009,768 shares, $0.01 par
     value, pro forma (unaudited) at December 31,
     1997.............................................     1,680      2,116            130
  Additional paid-in-capital..........................        --         --         97,405
  Retained deficit....................................    (2,170)    (3,172)        (3,172)
                                                        --------   --------       --------
                                                            (490)    (1,056)        94,363
                                                        --------   --------       --------
                                                        $160,521   $176,461       $176,461
                                                        ========   ========       ========

                            See accompanying notes.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                       PRO FORMA
                                                                                      YEAR ENDED
                                         PERIOD FEBRUARY 2,       YEAR ENDED       DECEMBER 31, 1997
                                        TO DECEMBER 31, 1996   DECEMBER 31, 1997       (NOTE 16)
                                        --------------------   -----------------   -----------------
                                                                                      (UNAUDITED)
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Net patient service revenue.........        $16,425              $149,296            $149,296
  Management and professional
     services.........................            607                16,365              16,365
  Other...............................            223                 4,866               4,866
                                              -------              --------            --------
          Net operating revenue.......         17,255               170,527             170,527
                                              -------              --------            --------
Expenses:
  Salaries, wages and benefits........          7,599                72,846              72,846
  Purchased services..................          2,286                23,242              23,242
  Supplies............................          1,897                16,574              16,574
  Provision for doubtful accounts.....          1,909                12,812              12,812
  Other operating expenses............          2,872                16,318              16,318
  Rentals and leases..................            214                 4,888               4,888
  Depreciation and amortization.......          1,307                 7,557               7,557
  Interest expense....................            976                 8,121               4,787
  Minority interest...................            184                   329                 329
  Loss on sale of assets..............             --                   115                 115
                                              -------              --------            --------
          Total expenses..............         19,244               162,802             159,468
                                              -------              --------            --------
Income (loss) before income taxes.....         (1,989)                7,725              11,059
Income taxes (benefit)................           (673)                3,650               4,949
                                              -------              --------            --------
Income (loss) before extraordinary
  item................................         (1,316)                4,075               6,110
Loss from early retirement of debt,
  net of taxes of $167................           (262)                   --                  --
                                              -------              --------            --------
Net income (loss).....................         (1,578)                4,075               6,110
Preferred stock dividends and
  accretion...........................           (172)               (5,077)                 --
                                              -------              --------            --------
Net income (loss) to common
  shareholders........................        $(1,750)             $ (1,002)           $  6,110
                                              =======              ========            ========
Income (loss) per share to common
  shareholders -- basic:
     Income (loss) before
       extraordinary item.............        $ (0.52)             $  (0.17)           $   0.49
     Extraordinary item...............          (0.09)                   --                  --
                                              -------              --------            --------
          Net income (loss) to common
            shareholders..............        $ (0.61)             $  (0.17)           $   0.49
                                              =======              ========            ========
Income (loss) per share to common
  shareholders -- diluted:
     Income (loss) before
       extraordinary item.............        $ (0.52)             $  (0.17)           $   0.46
     Extraordinary item...............          (0.09)                   --                  --
                                              -------              --------            --------
          Net income (loss) to common
            shareholders..............        $ (0.61)             $  (0.17)           $   0.46
                                              =======              ========            ========

                            See accompanying notes.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

       CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' DEFICIT

                                                                                           NOTES
                              CLASS A COMMON      CLASS B COMMON       NO PAR VALUE      RECEIVABLE
                                  STOCK               STOCK            COMMON STOCK         FOR
                            ------------------   ----------------   ------------------     COMMON     RETAINED
                            SHARES     AMOUNT    SHARES    AMOUNT    SHARES     AMOUNT     STOCK      DEFICIT     TOTAL
                            -------   --------   -------   ------   ---------   ------   ----------   --------   --------
                                                               (DOLLARS IN THOUSANDS)
Balance at February 2,
  1996....................       --   $     --        --    $ --           --   $   --     $  --      $    --    $     --
  Issuance of stock.......   13,983     13,983    85,890      86           --       --      (211)          --      13,858
  Dividends on Class A
    Common Stock..........      420        420        --      --           --       --        --         (420)         --
  Exchange of PHC Class A
    and Class B common
    stock for Brim common
    stock.................  (14,403)   (14,403)  (85,890)    (86)   2,757,947       86       211           --     (14,192)
  Reverse acquisition of
    Brim..................       --         --        --      --    2,612,553    1,594        --           --       1,594
  Preferred stock
    dividends and
    accretion.............       --         --        --      --           --       --        --         (172)       (172)
  Net loss................       --         --        --      --           --       --        --       (1,578)     (1,578)
                            -------   --------   -------    ----    ---------   ------     -----      -------    --------
Balance at December 31,
  1996....................       --         --        --      --    5,370,500    1,680        --       (2,170)       (490)
Issuance of stock.........       --         --        --      --      960,114      436        --           --         436
Preferred stock dividends
  and accretion...........       --         --        --      --           --       --        --       (5,077)     (5,077)
  Net income..............       --         --        --      --           --       --        --        4,075       4,075
                            -------   --------   -------    ----    ---------   ------     -----      -------    --------
Balance at December 31,
  1997....................       --   $     --        --    $ --    6,330,614   $2,116     $  --      $(3,172)   $ (1,056)
                            =======   ========   =======    ====    =========   ======     =====      =======    ========

                            See accompanying notes.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          PERIOD FEBRUARY 2,       YEAR ENDED
                                                         TO DECEMBER 31, 1996   DECEMBER 31, 1997
                                                         --------------------   -----------------
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)......................................       $  (1,578)            $  4,075
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
     Depreciation and amortization.....................           1,307                7,557
     Provision for doubtful accounts...................           1,909               12,812
     Deferred income taxes.............................            (874)               4,677
     Extraordinary charge from retirement of debt......             429                   --
     Provision for professional liability..............             200                   36
     Loss on sale of assets............................              --                  115
     Changes in operating assets and liabilities, net
       of effects from acquisitions and disposals:
          Accounts receivable..........................          (3,243)             (20,885)
          Inventories..................................              91                 (712)
          Prepaid expenses and other...................             724               (3,833)
          Other assets.................................             375               (2,256)
          Accounts payable and accrued expenses........           2,160               (2,449)
          Accrued salaries and benefits................             643                  860
          Third-party settlements......................              --               (1,924)
          Other liabilities............................            (507)               1,089
                                                              ---------             --------
     Net cash provided by (used in) operating
       activities......................................           1,636                 (838)
INVESTING ACTIVITIES
  Purchase of property, plant and equipment............          (1,043)             (15,557)
  Purchase of acquired companies, net of cash
     received..........................................           4,645               (2,673)
                                                              ---------             --------
     Net cash provided by (used in) investing
       activities......................................           3,602              (18,230)
FINANCING ACTIVITIES
  Proceeds from long-term debt.........................          19,300               12,000
  Repayments of debt...................................         (26,431)              (4,143)
  Additions to deferred loan costs.....................            (709)                  --
  Issuance of common stock.............................          13,858                  436
  Issuance of preferred stock..........................              --                3,705
                                                              ---------             --------
  Net cash provided by financing activities............           6,018               11,998
                                                              ---------             --------
  Net increase (decrease) in cash and cash
     equivalents.......................................          11,256               (7,070)
  Cash and cash equivalents at beginning of period.....              --               11,256
                                                              ---------             --------
  Cash and cash equivalents at end of period...........       $  11,256             $  4,186
                                                              =========             ========
SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid during the period......................       $   1,011             $  7,143
                                                              =========             ========
  Income taxes paid during the period..................       $      --             $  5,639
                                                              =========             ========
ACQUISITIONS
  Assets acquired......................................       $ 148,326             $  3,191
  Liabilities assumed..................................        (119,553)                (518)
  Common and preferred stock issued....................         (33,418)                  --
                                                              ---------             --------
  Cash paid (received).................................       $  (4,645)            $  2,673
                                                              =========             ========
NONCASH TRANSACTIONS
  Dividends and accretion..............................       $     172             $  5,077
                                                              =========             ========

                            See accompanying notes.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. ORGANIZATION

     The Company (formerly Principal Hospital Company (PHC) until February 4,
1998) was founded on February 2, 1996. The Company is engaged in the business of owning, leasing and managing hospitals in non-urban communities principally in the northwestern and southwestern United States.

     As more fully discussed in Note 3, on December 18, 1996, a subsidiary of Brim, Inc. (Brim) and PHC merged in a transaction in which Brim issued junior preferred stock and common stock in exchange for all of the outstanding Class A and Class B common stock of PHC. As the PHC shareholders became owners of a majority of the outstanding shares of Brim after the merger, PHC was considered the acquiring enterprise for financial reporting purposes and the transaction was accounted for as a reverse acquisition. Therefore, the historical financial statements of PHC replaced the historical financial statements of Brim, the assets and liabilities of Brim were recorded at fair value as required by the purchase method of accounting, and the operations of Brim were reflected in the operations of the combined enterprise from the date of acquisition. As PHC was in existence for less than a year at December 31, 1996 and because Brim has been in existence for several years, PHC is considered the successor to Brim's operations. Brim, the predecessor company and surviving legal entity, changed its name to Principal Hospital Company on January 16, 1997. Subsequently, on February 4, 1998, the merged company was renamed Province Healthcare Company during the reincorporation more fully described in Note 15.

2. ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and partnerships in which the Company or one of its subsidiaries is a general partner and has a controlling interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year financial statements to conform to the 1997 presentation. These reclassifications had no effect on net income.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

     Cash equivalents include all highly liquid investments with an original maturity of three months or less when acquired. The Company places its cash in financial institutions that are federally insured and limits the amount of credit exposure with any one financial institution.

PATIENT ACCOUNTS RECEIVABLE

     The Company's primary concentration of credit risk is patient accounts receivable, which consist of amounts owed by various governmental agencies, insurance companies and private

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES patients. The Company manages the receivables by regularly reviewing its accounts and contracts and by providing appropriate allowances for uncollectible amounts. Significant concentrations of gross patient accounts receivable at December 31, 1996 and 1997, consist of receivables from Medicare of 29% and 36%, respectively, and Medicaid of 17% and 12%, respectively. Concentration of credit risk relating to accounts receivable is limited to some extent by the diversity and number of patients and payors and the geographic dispersion of the Company's operations.

INVENTORIES

     Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated on the basis of cost. Routine maintenance and repairs are charged to expense as incurred. Expenditures that increase values, change capacities or extend useful lives are capitalized. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, which range from 3 to 40 years. Amortization of equipment under capital leases is included in the provision for depreciation.

INTANGIBLE ASSETS

     Intangible assets arising from the accounting for acquired businesses are amortized using the straight-line method over the estimated useful lives of the related assets which range from 5 years for management contracts to 20 to 35 years for cost in excess of net assets acquired. The Company reviews its long-lived and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The measurement of possible impairment is based upon determining whether projected undiscounted future cash flows of the acquired business or from the use of the asset over the remaining amortization period is less than the carrying amount of the asset. As of December 31, 1997, in the opinion of management, there has been no such impairment.

     At December 31, 1996 and 1997, cost in excess of net assets acquired totaled $52,393,000 and $55,653,000, respectively, and accumulated amortization totaled $60,000 and $2,029,000, respectively. Management contracts are included in other noncurrent assets. At December 31, 1996 and 1997, management contracts totaled $1,200,000 and accumulated amortization totaled $9,000 and $249,000, respectively.

OTHER ASSETS

     Deferred loan costs are included in other noncurrent assets and are amortized over the term of the related debt by the interest method. At December 31, 1996 and 1997, deferred loan costs totaled $2,959,000 and $3,083,000, respectively, and accumulated amortization totaled $48,000 and $916,000, respectively.

RISK MANAGEMENT

     The Company maintains self-insured medical and dental plans for employees. Claims are accrued under these plans as the incidents that give rise to them occur. Unpaid claim accruals are based on the estimated ultimate cost of settlement, including claim settlement expenses, in accordance with an average lag time and past experience. The Company has entered into reinsurance agreements for certain plans with independent insurance companies to limit its losses on claims. Under the terms of these agreements, the insurance companies will reimburse the

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

Company based on the level of reinsurance which ranges from $30,000 per individual claim up to $1,000,000. These reimbursements are included in salaries, wages and benefits in the accompanying consolidated statements of operations.

     The Company is insured for professional liability based on a claims-made policy purchased in the commercial insurance market. The provision for professional liability and comprehensive general liability claims include estimates of the ultimate costs for claims incurred but not reported, in accordance with actuarial projections based on past experience. Management is aware of no potential professional liability claims whose settlement, if any, would have a material adverse effect on the Company's consolidated financial position or results of operations.

OTHER NONCURRENT LIABILITIES

     Other noncurrent liabilities consist primarily of insurance liabilities, supplemental deferred compensation liability, and deferred income taxes.

PATIENT SERVICE REVENUE

     Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors. Estimated settlements under third-party reimbursement agreements are accrued in the period the related services are rendered and adjusted in future periods as final settlements are determined.

     Approximately 63% and 62% of gross patient service revenue for the period February 2, 1996 to December 31, 1996, and for the year ended December 31, 1997, respectively, are from participation in the Medicare and state sponsored Medicaid programs.

MANAGEMENT AND PROFESSIONAL SERVICES

     Management and professional services is comprised of fees from management and professional services provided to third-party hospitals pursuant to management contracts and consulting arrangements. The base fees associated with the hospital management contracts are determined in the initial year of the contract on an individual hospital basis. In certain contracts, the Company is entitled to a yearly bonus based on the performance of the managed hospital. The base fee, which is fixed, is based on a fair market wage and is not dependent on any bonus structure. The management contracts are adjusted yearly based on an agreed upon inflation indicator. The substantial majority of management and professional services revenue consists of the management fees earned under the hospital management contracts and reimbursable expenses. The reimbursable expenses relate to salaries and benefits of Company employees that serve as executives at the managed hospitals. The salaries and benefits of these employees are legal obligations of, and are paid by, the Company and are reimbursed by the managed hospitals. Fees are recognized as revenue as services are performed. Reimbursable expenses are included in salaries, wages and benefits in the accompanying consolidated statements of operations. Management and professional services revenue, excluding reimbursable expenses, was $294,000 and $9,690,000 for the period February 2, 1996 to December 31, 1996 and for the year ended December 31, 1997, respectively. The Company does not maintain any ownership interest in and does not fund operating losses or guarantee any minimum income for these managed hospitals. The Company does not have any guarantees to these hospitals, except for two managed hospitals for which the Company has guaranteed the hospitals' long-term debt of $690,000.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

STOCK BASED COMPENSATION

     The Company, from time to time, grants stock options for a fixed number of common shares to employees. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly, recognizes no compensation expense for the stock option grants when the exercise price of the options equals, or is greater than, the market price of the underlying stock on the date of grant.

INTEREST RATE SWAP AGREEMENTS

     The Company enters into interest rate swap agreements as a means of managing its interest rate exposure. The differential to be paid or received is recognized over the life of the agreement as an adjustment to interest expense.

EARNINGS PER SHARE

     In 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to Statement 128 requirements.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income. The Statement requires that items required to be recognized as components of comprehensive income be reported in a financial statement displayed with the same prominence as other financial statements. The Statement is effective for financial statements for fiscal years beginning after December 15, 1997. Adoption of Statement No. 130 will have no impact on the Company's net income or stockholders' equity.

     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The Statement changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to shareholders. The Statement is effective for financial statements for fiscal years beginning after December 15, 1997. The statement affects only disclosures presented in the financial statements and will have no effect on consolidated financial position or results of operations.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

3. ACQUISITIONS

MEMORIAL MOTHER FRANCES HOSPITAL

     In July 1996, the Company purchased certain assets totaling $26,394,000 and assumed certain liabilities totaling $3,211,000 of Memorial Mother Frances Hospital for a purchase price of $23,183,000, summarized as follows (In thousands):

Assets acquired:
  Current assets............................................  $ 3,545
  Property, plant and equipment, net........................   22,849
                                                              -------
                                                               26,394
Liabilities assumed:
  Current liabilities.......................................     (478)
  Long-term obligations.....................................   (2,234)
  Other liabilities.........................................     (499)
                                                              -------
                                                               (3,211)
                                                              -------
Purchase price..............................................  $23,183
                                                              =======

STARKE MEMORIAL HOSPITAL

     In October 1996, the Company acquired Starke Memorial Hospital by assuming certain liabilities ($211,000), purchasing current assets ($458,000) and entering into a capital lease agreement for a purchase price of $7,742,000. The allocation of the unallocated purchase price of $7,495,000 was finalized in the third quarter of 1997 and consisted of property, plant and equipment and cost in excess of net assets acquired of $5,201,000 and $2,294,000 respectively. The cost in excess of net assets acquired is being amortized over 20 years.

BRIM, INC.

     On December 18, 1996, a subsidiary of Brim merged with PHC. Brim was engaged in the business of owning, leasing and managing hospitals in non-urban communities primarily in the northwestern and southwestern United States. In exchange for their shares in PHC, the PHC shareholders received 14,403 shares of newly-designated redeemable junior preferred stock and 2,757,947 shares of newly designated common stock of Brim. As discussed in Note 1, the merger was accounted for as a reverse acquisition under the purchase method of accounting and, for accounting purposes, PHC was considered as having acquired Brim. The historical financial statements of PHC became the historical financial statements of Brim and include the results of operations of Brim from the effective date of the merger, December 18, 1996. The reverse acquisition of Brim by PHC

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES resulted in cost in excess of net assets acquired of $52,393,000 summarized as follows (In thousands):

Purchase price..............................................  $  1,594
Add liabilities assumed:
  Current liabilities.......................................    18,768
  Long-term obligations, less current maturities............    75,943
  Other liabilities.........................................    13,889
                                                              --------
                                                               108,600
Mandatory redeemable preferred stock........................    31,824
                                                              --------
                                                               140,424
Less assets acquired:
  Current assets............................................    57,015
  Property, plant and equipment, net........................    26,570
  Other noncurrent assets...................................     4,840
  Management contracts......................................     1,200
                                                              --------
                                                                89,625
                                                              --------
Cost in excess of net assets acquired.......................  $ 52,393
                                                              ========

     The cost in excess of net assets acquired is being amortized over a period ranging from 20 to 35 years, resulting in a weighted average useful life of 30.9 years.

     The principal elements of transactions occurring in conjunction with the reverse acquisition included the following:

     - First Additional Investment -- As a result of the reverse acquisition, PHC assumed an agreement between Brim and Golder, Thoma, Cressey, Rauner Fund IV, L.P. (GTCR Fund IV) that granted GTCR Fund IV the right to acquire, at its sole discretion, up to 2,733 shares of the Company's redeemable junior preferred stock at a price of $1,000 per share, and up to 448,033 shares of the Company's common stock at a price of $0.61 per share, at any time through December 17, 1999. The agreement provided that Leeway & Co., Mr. Martin Rash, Mr. Richard Gore, and two banks were obligated to purchase redeemable junior preferred stock and common stock in specified amounts at the same per share prices in the event GTCR Fund IV exercised its right to acquire junior preferred and common stock. In July 1997, GTCR Fund IV exercised its right and, accordingly, 3,755 shares of redeemable junior preferred stock and 706,886 shares of common stock were purchased for net proceeds of $4,182,000 by GTCR Fund IV, Mr. Rash, Mr. Gore, and two banks.

     - Second Additional Investment -- The agreement discussed immediately above also granted GTCR Fund IV the right to acquire up to 4,545 shares of the Company's redeemable junior preferred stock at a price of $1,000 per share, and up to 745,082 shares of the Company's common stock at a price of $0.61 per share, at any time after the date upon which the investment discussed above was completed and before December 17, 1998. The agreement also granted Leeway & Co. the right to acquire senior preferred stock, redeemable junior preferred stock, common stock, and a common stock warrant, and granted Mr. Rash and Mr. Gore the right to acquire common stock, in specified amounts at the same per share prices in the event GTCR exercised its right to acquire junior preferred and common stock. In connection with the public offering of its common stock, the rights of GTCR Fund IV, Leeway & Co., Mr. Rash, and Mr. Gore, to purchase stock of the Company pursuant to the Second Initial Investment were terminated with no purchases being made (see note 15.)

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

          - The Company approved a plan to terminate approximately 200 corporate and hospital operating personnel of Brim. The Company accrued approximately $2,190,000 of severance liability relating to these approved terminations as of December 31, 1996 and included this liability in the cost in excess of net assets acquired of Brim. Subsequent to December 31, 1996, the Company terminated approximately 200 employees and paid severance benefits of the full amount of the recorded severance liability.

          - As a result of the reverse acquisition, PHC is deemed for financial reporting purposes to have assumed a warrant that had been issued by Brim for 253,228 shares of Brim's common stock. The warrant has an exercise price of $0.061 per share and has a twelve-year term (see
            Note 7).

NEEDLES DESERT COMMUNITIES HOSPITAL

     Effective August 1, 1997, the Company acquired Needles Desert Communities Hospital (which subsequently changed its name to Colorado River Medical Center) by entering into a 15-year lease agreement with three five-year renewal terms and by purchasing assets totaling $1,139,000, prepaying rent totaling $2,052,000 and assuming certain liabilities totaling $518,000.

OTHER INFORMATION

     In accordance with its stated policy, management of the Company evaluates all acquisitions independently to determine the appropriate amortization period for cost in excess of net assets acquired. Each evaluation includes an analysis of factors such as historic and projected financial performance, evaluation of the estimated useful lives of buildings and fixed assets acquired, the indefinite lives of certificates of need and licenses acquired, the competition within local markets, and lease terms where applicable.

     The foregoing acquisitions were accounted for using the purchase method of accounting. The operating results of the acquired companies have been included in the accompanying consolidated statements of operations from the respective dates of acquisition.

     The following pro forma information reflects the operations of the entities acquired in 1996 and 1997, as if the respective transactions had occurred as of January 1, 1996. The pro forma results of operations do not purport to represent what the Company's results would have been had such transactions in fact occurred at January 1, 1996. (In thousands, except per share data).

                                                                1996       1997
                                                              --------   --------
Total revenue...............................................  $164,748   $177,248
Net loss....................................................  $(11,607)  $  3,435
Net loss per share to common shareholders -- basic..........  $  (4.06)  $   0.59
Weighted average common shares..............................     2,860      5,787

     The Company has minority ownership in various health care related businesses. These investments are accounted for by the equity method. The assets, liabilities and results of operations of these businesses are not material to the consolidated financial statements.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

4. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following (In thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1997
                                                              -------   -------
Land........................................................  $ 2,181   $ 4,991
Leasehold improvements......................................    2,616     3,114
Buildings and improvements..................................   31,359    37,310
Equipment...................................................   12,359    22,846
                                                              -------   -------
                                                               48,515    68,261
Less allowances for depreciation and amortization...........     (927)   (5,900)
                                                              -------   -------
                                                               47,588    62,361
Construction-in-progress (estimated cost to complete at
  December 31, 1997 -- $10,992).............................    1,909     3,613
                                                              -------   -------
                                                              $49,497   $65,974
                                                              =======   =======

     Assets under capital leases were $18,491,000 and $23,619,000 net of accumulated amortization of $171,000 and $2,684,000 at December 31, 1996 and 1997, respectively. Interest is capitalized in connection with construction projects at the Company's facilities. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. In 1996 and 1997, respectively, $28,000 and $223,000 of interest cost was capitalized.

5. LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following (In thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1997
                                                              -------   -------
Revolving credit agreement..................................  $37,000   $47,000
Term loan...................................................   35,000    35,000
Other debt obligations......................................       87        47
                                                              -------   -------
                                                               72,087    82,047
Obligations under capital leases (see Note 11)..............    7,575     7,049
                                                              -------   -------
                                                               79,662    89,096
Less current maturities.....................................   (1,873)   (6,053)
                                                              -------   -------
                                                              $77,789   $83,043
                                                              =======   =======

     Prior to the merger with Brim (see Note 3), the Company had outstanding debt of $19,300,000. In connection with the merger, the Company repaid its outstanding debt and reported a $262,000 loss on early retirement, net of taxes of $167,000, as a result of the write off of related deferred financing costs.

     As a result of the reverse acquisition of Brim, the Company assumed a $100 million credit facility of Brim, consisting of a revolving credit agreement in an amount of up to $65,000,000 and a term loan in the amount of $35,000,000. There was $47,000,000 of borrowings outstanding under the revolving credit agreement and $35,000,000 under the term loan at December 31, 1997. Future borrowings under the revolver are limited, in certain instances, to acquisitions of identified businesses. At December 31, 1997, the Company had additional borrowing capacity available under the revolver of approximately $18,000,000.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

     The loans under the credit agreement bear interest, at the Company's option, at the adjusted base rate or at the adjusted LIBOR rate. The interest rate ranged from 9.50% to 7.88% during 1997. The Company pays a commitment fee of one-half of one percent on the unused portion of the revolving credit agreement. The Company may prepay the principal amount outstanding under the revolving credit agreement at any time before the maturity date of December 16, 1999. The term loan is payable in quarterly installments ranging from $1,250,000 commencing in the second quarter of 1998 to $2,250,000 in 2002, plus one payment of $2,000,000 in 2002.

     The Company has a standby letter of credit with the bank. Amounts outstanding under the letter of credit totaled $603,000 and $0 at December 31, 1996 and 1997, respectively. Amounts outstanding are applied against the credit availability under the Company's revolving credit agreement.

     In certain circumstances, the Company is required to make mandatory prepayments of the term loan and revolver to the extent of (i) 100% of net proceeds from the issuance of equity securities in excess of $25,000,000, provided however that in connection with a qualified initial public offering of the Company's common stock, the Company is only required to make a mandatory prepayment in an amount equal to the first $20,000,000 of net cash proceeds;
(ii) 100% of the net proceeds of any debt issued; and (iii) 100% of net proceeds from asset sales other than sales of obsolete equipment in the ordinary course of business or insurance proceeds.

     The credit facility limits, under certain circumstances, the Company's ability to incur additional indebtedness, including contingent obligations; sell material assets; retire, redeem or otherwise reacquire its capital stock; acquire the capital stock or assets of another business; or pay dividends. The credit facility also requires the Company to maintain a specified net worth and meet or exceed certain coverage, leverage, and indebtedness ratios. Indebtedness under the credit facility is secured by substantially all assets of the Company.

     During 1997, as required by the credit facility, the Company entered into an interest rate swap agreement, which effectively converted for a three-year period $35.0 million of floating-rate borrowings to fixed-rate borrowings. This interest rate swap agreement will be used to manage the Company's interest rate exposure. The agreement is a contract to periodically exchange floating interest rate payments for fixed interest rate payments over the life of the agreement. The Company secured an 6.27% fixed interest rate. The Company is exposed to credit losses in the event of non-performance by the counterparty to its financial instruments. The Company anticipates that the counterparty will be able to fully satisfy its obligations under the contract.

     Aggregate maturities of long-term obligations at December 31, 1997, excluding capital leases, are as follows (In thousands):

1998........................................................  $ 3,774
1999........................................................   52,773
2000........................................................    6,750
2001........................................................    7,750
2002........................................................   11,000
Thereafter..................................................       --
                                                              -------
                                                              $82,047
                                                              =======

     As discussed in Notes 15 and 16, the Company repaid the $35,000,000 term loan and made a payment of $4,542,000 on the revolving credit agreement subsequent to December 31, 1997 from the proceeds of the initial public offering of the Company's common stock. Management has

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES amended and restated the Credit Agreement, subsequent to December 31, 1997, to increase availability under the credit facility to $260.0 million.

6. MANDATORY REDEEMABLE PREFERRED STOCK

     Redeemable preferred stock consists of the following (In thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1997
                                                              -------   -------
Series A redeemable senior preferred stock -- $1,000 per
  share stated value, authorized 25,000, issued outstanding
  20,000, net of a warrant of $139,000 and unamortized
  issuance costs of $892,000 and $793,000, as of December
  31, 1996 and 1997, respectively...........................  $18,969   $19,068
Series B redeemable junior preferred stock -- $1,000 per
  share stated value, authorized 50,000, issued and
  outstanding 28,540 and 32,295, net of unamortized issuance costs of $1,282,000 and $1,201,000, as of December 31,
  1996 and 1997, respectively...............................   27,258    31,094
                                                              -------   -------
                                                              $46,227   $50,162
                                                              =======   =======

     The 20,000 outstanding shares of Series A redeemable senior preferred stock and a warrant to purchase 253,228 shares of common stock were issued in December 1996 by Brim for cash of $20.0 million. Issuance costs totaled $892,000. Series A redeemable preferred stock pays cumulative preferential dividends which accrue on a daily basis at the rate of 11% and are payable in cash when and as declared by the board of directors.

     Of the 32,295 outstanding shares of Series B redeemable junior preferred stock, 28,540 were issued in December 1996 by Brim and 3,755 were issued in July 1997. Issuance costs totaled $1,282,000 and $50,000 in December 1996 and July 1997, respectively. Series B redeemable junior preferred stock pays cumulative preferential dividends which accrue on a daily basis at the rate of 8% and are payable in cash when and as declared by the board of directors.

     In connection with its initial public offering of common stock (see Note
15), the Company redeemed all of the outstanding shares of preferred stock and all accrued and unpaid dividends thereon.

7. STOCKHOLDERS' EQUITY

COMMON STOCK

     The capital stock of the Company consists of common stock, no par value, of which 20,000,000 shares are authorized and 6,330,614 shares are issued and outstanding as of December 31, 1997.

     The capital stock of PHC previously consisted of Class A Common Stock, and Class B Common Stock. All of the PHC Class A and Class B Common Stock was exchanged by the PHC shareholders in the merger with Brim for 14,403 shares of Brim junior preferred stock and 2,757,947 shares of Brim common stock as more fully discussed in Note 3.

     On May 8, 1997, the Company declared a three-for-one stock split of the outstanding common stock and common stock options and warrant to shareholders of record on May 8, 1997. All common share and per share data, included in the accompanying consolidated financial statements and footnotes thereto, have been restated to reflect this stock split.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

STOCK OPTIONS

     The Company follows Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations in accounting for its employee stock options, because as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The Company had no stock options outstanding prior to March 1997. In March 1997, the Company's Board of Directors approved the 1997 Long-Term Incentive Plan (the Plan) under which options to purchase 959,016 shares of common stock may be granted to officers, employees, and directors. The options have a maximum term of 10 years and vest in five equal annual installments. Options are generally granted at not less than market price on the date of grant. In March 1997, the Company granted options to purchase an aggregate of 284,530 shares of Common Stock at an exercise price of $4.575. In September 1997, the Company's Board of Directors approved the grant of options to acquire 70,586 common shares at an exercise price equal to the initial public offering price of the Company's common stock, but none of these options were granted at December 31, 1997. As of December 31, 1997, the remaining contractual life of the options is 9.3 years, none of the options are exercisable, and shares available for grant total 674,486. No options were exercised or forfeited during 1997.

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997: risk-free interest rate of 6.41%; dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of
 .563; and a weighted-average expected life of the option of 5 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except for per share information):

                                                               1997
                                                              -------
Pro forma net loss to common shareholders...................  $(1,131)
Pro forma net loss per share to common shareholders:
  Basic.....................................................    (0.20)
  Diluted...................................................    (0.18)

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

WARRANT

     In connection with the reverse acquisition of Brim (see Note 3), the Company assumed a warrant that had been issued by Brim to purchase 253,228 shares of Brim's common stock. On September 12, 1997, the warrant, which had an exercise price of $0.061 per share, was exercised resulting in total proceeds to the Company of $15,447.

8. PATIENT SERVICE REVENUE

     The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established rates. A summary of the payment arrangements with major third-party payors follows:

     - Medicare -- Inpatient acute care services rendered to Medicare program beneficiaries are paid at prospectively determined rates per diagnosis. These rates vary according to a patient classification system that is based on clinical, diagnostic, and other factors. Inpatient nonacute services, certain outpatient services and medical education costs related to Medicare beneficiaries are paid based on a cost reimbursement methodology. The Company is reimbursed for cost reimbursable items at a tentative rate with final settlement determined after submission of annual cost reports by the Company and audits thereof by the Medicare fiscal intermediary. The Company's classification of patients under the Medicare program and the appropriateness of their admission are subject to an independent review. The majority of the Company's Medicare cost reports have been audited by the Medicare fiscal intermediary through December 31, 1995.

     - Medicaid -- Inpatient and outpatient services rendered to the beneficiaries under the Medi-Cal program (California's medicaid program) are reimbursed either under contracted rates or reimbursed for cost reimbursable items at a tentative rate with final settlement determined after submission of annual cost reports by the Company and audits thereof by Medi-Cal. The Company's Medi-Cal cost reports have been audited by the Medi-Cal fiscal intermediary through December 31, 1995. The Medicaid programs of the other states in which the Company owns or leases hospitals are prospective payment systems which generally do not have retroactive cost report settlement procedures.

     - Other -- The Company also has entered into payment agreements with certain commercial insurance carriers, health maintenance organizations and preferred provider organizations. The basis for payment to the Company under these agreements includes prospectively determined rates per discharge, discounts from established charges, and prospectively determined daily rates.

     Final determination of amounts earned under the Medicare and Medicaid programs often occur in subsequent years because of audits by the programs, rights of appeal and the application of numerous technical provisions. Differences between original estimates and subsequent revisions (including final settlements) are included in the statements of operations in the period in which the revisions are made, and resulted in increases in net patient service revenue of $788,000 for the predecessor company in 1996 and $3,260,000 for the Company in 1997. The amount of the revisions that occurred in the fourth quarter of 1997 totaled $2,400,000.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

9. INCOME TAXES

     The provision for income tax expense (benefit) attributable to income
(loss) before extraordinary item consists of the following amounts (In thousands):

                                                    FOR THE PERIOD       FOR THE YEAR
                                                     FEBRUARY 2 TO           ENDED
                                                   DECEMBER 31, 1996   DECEMBER 31, 1997
                                                   -----------------   -----------------
Current:
  Federal........................................        $ 162              $  (829)
  State..........................................           39                 (198)
                                                         -----              -------
                                                           201               (1,027)
Deferred:
  Federal........................................         (706)               3,776
  State..........................................         (168)                 901
                                                         -----              -------
                                                          (874)               4,677
                                                         -----              -------
                                                         $(673)             $ 3,650
                                                         =====              =======

     The differences between the Company's effective income tax rate of 33.8% and 47.2% before extraordinary item for 1996 and 1997, respectively, and the statutory federal income tax rate of 34.0% are as follows (In thousands):

                                                   FOR THE PERIOD        FOR THE YEAR
                                                    FEBRUARY 2 TO           ENDED
                                                  DECEMBER 31, 1996   DECEMBER 31, 1997
                                                  -----------------   ------------------
Statutory federal rate..........................        $(676)              $2,627
State income taxes, net of federal income tax
  benefit.......................................          (85)                 464
Amortization of goodwill........................           --                  577
Other...........................................           88                  (18)
                                                        -----               ------
                                                        $(673)              $3,650
                                                        =====               ======

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

     The components of the Company's deferred tax assets and liabilities are as follows (In thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1997
                                                              -------   -------
Deferred tax assets -- current:
  Accounts and notes receivable.............................  $ 3,305   $    --
  Accrued vacation liability................................      710       739
  Accrued liabilities.......................................    1,260       447
                                                              -------   -------
Deferred tax assets -- current..............................    5,275     1,186
Deferred tax liabilities -- current:
  Accounts and notes receivable.............................       --       (32)
                                                              -------   -------
Deferred tax liabilities -- current.........................       --       (32)
                                                              -------   -------
Net deferred tax assets -- current..........................  $ 5,275   $ 1,154
                                                              =======   =======
Deferred tax assets -- noncurrent:
  Net operating losses......................................  $   278   $   278
  Accrued liabilities.......................................      706       701
  Other.....................................................       --       115
                                                              -------   -------
                                                                  984     1,094
Less valuation allowance....................................     (278)     (278)
                                                              -------   -------
Deferred tax assets -- noncurrent...........................      706       816
Deferred tax liabilities -- noncurrent:
  Property, plant and equipment.............................   (4,246)   (5,047)
  Management contracts......................................     (464)     (370)
  Other.....................................................      (41)       --
                                                              -------   -------
Deferred tax liabilities -- noncurrent......................   (4,751)   (5,417)
                                                              -------   -------
Net deferred tax liabilities -- noncurrent..................  $(4,045)  $(4,601)
                                                              =======   =======
          Total deferred tax assets.........................  $ 6,259   $ 2,280
                                                              =======   =======
          Total deferred tax liabilities....................  $ 4,751   $ 5,449
                                                              =======   =======
          Total valuation allowance.........................  $   278   $   278
                                                              =======   =======

     In the accompanying consolidated balance sheets, net current deferred tax assets and net noncurrent deferred tax liabilities are included in prepaid expenses and other, and other liabilities, respectively.

     The Company had net operating loss carryforwards (NOLs) of approximately $714,000 at December 31, 1996 and 1997 related to a subsidiary. These NOLs will expire beginning in 2009. Due to restrictions on the use of the NOLs under the Internal Revenue Code, management believes there is a risk they may expire unused and, accordingly, has established a valuation reserve against the tax benefit of the NOLs. Management believes it is more likely than not that the remaining deferred tax assets will ultimately be realized through future taxable income from operations.

     During 1997, the Internal Revenue Service finalized its examination of the predecessor company's federal income tax returns for the 1993 and 1994 years. Finalization of the examination had no impact on the results of operations of the Company.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

10. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share (In thousands, except per share data):

                                                                            PRO FORMA
                                                                              1997
                                                       1996      1997     (SEE NOTE 16)
                                                      -------   -------   -------------
                                                                           (UNAUDITED)
Numerator for basic and diluted income (loss) per
  share to common shareholders:
  Income (loss) before extraordinary item...........  $(1,316)  $ 4,075      $ 6,110
  Less preferred stock dividends....................     (172)   (5,077)          --
                                                      -------   -------      -------
  Income (loss) before extraordinary item to common
     shareholders...................................   (1,488)   (1,002)       6,110
  Extraordinary item................................     (262)       --           --
                                                      -------   -------      -------
  Net income (loss) to common shareholders..........  $(1,750)  $(1,002)     $ 6,110
                                                      =======   =======      =======
Denominator:
  Denominator for basic income (loss) per share to
     common shareholders -- weighted-average
     shares.........................................    2,860     5,787       12,466
  Effect of dilutive securities:
     Stock rights...................................       --       336          336
     Warrants.......................................       10       189          189
     Employee stock options.........................       --       149          149
                                                      -------   -------      -------
  Denominator for diluted income (loss) per share to
     common shareholders -- adjusted weighted-
     average shares.................................    2,870     6,461       13,140
                                                      =======   =======      =======
Income (loss) per share to common shareholders --
  basic:
  Income (loss) before extraordinary item to common
     shareholders...................................  $ (0.52)  $ (0.17)     $  0.49
  Extraordinary item................................    (0.09)       --           --
                                                      -------   -------      -------
  Net income (loss) to common shareholders..........  $ (0.61)  $ (0.17)     $  0.49
                                                      =======   =======      =======
Income (loss) per share to common shareholders --
  diluted:(1)
  Income (loss) before extraordinary item to common
     shareholders...................................  $ (0.52)  $ (0.17)     $  0.46
  Extraordinary item................................    (0.09)       --           --
                                                      -------   -------      -------
  Net income (loss) to common shareholders..........  $ (0.61)  $ (0.17)     $  0.46
                                                      =======   =======      =======

------------------

(1) Historical diluted loss per share amounts for 1996 and 1997 have been calculated using the same denominator as used in the basic income (loss) per share calculation as the inclusion of dilutive securities in the denominator would have an anti-dilutive effect.

11. LEASES

     The Company leases various buildings, office space and equipment. The leases expire at various times and have various renewal options. These leases are classified as either capital leases or operating leases based on the terms of the respective agreements.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

     Future minimum payments at December 31, 1997, by year and in the aggregate, under capital leases and noncancellable operating leases with terms of one year or more consist of the following (In thousands):

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
1998........................................................  $ 2,785    $ 4,286
1999........................................................    2,332      2,981
2000........................................................    1,271      2,367
2001........................................................      883      1,465
2002........................................................      316      1,311
Thereafter..................................................    1,021      5,246
                                                              -------    -------
Total minimum lease payments................................    8,608    $17,656
                                                                         =======
Amount representing interest................................   (1,559)
                                                              -------
Present value of net minimum lease payments (including
          $2,279 classified as current).....................  $ 7,049
                                                              =======

12. CONTINGENCIES

     The Company is involved in litigation and regulatory investigations arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, these matters will be resolved without material adverse effect on the Company's consolidated financial position or results of operations.

13. RETIREMENT PLANS

     The Company sponsors defined contribution employee benefit plans which cover substantially all employees. Employees may contribute a percentage of eligible compensation subject to Internal Revenue Service limits. The plans call for the Company to make matching contributions, based on either a percentage of employee contributions or a discretionary amount as determined by the Company. Contributions by the Company to the plans totaled $112,000 and $988,000 for the period February 2, 1996 to December 31, 1996 and the year ended December 31, 1997, respectively.

     The Company sponsors a nonqualified supplemental deferred compensation plan for selected management employees. As determined by the Board of Directors, the Plan provides a benefit of 1% to 3% of the employee's compensation. The participant's amount is fully vested, except in those instances where the participant's employment terminates for any reason other than retirement, death or disability, in which case the participant forfeits a portion of the employer's contribution depending on length of service. Plan expense totaled $4,000 and $98,000 for the period February 2, 1996 to December 31, 1996 and the year ended December 31, 1997, respectively.

14. FAIR VALUES OF FINANCIAL INSTRUMENTS

     Cash and Cash Equivalents: The carrying amount reported in the balance sheets for cash and cash equivalents approximates fair value.

     Accounts Receivable and Accounts Payable: The carrying amount reported in the balance sheets for accounts receivable and accounts payable approximates fair value.

     Long-Term Debt: The carrying amount reported in the balance sheets for long-term obligations approximates fair value. The fair value of the Company's long-term obligations is

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

     Interest rate swap agreement: The fair value of the Company's interest rate swap agreement is $720,000 at December 31, 1997.

15. SUBSEQUENT EVENTS

REINCORPORATION

     On February 4, 1998, the Company merged with a wholly-owned subsidiary in order to change its jurisdiction of incorporation to Delaware and change its name to Province Healthcare Company. In the Merger, the Company exchanged 1.83 shares of its no par common stock for each share of the subsidiary's $0.01 par value common stock. All common share and per share data included in the consolidated financial statements and footnotes thereto have been restated to reflect this reincorporation.

PUBLIC OFFERING OF COMMON STOCK

     On February 10, 1998, the Company completed its initial public offering of common stock. The net proceeds from the offering were used to reduce the balance of the outstanding term and revolving credit loans, redeem the outstanding balance of the Series A redeemable senior preferred stock plus accrued dividends, and repurchase a portion of the common stock held by GTCR and Leeway & Co. In connection with the offering, the Series B redeemable junior preferred stock was converted into common stock at the public offering price of the common stock. (See Note 16.)

16. PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

     The unaudited pro forma consolidated balance sheet as of December 31, 1997 gives effect to (i) the conversion from no par value to $0.01 par value common stock, (ii) the conversion of junior preferred stock into common stock, and
(iii) the sale of common stock in the initial public offering and the application of net proceeds thereof to the repurchase of certain shares of common stock, the redemption of senior preferred stock and the repayment of debt, as if all such transactions had been completed as of December 31, 1997 at the offering price of $16.00 per share, as follows (see Note 15):

     - The reclassification of $2,053,000 from common stock to additional paid-in-capital upon conversion from no par to $0.01 par value Common Stock.

     - The prepayment of $696,000 of dividends on the senior preferred stock and junior preferred stock.

     - The conversion of the 32,295 shares of junior preferred stock net of issuance costs plus accumulated and unpaid dividends into 2,204,420 shares of common stock at the initial public offering price of $16.00 per share.

     - The sale of 5,405,000 shares of common stock in the offering at the initial public offering price of $16.00 per share for proceeds net of offering costs, of $77,165,000.

     - The repurchase of 930,266 shares of common stock using offering proceeds of $14,884,000.

     - The redemption of 20,000 shares of senior preferred stock with a liquidation value of $20,000,000 net of issuance and warrant costs of $932,000 and the payment of accumulated and unpaid dividends of $2,739,000, using offering proceeds of $22,739,000.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

     - The application of the remaining proceeds from the offering of $39,542,000 for the repayment of long-term obligations.

     The unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 gives effect to (i) the conversion of junior preferred stock into common stock and (ii) the sale of common stock in the offering and the application of net proceeds thereof to the repurchase of certain shares of common stock, the redemption of senior preferred stock and the repayment of debt, as if all such transactions had been completed as of January 1, 1997 at the initial public offering price of $16.00 per share, as follows:

     - The elimination of interest expense associated with the $39,542,000 of long-term obligations incurred on December 18, 1996 and repaid with the net proceeds of the offering, and the elimination of the related income tax benefit based on the combined federal and state statutory rate of 39%.

     - The elimination of the dividends and the accretion of issuance costs on the senior preferred stock redeemed with a portion of the net proceeds of the offering and the junior preferred stock converted into common stock in connection with the offering.

     The pro forma consolidated financial information does not purport to represent what the Company's results of operations or financial position would have been had such transactions in fact occurred at December 31, 1997 as to the pro forma balance sheet, or as of January 1, 1997 as to the statement of operations, or to project the Company's results of operations in any future period.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                              MARCH 31, 1998
                                                              --------------
                                                              (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................................     $  6,675
  Accounts receivable, less allowance for doubtful accounts
     of $5,562..............................................       35,705
  Inventories...............................................        3,848
  Prepaid expenses and other................................        6,028
                                                                 --------
          Total current assets..............................       52,256
Property, plant and equipment, net..........................       66,804
Other assets:
  Unallocated purchase price................................          760
  Cost in excess of net assets acquired, net................       53,146
  Other assets..............................................        8,256
                                                                 --------
          Total assets......................................     $181,222
                                                                 ========

LIABILITIES, REDEEMABLE PREFERRED STOCK AND
COMMON STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................     $  5,029
  Accrued salaries and benefits.............................        6,968
  Accrued expenses..........................................        2,311
  Current maturities of long-term obligations...............        2,255
                                                                 --------
          Total current liabilities.........................       16,563
Long-term obligations, less current maturities..............       52,166
Third-party settlements.....................................        7,255
Other liabilities...........................................        8,506
Minority interest...........................................          888
Mandatory redeemable preferred stock........................           --
Common stockholders' equity (deficit):
  Common stock -- $0.01 par value, authorized 25,000,000,
     issued and outstanding 13,009,768......................          130
  Additional paid-in-capital................................       97,338
  Retained deficit..........................................       (1,624)
                                                                 --------
          Total common stockholders' equity (deficit).......       95,844
                                                                 --------
          Total liabilities, redeemable preferred stock and
           common stockholders' equity......................     $181,222
                                                                 ========

                            See accompanying notes.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                                THREE MONTHS ENDED MARCH 31,
                                                              --------------------------------
                                                                                    PRO FORMA
                                                                                    (NOTE 10)
                                                                1997       1998        1998
                                                              --------   --------   ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                           DATA)
Revenue:
  Net patient service revenue...............................  $34,504    $42,750     $42,750
  Management and professional services......................    3,253      2,930       2,930
  Reimbursable expenses.....................................    1,707      1,562       1,562
  Other.....................................................      995        609         609
                                                              -------    -------     -------
          Net operating revenue.............................   40,459     47,851      47,851
Expenses:
  Salaries, wages and benefits..............................   15,400     18,606      18,606
  Reimbursable expenses.....................................    1,707      1,562       1,562
  Purchased services........................................    5,045      6,035       6,035
  Supplies..................................................    3,817      4,627       4,627
  Provision for doubtful accounts...........................    2,410      3,082       3,082
  Other operating expenses..................................    4,353      4,257       4,257
  Rentals and leases........................................    1,323      1,474       1,474
  Depreciation and amortization.............................    1,770      2,205       2,205
  Interest expense..........................................    1,761      1,855       1,381
  Minority interest.........................................       68         68          68
  Loss on sale of assets....................................       87         33          33
                                                              -------    -------     -------
          Total expenses....................................   37,741     43,804      43,330
Income before provision for income taxes....................    2,718      4,047       4,521
Provision for income taxes..................................    1,211      1,772       1,961
                                                              -------    -------     -------
Net income..................................................    1,507      2,275       2,560
Preferred stock dividends and accretion.....................   (1,115)      (696)         --
                                                              -------    -------     -------
Net income to common shareholders...........................  $   392    $ 1,579     $ 2,560
                                                              =======    =======     =======
Basic earnings per share to common shareholders:
  Net income................................................  $  0.28    $  0.24     $  0.20
  Preferred stock dividends and accretion...................    (0.21)     (0.07)         --
                                                              -------    -------     -------
  Net income to common shareholders.........................  $  0.07    $  0.17     $  0.20
                                                              =======    =======     =======
Diluted earnings per share to common shareholders:
  Net income................................................  $  0.24    $  0.23     $  0.19
  Preferred stock dividends and accretion...................    (0.18)     (0.07)         --
                                                              -------    -------     -------
  Net income to common shareholders.........................  $  0.06    $  0.16     $  0.19
                                                              =======    =======     =======

                            See accompanying notes.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                                1997      1998
                                                              --------   -------
                                                                 (DOLLARS IN
                                                                  THOUSANDS)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:........  $ (1,264)  $   233
INVESTING ACTIVITIES
  Purchase of property, plant and equipment.................    (2,420)   (2,524)
  Net capital contributions and
     withdrawals -- investments.............................       (61)      (15)
                                                              --------   -------
  Net cash used in investing activities.....................    (2,481)   (2,539)
FINANCING ACTIVITIES
  Proceeds from long-term debt..............................        --    61,000
  Repayments of debt........................................      (431)  (95,649)
  Net proceeds from issuance of common stock................        --    77,067
  Exchange of Junior Preferred Stock........................        --   (14,884)
  Redemption of Senior Preferred Stock......................        --   (22,739)
                                                              --------   -------
  Net cash provided by (used in) financing activities.......      (431)    4,795
                                                              --------   -------
  Net increase (decrease) in cash and cash equivalents......    (4,176)    2,489
  Cash and cash equivalents at beginning of period..........    11,256     4,186
                                                              --------   -------
  Cash and cash equivalents at end of period................  $  7,080   $ 6,675
                                                              ========   =======
SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid during the period...........................  $  1,433   $ 1,966
                                                              ========   =======
  Income taxes paid during the period.......................  $     41   $   166
                                                              ========   =======
NONCASH TRANSACTIONS
  Dividends and accretion on preferred stock................  $  1,115   $   696
  Conversion and redemption of preferred stock..............        --    33,138
  Property and equipment acquired through capital leases....       706        --

                            See accompanying notes.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 MARCH 31, 1998

1. BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Interim results are not necessarily indicative of results that may be expected for the full year.

     In the opinion of management, the accompanying interim financial statements contain all material adjustments, consisting only of normal recurring adjustments, necessary to present fairly the consolidated financial position, results of operations and cash flows of Province Healthcare Company (the "Company").

     For further information, refer to the consolidated financial statements and footnotes included herein.

2. RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income." The Statement requires that items required to be recognized as components of comprehensive income be reported in a financial statement displayed with the same prominence as other financial statements. The Statement is effective for financial statements for fiscal years beginning after December 15, 1997. For the three month period ending March 31, 1998, the Company had no comprehensive income components except for net income.

     In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Statement changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to shareholders. The Statement is effective for the Company beginning with its December 31, 1998 financial statements. The Statement affects only disclosures presented in the financial statements and will have no effect on consolidated financial position or results of operations.

3. LONG-TERM DEBT

     On March 30, 1998, the Company amended and restated its Credit Agreement and increased its credit facilities to $260 million, including a five-year $35 million End-Loaded Lease Facility ("ELLF"). At March 31, 1998, the Company had $48 million outstanding under its revolving line of credit and no amounts outstanding under the ELLF.

     The Amended and Restated Credit Agreement contains limitations on the Company's ability to incur additional indebtedness (including contingent obligations), sell material assets, retire, redeem or otherwise reacquire its capital stock, acquire the capital stock or assets of another business, and pay dividends. The Amended and Restated Credit Agreement also requires the Company to maintain a specified net worth and meet or exceed certain coverage, leverage, and indebtedness ratios. Indebtedness under the Amended and Restated Credit Agreement is secured by substantially all assets of the Company.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

4. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share (In thousands, except per share data):

                                                          THREE MONTHS ENDED MARCH 31,
                                                          ----------------------------
                                                               ACTUAL        PRO FORMA
                                                          ----------------   (NOTE 10)
                                                           1997      1998      1998
                                                          -------   ------   ---------
Numerator:
  Net income............................................  $ 1,507   $2,275    $ 2,560
  Preferred stock dividends and accretion...............   (1,115)    (696)        --
                                                          -------   ------    -------
  Net income to common shareholders.....................  $   392   $1,579    $ 2,560
                                                          =======   ======    =======
Denominator:
  Denominator for basic earnings per share to common
     shareholders -- weighted-average shares............    5,371    9,343     13,010
  Effect of dilutive securities --
     Incentive stock options............................      311      272        272
     July stock issuance................................      672       --         --
                                                          -------   ------    -------
     Denominator for diluted earnings per share.........    6,354    9,615     13,282
Basic earnings per share to common shareholders:
  Net income............................................  $  0.28   $ 0.24    $  0.20
  Preferred stock dividends and accretion...............    (0.21)   (0.07)        --
                                                          -------   ------    -------
  Net income to common shareholders.....................  $  0.07   $ 0.17    $  0.20
                                                          =======   ======    =======
Diluted earnings per share to common shareholders:
  Net income............................................  $  0.24   $ 0.23    $  0.19
  Preferred stock dividends and accretion...............    (0.18)   (0.07)        --
                                                          -------   ------    -------
  Net income to common shareholders.....................  $  0.06   $ 0.16    $  0.19
                                                          =======   ======    =======

5. INCOME TAXES

     The income tax provision recorded for the three months ended March 31, 1998 and 1997 differs from the expected income tax provision due to permanent differences and the provision for state income taxes.

6. ACQUISITIONS

     In August 1997, the Company acquired Colorado River Medical Center ("CRMC") (formerly Needles Desert Communities Hospital) in Needles, California by paying cash of $3,191,000 and assuming liabilities totaling $518,000. The operating results of CRMC are included in the Company's results of operations from the date of purchase; therefore, the results of operations for the first quarter of 1998 include CRMC.

7. CONTINGENCIES

     Management continually evaluates contingencies based on the best available evidence and believes that adequate provision for losses has been provided to the extent necessary. In the opinion of management, the ultimate resolution of the following contingencies will not have a material effect on the Company's results of operations or financial position.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

GENERAL AND PROFESSIONAL LIABILITY RISKS

     The reserve for the self-insured portion of general and professional liability risks is included in "Other liabilities" and is based on actuarially determined estimates.

LITIGATION

     The Company currently, and from time to time, is expected to be subject to claims and suits arising in the ordinary course of business.

NET PATIENT SERVICE REVENUE

     Final determination of amounts earned under the Medicare and Medicaid programs often occurs in subsequent periods because of audits by the programs, rights of appeal and the application of numerous technical provisions.

FINANCIAL INSTRUMENTS

     Interest rate swap agreements are used on a limited basis to manage the Company's interest rate exposure. The agreements are contracts to periodically exchange fixed and floating interest rate payments over the life of the agreements. On March 10, 1997, as required by the Credit Agreement, the Company entered into an interest rate swap agreement, which effectively converted for a five-year period $35 million of floating-rate borrowings to fixed-rate borrowings. The floating-rate payments are based on LIBOR, and fixed-rate payments are dependent upon market levels at the time the swap agreement was consummated. For the three months ended March 31, 1998 and 1997, the Company received a weighted average rate of 5.88% and 5.72% and paid a weighted average rate of 6.27% and 6.27%, respectively.

8. STOCKHOLDERS' EQUITY

REINCORPORATION

     On February 4, 1998, the Company merged with a wholly-owned subsidiary in order to change its jurisdiction of incorporation to Delaware and change its name to Province Healthcare Company. In the Merger, the Company exchanged 1.83 shares of its no par common stock for each share of the subsidiary's $0.01 par value common stock. All common share and per share data included in the condensed consolidated financial statements and footnotes thereto have been restated to reflect this reincorporation. As a result of the reincorporation, $2,053,000 was reclassified from common stock to additional paid-in-capital upon conversion from no par to $0.01 par value Common Stock.

PUBLIC OFFERING OF COMMON STOCK

     On February 17, 1998, the Company closed its initial public offering of common stock. In connection with the offering, the Series B redeemable junior preferred stock was converted into common stock at the public offering price of the common stock. The net proceeds from the offering were used to redeem the outstanding balance of the Series A redeemable senior preferred stock plus accrued dividends, reduce the balance of the outstanding term and revolving credit loans, and repurchase a portion of the common stock which was issued upon conversion of the Series B redeemable junior preferred stock.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

     The following table sets forth the changes in the stockholders' equity accounts as a result of the reincorporation and the initial public offering of common stock (In thousands):

                                    NO PAR VALUE
                                    COMMON STOCK
                                 -------------------     ADDITIONAL      RETAINED
                                   SHARES     AMOUNT   PAID-IN-CAPITAL   DEFICIT     TOTAL
                                 ----------   ------   ---------------   --------   -------
Balance at December 31, 1997...   6,330,614   $2,116       $    --       ($3,172)   $(1,056)
Reincorporation................          --   (2,053)        2,053            --         --
Conversion of the junior
  preferred stock and initial
  public offering of common
  stock........................   6,679,154       67        95,285           (31)    95,321
Preferred stock dividends and
  accretion....................          --       --            --          (696)      (696)
Net income.....................          --       --            --         2,275      2,275
                                 ----------   ------       -------       -------    -------
Balance at March 31, 1998......  13,009,768   $  130       $97,338       ($1,624)   $95,844
                                 ==========   ======       =======       =======    =======

9. SUBSEQUENT EVENT

     On May 1, 1998, the Company acquired the assets and business of Havasu Samaritan Regional Hospital ("Havasu") in Lake Havasu City, Arizona for approximately $105.5 million. To finance the acquisition, the Company borrowed $106.0 million under its revolving credit facility. The acquisition will be accounted for as a purchase business combination, and the results of operations of Havasu will be included in the results of operations of the Company from the purchase date forward.

     On June 11, 1998, the Company acquired certain net assets and assumed certain liabilities of Elko General Hospital ("Elko") for a purchase price of $21.7 million. To finance the acquisition, the Company borrowed $22.0 million under its revolving credit facility. The acquisition will be accounted for as a purchase business combination, and the results of operations of Elko will be included in the results of operations of the Company from the purchase date forward.

10. PRO FORMA FINANCIAL INFORMATION

     The condensed consolidated pro forma statement of income for the three months ended March 31, 1998, gives effect to (i) the conversion of junior preferred stock into common stock and (ii) the sale of common stock in the offering and the application of net proceeds thereof to the repurchase of certain shares of common stock, the redemption of senior preferred stock and the repayment of debt, as if all such transactions had been completed as of January 1, 1998, at the initial public offering price of $16.00 per share, as follows:

     -- The elimination of interest expense associated with the $39.5 million of long-term obligations repaid with the net proceeds of the offering, and the elimination of the related income tax benefit based on the combined federal and state statutory rate of 39%.

     -- The elimination of the dividends and the accretion of issuance costs on the senior preferred stock redeemed with a portion of the net proceeds of the offering, and the junior preferred stock converted into common stock in connection with the offering.

     The pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would have been had such transactions in fact occurred as of January 1, 1998, or to project the Company's results of operations in any future period.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Brim, Inc.

     We have audited the accompanying consolidated statements of income and cash flows of Brim, Inc. and subsidiaries for the period January 1, 1996 to December 18, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Brim, Inc. and subsidiaries for the period January 1, 1996 to December 18, 1996 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Nashville, Tennessee
April 30, 1997, except for
the second paragraph of
Note 10, as to which the date
is February 4, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Brim, Inc.

     We have audited the accompanying consolidated statements of income and cash flows of Brim, Inc. and subsidiaries for the year ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Brim, Inc. and subsidiaries for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Portland, Oregon
March 8, 1996

                          BRIM, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                FOR THE PERIOD
                                                              YEAR ENDED         JANUARY 1 TO
                                                           DECEMBER 31, 1995   DECEMBER 18, 1996
                                                           -----------------   -----------------
                                                                      (IN THOUSANDS)
Revenue:
  Net patient service revenue............................      $ 75,871            $ 87,900
  Management and professional services...................        19,567              18,330
  Other..................................................         5,776               6,370
                                                               --------            --------
          Net operating revenue..........................       101,214             112,600
                                                               --------            --------
Expenses:
  Salaries, wages and benefits...........................        55,289              58,105
  Purchased services.....................................        14,411              17,199
  Supplies...............................................        10,143              11,218
  Provision for doubtful accounts........................         4,601               7,669
  Other operating expenses...............................         8,030               8,674
  Rentals and leases.....................................         3,555               4,491
  Depreciation and amortization..........................         1,964               1,773
  Interest expense.......................................           738               1,675
  Costs of recapitalization..............................            --               8,951
  (Gain) loss on sale of assets..........................        (2,814)                442
                                                               --------            --------
          Total expenses.................................        95,917             120,197
                                                               --------            --------
Income (loss) from continuing operations before provision
  for income taxes.......................................         5,297              (7,597)
Provision (benefit) for income taxes.....................         1,928              (2,290)
                                                               --------            --------
Income (loss) from continuing operations.................         3,369              (5,307)
Discontinued operations:
Income from discontinued operations, less applicable
  income taxes...........................................           783                 537
(Loss) gain on disposal of discontinued operations, to
  related parties in 1996, less applicable income
  taxes..................................................        (1,047)              5,478
                                                               --------            --------
          Total discontinued operations..................          (264)              6,015
                                                               --------            --------
Net income...............................................      $  3,105            $    708
                                                               ========            ========

                            See accompanying notes.

                          BRIM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   FOR THE PERIOD
                                                                 YEAR ENDED         JANUARY 1 TO
                                                              DECEMBER 31, 1995   DECEMBER 18, 1996
                                                              -----------------   -----------------
                                                                         (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................      $  3,105            $    708
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................         2,631               1,773
  Provision for doubtful accounts...........................         4,734               7,669
  Loss (income) from investments............................           (86)                272
  Deferred income taxes.....................................          (137)             (3,277)
  Gain on sale of assets....................................        (2,608)             (8,519)
  Provision for professional liability......................           301                 468
  Changes in operating assets and liabilities, net of
    effects from acquisitions and disposals:
    Accounts receivable.....................................        (5,269)             (5,899)
    Inventories.............................................          (140)                (48)
    Prepaid expenses and other..............................         3,178               2,448
    Accounts payable and accrued expenses...................        (1,880)              3,450
    Accrued salaries and benefits...........................            --               1,144
    Third-party settlements.................................            62                 245
    Other liabilities.......................................           232                (214)
                                                                  --------            --------
Net cash provided by operating activities...................         4,123                 220
INVESTING ACTIVITIES
Purchase of property, plant and equipment...................        (1,398)            (12,642)
Net capital contributions and withdrawals -- investments....        (2,063)              1,775
Purchase of acquired company................................       (15,765)             (1,763)
Proceeds from sale of assets................................        20,607              21,957
Escrow deposit on facility purchase.........................        (3,829)                 --
Other.......................................................           921                  51
                                                                  --------            --------
Net cash (used in) provided by investing activities.........        (1,527)              9,378
FINANCING ACTIVITIES
Proceeds from long-term debt................................            39              72,000
Repayments of debt..........................................        (2,048)             (6,657)
Issuance of common stock....................................           245                  --
Repurchase of common stock..................................          (364)                 --
Recapitalization............................................            --             (49,400)
                                                                  --------            --------
Net cash (used in) provided by financing activities.........        (2,128)             15,943
                                                                  --------            --------
Net increase in cash and cash equivalents...................           468              25,541
Cash and cash equivalents at beginning of year..............         1,819               2,287
                                                                  --------            --------
Cash and cash equivalents at end of year....................      $  2,287            $ 27,828
                                                                  ========            ========
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid during the year...............................      $  1,584            $    558
                                                                  ========            ========
Income taxes paid during the year...........................      $  4,183            $  2,288
                                                                  ========            ========
ACQUISITIONS
Fair value of assets acquired...............................      $ 15,784            $  3,092
Liabilities assumed.........................................           (19)             (1,329)
                                                                  --------            --------
Cash paid...................................................      $ 15,765            $  1,763
                                                                  ========            ========
SALE OF ASSETS
Assets sold.................................................      $ 17,791            $ 13,274
Liabilities released........................................           505                 155
Debt assumed by purchaser...................................          (297)                 --
Gain on sale of assets......................................         2,608               8,519
                                                                  --------            --------
Cash received...............................................      $ 20,607            $ 21,948
                                                                  ========            ========
NONCASH TRANSACTIONS
Property, plant and equipment acquired through capital
  leases....................................................      $     --            $  3,045
                                                                  ========            ========
Noncash issuance of stock in connection with
  recapitalization..........................................      $     --            $  4,118
                                                                  ========            ========

                            See accompanying notes.

                          BRIM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 18, 1996

1. ORGANIZATION AND ACCOUNTING POLICIES

     Brim, Inc. and its subsidiaries (Brim or the Company) are engaged in the business of owning, leasing and managing hospitals in non-urban communities principally in the northwestern and southwestern United States. As more fully described in Note 2, the Company consummated a leveraged recapitalization on December 18, 1996. Immediately thereafter, as more fully described in Note 10, a subsidiary of the Company merged with Principal Hospital Company (PHC) in a transaction accounted for as a reverse acquisition of Brim by PHC. These accompanying financial statements are presented on the historical cost basis after the leveraged recapitalization but prior to the reverse acquisition. The reverse acquisition resulted in a new basis of accounting such that Brim's assets and liabilities were recorded at their fair value in PHC's consolidated balance sheet upon consummation of the reverse acquisition. Brim, the predecessor company, was renamed Principal Hospital Company on January 16, 1997. PHC is considered the successor company of Brim.

BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and partnerships in which the Company or one of its subsidiaries is a general partner and has a controlling interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RISK MANAGEMENT

     The Company maintains self-insured medical and dental plans for employees. Claims are accrued under these plans as the incidents that give rise to them occur. Unpaid claim accruals are based on the estimated ultimate cost of settlement, including claim settlement expenses, in accordance with an average lag time and past experience. The Company has entered into reinsurance agreements for certain plans with independent insurance companies to limit its losses on claims. Under the terms of these agreements, the insurance companies will reimburse the Company based on the level of reinsurance which ranges from $30,000 per individual claim up to $1,000,000. These reimbursements are included in salaries, wages and benefits in the accompanying consolidated statements of income.

     The Company is insured for professional liability based on a claims-made policy purchased in the commercial insurance market. The provision for professional liability and comprehensive general liability claims include estimates of the ultimate costs for claims incurred but not reported, in accordance with actuarial projections based on past experience. Management is aware of no potential professional liability claims whose settlement, if any, would have a material adverse effect on the Company's consolidated financial position or results of operations.

PATIENT SERVICE REVENUE

     Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors. Estimated settlements under third-party

                          BRIM, INC. AND SUBSIDIARIES
reimbursement agreements are accrued in the period the related services are rendered and adjusted in future periods as final settlements are determined.

     Approximately 61% of gross patient service revenue for the year ended December 31, 1995, and for the period January 1 to December 18, 1996, is from participation in the Medicare and state sponsored Medicaid programs.

MANAGEMENT AND PROFESSIONAL SERVICES

     Management and professional services is comprised of fees from management and professional consulting services provided to third-party hospitals pursuant to management contracts and consulting arrangements. The base fees associated with the hospital management contracts are determined in the initial year of the contract on an individual hospital basis. In certain contracts, the Company is entitled to a yearly bonus based on the performance of the managed hospital. The base fee, which is fixed, is based on a fair market wage and is not dependent on any bonus structure. The management contracts are adjusted yearly based on an agreed upon inflation indicator. The substantial majority of management and professional services revenue consists of the management fees earned under the hospital management contracts and reimbursable expenses. The reimbursable expenses relate to salaries and benefits of Company employees that serve as executives at the managed hospitals. The salaries and benefits of these employees are legal obligations of, and are paid by, the Company and are reimbursed by the managed hospitals. Fees are recognized as revenue as services are performed. Reimbursable expenses are included in salaries, wages and benefits in the accompanying consolidated statements of income. Management and professional services revenue, excluding reimbursable expenses, was $10,652,000 and $9,329,000 for the year ended December 31, 1995, and for the period January 1 to December 18, 1996, respectively. The Company does not maintain any ownership interest in and does not fund operating losses or guarantee any minimum income for these managed hospitals. The Company does not have any guarantees to these hospitals, except for one managed hospital for which the Company has guaranteed the hospital's long-term debt of $500,000.

STOCK BASED COMPENSATION

     The Company, from time to time, grants stock options for a fixed number of common shares to employees. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly, recognizes no compensation expense for the stock option grants when the exercise price of the options equals, or is greater than, the market price of the underlying stock on the date of grant.

RECLASSIFICATIONS

     Certain reclassifications have been made in the 1995 consolidated financial statements to conform to the 1996 presentation. These reclassifications had no effect on the results of operations previously reported.

2. RECAPITALIZATION

     On December 18, 1996, Brim was recapitalized pursuant to an Investment Agreement dated November 21, 1996, by and between Brim and Golder, Thoma, Cressey, Rauner Fund IV, L.P. (GTCR Fund IV), and PHC. The basic elements of the recapitalization of the Company included the following: GTCR Fund IV and other investors purchased new shares of the Company's common and preferred stock; the Company sold its senior living business and entered into a new credit facility to, along with the proceeds from the sale of the new shares, provide financing for the redemption of a

                          BRIM, INC. AND SUBSIDIARIES
portion of the pre-existing common and preferred stock; this pre-existing common and preferred stock was redeemed; and certain pre-existing debt was repaid. The recapitalization was accounted for as such and, accordingly, did not result in a new basis of accounting.

     The principal elements of the recapitalization included the following:

     - Brim sold for cash its two wholly-owned subsidiaries engaged in senior living activities for a gross sales price of $19.7 million (see Note 6), and sold for cash certain real estate properties for a price of $406,500 plus assumption of debt of approximately $800,000 (see Note 3).

     - GTCR Fund IV purchased 1,051,476 shares, Mr. Martin Rash purchased 16,886 shares, Mr. Richard Gore purchased 31,477 shares, two banks purchased 15,737 shares, and Leeway & Co., a subsidiary of AT&T, purchased 615,082 shares of Brim newly-designated common stock for cash of approximately $1.1 million. Messrs. Rash and Gore purchased 295,011 shares of Brim newly-designated common stock for notes of $179,956.

     - Through a series of transactions, Brim pre-transaction shareholders who were to remain shareholders after the recapitalization received 3,580 shares of newly-designated junior preferred stock and 586,884 shares of Brim newly-designated common stock with a value of approximately $4.0 million in exchange for their common stock of Brim.

     - GTCR Fund IV purchased 6,414 shares, Mr. Rash purchased 103 shares, Mr. Gore purchased 192 shares, two banks purchased 96 shares and Leeway & Co. purchased 3,752 shares of newly-designated redeemable junior preferred stock for cash of approximately $10.6 million.

     - Leeway & Co. purchased 20,000 shares of newly designated redeemable senior preferred stock and was issued a warrant to purchase 253,228 shares of newly-designated common stock for total cash consideration of $20.0 million. A value of $139,000 was assigned to the warrant.

     - Brim entered into a $100.0 million credit facility with First Union National Bank and borrowed $35.0 million under the term loan portion of the facility, and $37.0 million under the $65.0 million revolving credit portion of the facility.

     - The outstanding common stock of all Brim shareholders who were not to remain as shareholders after the recapitalization was exchanged for redeemable junior preferred stock. The preferred stock was then redeemed for cash of approximately $42.3 million, and outstanding stock options were settled for cash of approximately $8.0 million.

     - Brim redeemed pre-existing Series A preferred stock held by General Electric Credit Corporation for cash of approximately $29.9 million.

     - Existing Brim debt of $5.4 million was paid.

     - An aggregate of approximately $6.5 million was deposited into escrow accounts for possible breaches of representations and warranties that were made in connection with the recapitalization. Escrow funds not used for settlement of breaches within 18 months of the recapitalization will be released to the redeemed Brim shareholders.

     The common stock ownership subsequent to the recapitalization consists of a 22.5% interest held by certain of the pre-recapitalization Brim shareholders and 77.5% held by the new investors.

     Total financing fees and legal, accounting and other related costs of the recapitalization amounted to approximately $14,231,000. Costs totaling $8,951,000 were charged to operations at the date of the recapitalization, consisting of cash paid to buy-out stock options of $7,995,000 and transaction-related costs of $956,000. Costs of $2,321,000 associated with the sale of common and preferred stock were allocated to retained earnings (deficit) as to the common stock, and were

                          BRIM, INC. AND SUBSIDIARIES
netted against the proceeds as to the preferred stock. Financing costs of $2,959,000 associated with the credit facility with First Union National Bank were recorded as deferred loan costs.

3. ACQUISITIONS AND DIVESTITURES

     In February 1995, the Company acquired two senior living residences for approximately $15,800,000. In September 1995, the Company sold the real property of the two facilities and leased them back under an operating lease agreement for a minimum lease term of 15 years. The gain on the sale of $138,000 was deferred to be recognized over the lease term.

     In May 1995, the Company sold a hospital facility for approximately $6,000,000. Cash proceeds from the sale were approximately $5,200,000 and the Company recorded a gain on this transaction of approximately $2,500,000.

     In February 1996, the Company acquired Parkview Regional Hospital by entering into a 15-year operating lease agreement with two five-year renewal terms and by purchasing certain assets totaling $3,092,000 and assuming certain liabilities totaling $1,329,000, for a purchase price of $1,763,000. The operating results of Parkview have been included in the accompanying consolidated statements of income from the date of acquisition. Accordingly, the accompanying consolidated statement of income for the period January 1 to December 18, 1996 includes the results of approximately 10 months of operations of Parkview.

     In December 1996, the Company sold its senior living business (see Note 6) and certain assets related to three medical office buildings. The assets related to three medical office buildings were sold to a limited liability company for $406,500 plus assumption of debt of approximately $800,000. The accounting basis for the sale was fair market value and a pre-tax gain of approximately $94,000 was recognized on the sale. The members of the limited liability company were officers and employees of the Company prior to the recapitalization who collectively owned 75% of the Company's fully diluted common stock prior to the recapitalization.

     The following pro forma information related to continuing operations reflects the operations of the entities acquired in 1995 and 1996, and divested in 1995, as if the respective transactions had occurred as of the first day of the fiscal year immediately preceding the year of the transactions. The pro forma results of continuing operations do not purport to represent what the Company's results of continuing operations would have been had such transactions in fact occurred at the beginning of the years presented or to project the Company's results of operations in any future period.

                                                                               FOR THE PERIOD
                                                          YEAR ENDED            JANUARY 1 TO
                                                     DECEMBER 31, 1995(1)   DECEMBER 18, 1996(2)
                                                     --------------------   --------------------
Total revenue......................................        $111,201               $113,433
Income from continuing operations..................           3,849                   (749)

---------------

(1) Includes Parkview Regional Hospital and excludes the hospital divested in 1995.
(2) Includes Parkview Regional Hospital.

     The Company has minority interests in various health care related businesses. These investments are accounted for by the equity method. The results of operations of these businesses are not material to the consolidated financial statements.

                          BRIM, INC. AND SUBSIDIARIES

4. PATIENT SERVICE REVENUE

     The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established rates. A summary of the payment arrangements with major third-party payors follows:

     - Medicare -- Inpatient acute care services rendered to Medicare program beneficiaries are paid at prospectively determined rates per diagnosis. These rates vary according to a patient classification system that is based on clinical, diagnostic, and other factors. Inpatient nonacute services, certain outpatient services and medical education costs related to Medicare beneficiaries are paid based on a cost reimbursement methodology. The Company is reimbursed for cost reimbursable items at a tentative rate with final settlement determined after submission of annual cost reports by the Company and audits thereof by the Medicare fiscal intermediary. The Company's classification of patients under the Medicare program and the appropriateness of their admission are subject to an independent review. The Company's Medicare cost reports have been audited by the Medicare fiscal intermediary through December 31, 1993.

     - Medicaid -- Inpatient and outpatient services rendered to Medicaid program beneficiaries are reimbursed either under contracted rates or reimbursed for cost reimbursable items at a tentative rate with final settlement determined after submission of annual cost reports by the Company and audits thereof by Medicaid. The Company's Medicaid cost reports have been audited by the Medicaid fiscal intermediary through December 31, 1993.

     - Other -- The Company also has entered into payment agreements with certain commercial insurance carriers, health maintenance organizations and preferred provider organizations. The basis for payment to the Company under these agreements includes prospectively determined rates per discharge, discounts from established charges, and prospectively determined daily rates.

     Final determination of amounts earned under the Medicare and Medicaid programs often occur in subsequent years because of audits by the programs, rights of appeal and the application of numerous technical provisions. Adjustments from finalization of prior year cost reports from both Medicare and Medicaid resulted in an increase in patient service revenue of $788,000 for the period January 1 to December 18, 1996.

                          BRIM, INC. AND SUBSIDIARIES

5. INCOME TAXES

     The provision for income tax expense (benefit) attributable to income from continuing operations consists of the following amounts (In thousands):

                                                                        FOR THE PERIOD
                                                      YEAR ENDED         JANUARY 1 TO
                                                   DECEMBER 31, 1995   DECEMBER 18, 1996
                                                   -----------------   -----------------
Current:
  Federal........................................       $1,580              $   561
  State..........................................          334                  134
                                                        ------              -------
                                                         1,914                  695
Deferred:
  Federal........................................           11               (2,411)
  State..........................................            3                 (574)
                                                        ------              -------
                                                            14               (2,985)
                                                        ------              -------
                                                        $1,928              $(2,290)
                                                        ======              =======

     The differences between the Company's effective income tax rate of 36.4% and 30.2% from continuing operations for 1995 and 1996, respectively, and the statutory federal income tax rate of 34.0% are as follows (In thousands):

                                                                        FOR THE PERIOD
                                                      YEAR ENDED         JANUARY 1 TO
                                                   DECEMBER 31, 1995   DECEMBER 18, 1996
                                                   -----------------   -----------------
Statutory federal rate...........................       $1,801              $(2,580)
State income taxes, net of federal income tax
  benefit........................................          222                 (290)
Amortization of goodwill.........................           69                   16
Change in valuation allowance....................         (141)                  (2)
Nondeductible recapitalization costs.............           --                  298
Other............................................          (23)                 268
                                                        ------              -------
                                                        $1,928              $(2,290)
                                                        ======              =======

     The Internal Revenue Service is in the process of finalizing its examination of the Company's federal income tax returns for the 1993 and 1994 years. Finalization of the examination is not expected to have a significant impact on the results of operations of the Company.

6. DISCONTINUED OPERATIONS

     During May 1995, the Company adopted a plan to dispose of its business of providing managed care administration and organization infrastructure to physician groups taking health care payment risk. Revenue from this business segment was $1,126,000 for the year ended December 31, 1995. Loss from operations of this business segment was $146,000 for the year ended December 31,1995, net of taxes. The loss on the disposal of this business segment was $670,000 net of taxes.

     During September 1995, the Company adopted a plan to dispose of its stand-alone business of providing surgery on an outpatient basis. Revenue from this business segment was $155,000 for the year ended December 31, 1995. Loss from operations of this business segment was $249,000 for the year ended December 31, 1995, net of taxes. Loss on disposal of this business was $377,000, net of taxes.

                          BRIM, INC. AND SUBSIDIARIES

     During November 1996, the Company adopted a plan to sell its senior living business to companies whose shareholders included unrelated third parties and certain shareholders, officers, and employees of Brim. The sale of the senior living business was accomplished in the following separate transactions: (i) the sale of assets used in connection with the senior living business through the merger of Brim Senior Living, Inc. with a Delaware limited liability company and
(ii) the sale of Meridian Senior Living, Inc. The sale of assets used in connection with the senior living business was to a limited liability company for $15 million. The accounting basis for the sale was fair market value and a pre-tax gain of $11.4 million was recognized on the sale. The limited liability company was owned 65% by an unrelated third party and 35% by officers and shareholders of the Company prior to the recapitalization who collectively owned 61% of the Company's fully diluted common stock prior to the recapitalization. The sale of the outstanding common stock of Meridian Senior Living, Inc., a wholly-owned subsidiary, was to an unrelated third party for $4.7 million. The accounting basis for the sale was fair market value and a loss of $2.4 million was recognized on the sale. Subsequent to the sale to the unrelated third party, certain individuals who were officers and stockholders of the Company prior to the recapitalization became limited partners with the unrelated third party and collectively held a 14% limited partnership interest. These individuals owned approximately 60% of the Company's fully diluted common stock prior to the recapitalization.

     The senior living business segment was sold on December 18, 1996. Revenue from this business segment was $19,422,000 and $18,598,000 for the year ended December 31, 1995 and for the period January 1 to December 18, 1996, respectively. Income from operations was $1,178,000 and $537,000, net of taxes, for the year ended December 31, 1995 and for the period January 1, 1996 to December 18, 1996, respectively. The gain on the disposal of this business segment was $5,478,000, net of taxes.

     For financial reporting purposes, the results of operations and cash flows of the discontinued businesses are included in the consolidated financial statements as discontinued operations. The income (loss) from discontinued operations is summarized as follows (In thousands):

                                                                        FOR THE PERIOD
                                                      YEAR ENDED         JANUARY 1 TO
                                                   DECEMBER 31, 1995   DECEMBER 18, 1996
                                                   -----------------   -----------------
Income from discontinued operations..............       $ 1,284             $  891
Applicable income taxes..........................           501                354
                                                        -------             ------
                                                            783                537
(Loss) gain on disposal of discontinued
  operations.....................................        (1,715)             8,961
Applicable income taxes..........................          (668)             3,483
                                                        -------             ------
                                                         (1,047)             5,478
                                                        -------             ------
          Total..................................       $  (264)            $6,015
                                                        =======             ======

7. LEASES

     The Company leases various buildings, office space and equipment. The leases expire at various times and have various renewal options. These leases are classified as either capital leases or operating leases based on the terms of the respective agreements.

                          BRIM, INC. AND SUBSIDIARIES

     Future minimum payments at December 18, 1996, by year and in the aggregate, under noncancellable operating leases with terms of one year or more consist of the following (In thousands:)

1997........................................................  $ 3,369
1998........................................................    2,768
1999........................................................    2,180
2000........................................................    1,862
2001........................................................    1,784
Thereafter..................................................    5,831
                                                              -------
Total minimum lease payments................................  $17,794
                                                              =======

8. CONTINGENCIES

     The Company is involved in litigation and regulatory investigations arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, these matters will be resolved without material adverse effect on the Company's consolidated financial position or results of operations.

9. RETIREMENT PLANS

     The Company sponsors defined contribution employee benefit plans which cover substantially all employees. Employees may contribute a percentage of eligible compensation subject to Internal Revenue Service limits. The plans call for the Company to make matching contributions, based on either a percentage of employee contributions or a discretionary amount as determined by the Company. Contributions by the Company to the plans totaled $394,000 and $385,000 for the year ended December 31, 1995 and for the period January 1 to December 18, 1996, respectively.

     In January 1995, the Company adopted a nonqualified supplemental deferred compensation plan for selected management employees. As determined by the Board of Directors, the Plan provides a benefit of 1% to 3% of the employee's compensation. The participant's amount is fully vested, except in those instances where the participant's employment terminates for any reason other than retirement, death or disability, in which case the participant forfeits a portion of the employer's contribution depending on length of service. Plan expense totaled $80,000 and $95,000 for the year ended December 31, 1995 and for the period January 1 to December 18, 1996, respectively.

10. SUBSEQUENT EVENTS

     Immediately after the recapitalization discussed in Note 2, a subsidiary of the Company was merged into PHC and the Company was renamed Principal Hospital Company. In exchange for their shares in PHC, the PHC shareholders received newly-issued redeemable junior preferred stock and common stock of the Company. While the Company was the legal acquirer, the merger was accounted for as a reverse acquisition of the Company by PHC.

     On May 8, 1997, the Company declared a three-for-one stock split of the outstanding common stock and common stock options and warrant to shareholders of record on May 8, 1997. On February 4, 1998, Principal Hospital Company merged with a wholly-owned subsidiary in order to change its jurisdiction of incorporation to Delaware and change its name to Province Healthcare Company (Province). In the Merger, Province exchanged 1.83 shares of its no par common stock for each share of the subsidiary's $0.01 par value common stock. All common share data included in the footnotes to the consolidated financial statements have been restated to reflect the stock split and the reincorporation.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Samaritan Health System
dba Havasu Samaritan Regional Hospital

     We have audited the accompanying balance sheets of Havasu Samaritan Regional Hospital (an operating unit of Samaritan Health System) as of December 31, 1996 and 1997, and the related statements of operations and changes in net assets, and cash flows for the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Havasu Samaritan Regional Hospital at December 31, 1996 and 1997, and the results of its operations and its cash flows for the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Phoenix, Arizona
May 5, 1998

                       HAVASU SAMARITAN REGIONAL HOSPITAL
                 (AN OPERATING UNIT OF SAMARITAN HEALTH SYSTEM)

                                 BALANCE SHEETS

                                                                     DECEMBER 31
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
                                 ASSETS
Current assets:
  Cash......................................................  $     5,500   $     5,750
  Accounts receivable, less allowance for doubtful accounts
     of $618,000 in 1996 and in $1,159,000 in 1997..........    1,834,095     3,049,331
  Inventories...............................................      847,185     1,094,129
  Other.....................................................      132,301       146,652
                                                              -----------   -----------
          Total current assets..............................    2,819,081     4,295,862
Assets limited as to use....................................    1,973,798     1,970,060
Property and equipment, net.................................   17,943,464    17,790,545
Other.......................................................    3,590,201     4,433,580
                                                              -----------   -----------
          Total assets......................................  $26,326,544   $28,490,047
                                                              ===========   ===========
                              LIABILITIES AND NET ASSETS
Current liabilities:
  Accounts payable..........................................  $   840,712   $   978,708
  Accrued expenses..........................................    3,326,066       943,729
  Current portion of long-term debt.........................      597,700       636,620
                                                              -----------   -----------
          Total current liabilities.........................    4,764,478     2,559,057
Long-term debt, less current portion........................   21,374,542    20,996,743
Net assets..................................................      187,524     4,934,247
                                                              -----------   -----------
          Total liabilities and net assets..................  $26,326,544   $28,490,047
                                                              ===========   ===========

                            See accompanying notes.

                       HAVASU SAMARITAN REGIONAL HOSPITAL
                 (AN OPERATING UNIT OF SAMARITAN HEALTH SYSTEM)

               STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS

                                                              YEAR ENDED DECEMBER 31
                                                      ---------------------------------------
                                                         1995          1996          1997
                                                      -----------   -----------   -----------
Revenue:
  Net health services...............................  $36,987,398   $43,119,350   $55,101,188
                                                      -----------   -----------   -----------
          Total revenue.............................   36,987,398    43,119,350    55,101,188
Expenses:
  Salaries, wages and benefits......................   14,236,405    14,344,613    16,626,159
  General and administrative........................    5,917,715     7,124,119     9,995,088
  Supplies..........................................    5,016,343     5,724,295     7,457,270
  Provision for doubtful accounts...................    2,860,514     3,768,725     4,541,100
  Corporate allocated expenses......................    3,596,293     4,411,531     4,411,536
  Interest..........................................    1,582,123     1,659,146     1,628,303
  Depreciation and amortization.....................    1,654,855     1,631,557     1,688,330
                                                      -----------   -----------   -----------
          Total expenses............................   34,864,248    38,663,986    46,347,786
Excess of revenue over expenses.....................    2,123,150     4,455,364     8,753,402
Equity realignments, net............................   (2,607,242)   (5,989,351)   (4,006,679)
                                                      -----------   -----------   -----------
(Decrease) increase in net assets...................     (484,092)   (1,533,987)    4,746,723
Net assets, beginning of year.......................    2,205,603     1,721,511       187,524
                                                      -----------   -----------   -----------
Net assets, end of year.............................  $ 1,721,511   $   187,524   $ 4,934,247
                                                      ===========   ===========   ===========

                            See accompanying notes.

                       HAVASU SAMARITAN REGIONAL HOSPITAL
                 (AN OPERATING UNIT OF SAMARITAN HEALTH SYSTEM)

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31
                                                       --------------------------------------
                                                          1995          1996          1997
                                                       -----------   -----------   ----------
OPERATING ACTIVITIES
(Decrease) increase in net assets....................  $  (484,092)  $(1,533,987)  $4,746,723
Adjustments to reconcile (decrease) increase in net
  assets to net cash (used in) provided by operating
  activities:
     Depreciation and amortization...................    1,654,855     1,631,557    1,688,330
     Provision for doubtful accounts.................    2,860,514     3,768,725    4,541,100
     Changes in operating assets and liabilities:
       Increase in accounts receivable, net..........   (6,892,256)   (1,904,207)  (5,756,336)
       Increase in inventories and other current
          assets.....................................      (45,295)      (78,979)    (261,295)
       Increase (decrease) in accounts payable and
          accrued expenses...........................    1,206,217       430,957   (2,244,341)
                                                       -----------   -----------   ----------
  Net cash (used in) provided by operating
     activities......................................   (1,700,057)    2,314,066    2,714,181
INVESTING ACTIVITIES
  Purchases of property and equipment, net...........     (720,411)   (1,990,210)  (1,450,536)
  Decrease in assets limited as to use...............       43,454           979        3,738
  Decrease (increase) in other assets................    2,657,570       (14,967)    (928,254)
                                                       -----------   -----------   ----------
  Net cash provided by (used in) investing
     activities......................................    1,980,613    (2,004,198)  (2,375,052)
FINANCING ACTIVITIES
  Repayment of long-term debt........................     (280,356)     (309,868)    (338,879)
                                                       -----------   -----------   ----------
  Net cash used in financing activities..............     (280,356)     (309,868)    (338,879)
                                                       -----------   -----------   ----------
  Net increase in cash...............................          200            --          250
  Cash, beginning of year............................        5,300         5,500        5,500
                                                       -----------   -----------   ----------
  Cash, end of year..................................  $     5,500   $     5,500   $    5,750
                                                       ===========   ===========   ==========

                            See accompanying notes.

                       HAVASU SAMARITAN REGIONAL HOSPITAL
                 (AN OPERATING UNIT OF SAMARITAN HEALTH SYSTEM)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

ORGANIZATION

     Havasu Samaritan Regional Hospital (Havasu) is an operating unit of Samaritan Health System (Samaritan), a not-for-profit organization. Samaritan is tax exempt under the provisions of the Internal Revenue Code and the Arizona Revised Statutes. Havasu, an acute care health care provider, is located in Lake Havasu, Arizona (see Subsequent Event note).

ACCOUNTING POLICIES

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Accounts Receivable

     Havasu receives payment for services rendered to patients under payment arrangements with payors which include (i) Medicare and Arizona's Medicaid program, Arizona Health Care Cost Containment System (AHCCCS), (ii) other third party payors including commercial carriers, and health maintenance and preferred provider organizations, and (iii) others. The following table summarizes the percent of gross accounts receivable from all payors as of December 31:

                                                              1996    1997
                                                              ----    ----
Medicare and AHCCCS.........................................   46%     44%
Other Third Party...........................................   13      17
Other.......................................................   41      39
                                                              ---     ---
                                                              100%    100%
                                                              ===     ===

Inventories

     Inventories, consisting principally of supplies, are stated at the lower of cost (first-in, first-out method) or market.

Property and Equipment

     Property and equipment is stated at cost. Upon sale or retirement, cost and related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is included in other revenue. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets.

Bond Issue Costs

     Certain costs incurred in connection with long-term financing programs have been deferred. Bond issue costs (included in other assets) are amortized using the interest method over the life of the related bond issue.

                       HAVASU SAMARITAN REGIONAL HOSPITAL
                 (AN OPERATING UNIT OF SAMARITAN HEALTH SYSTEM)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Goodwill

     The excess of the purchase price over the fair value of net assets acquired (included in other assets) is being amortized on a straight-line basis over 20 years. Havasu periodically assesses the recoverability of goodwill by comparing the carrying amount of goodwill to the future benefits or undiscounted cash flows derived from the asset.

Third Party Payor Settlements

     The basis for payment to Havasu under its third party government and private payor agreements include prospectively determined rates per discharge, discounts from established charges, and prospectively determined daily rates.

     Annually, Medicare cost reports are filed with the intermediary and are subject to audit and adjustment prior to settlement. Estimates of final settlements for all years through 1997 have been reflected in accrued expenses.

Revenue

     Approximately 52 percent in 1995 and 1996 and 49 percent in 1997 of Havasu's net health services revenue was derived from the Medicare and AHCCCS programs, the continuation of which are dependent upon governmental policies. Net health services revenue is reported at estimated net realizable amounts from patients, third party payors, and others for services rendered. Contractual adjustments resulting from agreements with various organizations to provide services for amounts which differ from billed charges, including services under the Medicare, AHCCCS, and certain managed care programs, are recorded as deductions from health services revenue. Provision for doubtful accounts is made when the related revenue is recorded. Accounts, when determined to be uncollectible, are charged against the allowance for doubtful accounts.

     Laws and regulations governing the Medicare and AHCCCS programs are complex and subject to interpretation. Havasu believes that it is substantially in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing which would have a material impact on Havasu's financial condition or results of operations. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and AHCCCS programs.

ACCOUNTS RECEIVABLE SALE

     At December 31, 1996, Samaritan had sold certain of its eligible accounts receivable (including $5,484,143 of Havasu's accounts receivable), as defined, to Hospital Billing and Collection Service, Ltd. (HBCS), a Delaware not-for-profit cooperative. Proceeds from the sale were in the form of cash (see Transactions with Affiliates note) and noninterest bearing subordinated notes. Samaritan also purchased HBCS capital certificates. As of December 31, 1996, $1,051,826 of noninterest bearing notes and $822,621 of capital certificates were allocated to Havasu by Samaritan based on the ratio of Havasu's sold accounts receivable to the aggregate accounts receivable portfolio sold to HBCS (included in other assets). In conjunction with the sale, Samaritan was required to repurchase from HBCS all accounts receivable which became uncollectible after 180 days (the recourse provision). Havasu estimated its liability under the recourse provision to be $838,106 at December 31, 1996 (included in accrued expenses). Effective July 1, 1997, Samaritan terminated its agreement with HBCS and repurchased the sold receivables with proceeds from a short-term note from First National

                       HAVASU SAMARITAN REGIONAL HOSPITAL
                 (AN OPERATING UNIT OF SAMARITAN HEALTH SYSTEM)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Bank of Chicago (FNBC). This short-term note was subsequently repaid on September 30, 1997, with proceeds from an accounts receivable sale to Preferred Receivables Funding Corporation (PRFC), as described below.

     At December 31, 1996, Samaritan had sold certain of its eligible accounts receivable (including $2,843,671 of Havasu's accounts receivable), as defined, to PRFC, with FNBC serving as agent. Proceeds from the sales were in the form of cash (see Transactions with Affiliates note) and a noninterest bearing retained collateralization. As of December 31, 1996, $656,223 of noninterest bearing retained collateralization was allocated to Havasu by Samaritan based on the ratio of Havasu's sold accounts receivable to the aggregate accounts receivable portfolio sold to PRFC (included in other assets). In conjunction with the sale, Samaritan was required to pay PRFC the amount of all accounts receivable which became uncollectible or remained uncollected after 180 days. Havasu estimated its liability under this provision to be $223,181 at December 31, 1996 (included in accrued expenses).

     Effective September 30, 1997, Samaritan amended its agreement with PRFC effectively repurchasing the then sold receivables. Simultaneously, Samaritan sold its accounts receivable (including approximately $9,782,000 of Havasu's accounts receivable) to Samaritan Finance Company, LLC (SFC), a special purpose subsidiary of Samaritan. SFC, in turn, simultaneously sold an undivided percentage interest in a defined portion of the receivables to PRFC, with FNBC serving as agent. Under the sale agreement, the receivables are sold without recourse. Proceeds from the sale to FNBC were in the form of cash (see Transactions with Affiliates note) and retained collateralization. As of December 31, 1997, $3,462,839 of retained collateralization was allocated to Havasu by Samaritan based on the ratio of Samaritan's total retained collateralization to Samaritan's total accounts receivable portfolio sold to FNBC, applied to Havasu's sold accounts receivable (included in other assets).

ASSETS LIMITED AS TO USE

     Pursuant to the terms of bond indentures, Samaritan is required to maintain amounts on deposit in separate accounts and with trustees. These funds can be used only to satisfy obligations permitted by the respective agreements and are invested primarily in governmental obligations that are stated at market. As of December 31, 1996 and 1997, $1,992,851 and $2,011,598, respectively, of 1990B
Bond Reserve Funds (see Long-Term Debt note) were allocated to Havasu by Samaritan based upon the estimated use of debt proceeds.

PROPERTY AND EQUIPMENT

     A summary of property and equipment at December 31 follows (see Assets Held for Sale Note):

                                                             1996           1997
                                                         ------------   ------------
Land...................................................  $  2,236,000   $  2,236,000
Buildings and improvements.............................     8,658,393      9,451,460
Equipment and improvements.............................    18,513,643     20,453,411
                                                         ------------   ------------
                                                           29,408,036     32,140,871
Amortization and accumulated depreciation..............   (12,910,126)   (14,367,608)
                                                         ------------   ------------
                                                           16,497,910     17,773,263
Construction in progress...............................     1,445,554         17,282
                                                         ------------   ------------
                                                         $ 17,943,464   $ 17,790,545
                                                         ============   ============

                       HAVASU SAMARITAN REGIONAL HOSPITAL
                 (AN OPERATING UNIT OF SAMARITAN HEALTH SYSTEM)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

OTHER ASSETS

     A summary of other assets at December 31, follows:

                                                                 1996         1997
                                                              ----------   ----------
Allocated bond issue costs..................................  $1,031,534   $1,031,534
Allocated HBCS subordinated notes and capital
  certificates..............................................   1,874,447           --
Allocated FNBC retained collateralization...................     656,223    3,462,839
Goodwill....................................................     711,263      711,263
Other.......................................................      30,000       27,000
                                                              ----------   ----------
                                                               4,303,467    5,232,636
Amortization................................................    (713,266)    (799,056)
                                                              ----------   ----------
                                                              $3,590,201   $4,433,580
                                                              ==========   ==========

     Bond issue costs were allocated to Havasu by Samaritan based upon the estimated use of debt proceeds.

ACCRUED EXPENSES

     A summary of accrued expenses at December 31, follows:

                                                                 1996        1997
                                                              ----------   --------
Accrued payroll.............................................  $  559,696   $183,147
Interest payable............................................     116,922    113,511
Third party payor settlement................................   1,587,712    643,615
Accounts receivable sale recourse provision.................   1,061,287         --
Other.......................................................         449      3,456
                                                              ----------   --------
                                                              $3,326,066   $943,729
                                                              ==========   ========

LONG-TERM DEBT

     A summary of long-term debt at December 31, follows:

                                                              1996          1997
                                                           -----------   -----------
Allocated Refunding Bonds-Series 1990B...................  $22,876,620   $22,278,920
Unamortized discount-Series 1990B........................     (904,378)     (645,557)
                                                           -----------   -----------
                                                            21,972,242    21,633,363
Less current portion.....................................      597,700       636,620
                                                           -----------   -----------
                                                           $21,374,542   $20,996,743
                                                           ===========   ===========

Refunding Bonds -- Series 1990B

     During 1990, Samaritan issued tax-exempt Hospital System Revenue Refunding Bonds, Series 1990B. $26,353,000 of the Series 1990B issuance was allocated to Havasu by Samaritan based upon the estimated use of debt proceeds. The Bonds are comprised of Serial Bonds, Term Bonds and Capital Appreciation Bonds. The Serial and Term Bonds are due in annual installments through 2001 with additional payments in 2004, 2005, 2013, 2016 and 2019. Interest is due semiannually at fixed rates which range from 6.00 percent to 7.15 percent. The Capital Appreciation Bonds will yield approximately 7.25 percent upon their maturity during each of the years 2006 to 2009. The Bonds

                       HAVASU SAMARITAN REGIONAL HOSPITAL
                 (AN OPERATING UNIT OF SAMARITAN HEALTH SYSTEM)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

are guaranteed by MBIA and are collateralized by substantially all of the Obligated Group's, as defined, real property and fixed equipment.

     In addition to the requirement that certain funds be established and held by a trustee, bond indentures also place other restrictions on Samaritan, including restrictions on dispositions of assets, maintenance of a minimum debt service coverage ratio and days cash on hand, among others.

     Havasu's allocated portion of the Refunding Bonds-Series 1990B fair market value as of December 31, 1997 amounts to $25,049,000.

Future Maturities

     Future maturities of Havasu's allocated portion of long-term debt, at December 31, 1997, follow:

1998........................................................  $   636,620
1999........................................................      681,100
2000........................................................      728,360
2001........................................................      778,400
2002........................................................      834,000
Thereafter..................................................   17,974,883
                                                              -----------
                                                              $21,633,363
                                                              ===========

SAVINGS PLAN

     Havasu participates in Samaritan's defined contribution plan for all eligible employees. The plan permits each employee to contribute up to 15 percent of salary on a pretax basis subject to certain limitations under the Internal Revenue Code. Under the plan, Samaritan provided a matching contribution equal to a range of 60 percent to 100 percent for each participant depending on length of service as defined under the plan. Effective January 1, 1997, the Plan was amended and renamed the Futura 401(k) Savings Plan (the Futura Plan). The Futura Plan's participants include the eligible employees of Samaritan and its affiliates; HealthPartners of Arizona, Inc., and HealthPartners of Southern Arizona. Samaritan's match of participant contributions under the Futura Plan was not changed by this amendment to the Plan. Havasu's contributions to the plan totaled $293,632 in 1995, $489,924 in 1996 and $310,721 in 1997.

RETIREMENT PLAN

     The Samaritan sponsored noncontributing defined benefit plan covering all employees meeting eligibility requirements was frozen effective December 31, 1992. The frozen benefit accruals are based on years of service and employee's five highest consecutive years of earnings during the last 10 calendar years preceding retirement or termination. Samaritan's funding policy is to contribute annually the amount recommended to satisfy the minimum funding requirements. As of December 31, 1996 and 1997, Plan information has not been determined for Havasu as an individual participant in the Plan.

INSURANCE PROGRAMS

     Havasu participates in Samaritan's medical malpractice, general liability, workers' compensation and discriminatory insurance coverage, provided through a combination of purchased and self-insurance programs. Under its self-insurance program, Samaritan self-insured the first $1,000,000 per occurrence for medical malpractice limited in the aggregate to $12,000,000 annually for claims

                       HAVASU SAMARITAN REGIONAL HOSPITAL
                 (AN OPERATING UNIT OF SAMARITAN HEALTH SYSTEM)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

made through May 31, 1993. Effective June 1, 1993, Samaritan began to self insure the first $5,000,000 per occurrence for medical malpractice with no aggregate limits. Insurance coverage has been purchased to cover payments in excess of $5,000,000 per occurrence.

     In connection with self-insurance programs, accounts have been established by Samaritan and Samaritan Insurance Funding Ltd. (SIFL) for the purpose of accumulating assets based on actuarial recommendations. These assets can be used only for the payment of medical malpractice, general liability, workers' compensation and discrimination claims, related expenses and the cost of administering the accounts. It is Samaritan's policy to record the expense and related liability for medical malpractice, general liability, workers' compensation and discriminatory losses based upon actuarial estimates using a discount rate of 7.0 percent in 1995 and 6.0 percent in 1996 and 1997. No liabilities related to the self insurance programs are allocated to the operating units of Samaritan, and no self insurance liabilities were allocated to Havasu by Samaritan at December 31, 1996 or 1997. Self insurance expense is allocated to Havasu by Samaritan with other overhead expenses (see Transactions with Affiliates note).

COMMITMENTS AND CONTINGENCIES

Sale and Leaseback of Equipment Under This Lease

     During 1994, Samaritan entered into a sale/leaseback transaction with a financial institution covering various medical, computer and office equipment that had been purchased during 1993 and 1994. The lease is for a period of 60 months with monthly lease payments. At December 31, 1996 and 1997 $880,076 of Havasu's net equipment was leased under the Samaritan sale/leaseback transaction. Subsequent to December 31, 1997, Samaritan repurchased Havasu's equipment.

     Amounts charged to expense for operating leases totaled $623,206 in 1995, $660,529 in 1996 and $1,020,320 in 1997.

Year 2000 (Unaudited)

     Some of Havasu's information systems and biomedical equipment have time-sensitive software that will not properly recognize the year 2000. This could result in a system failure or miscalculations causing disruption of Havasu's operations. Havasu is currently completing an assessment and developing a plan to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter.

TRANSACTIONS WITH AFFILIATES

     Samaritan allocated corporate expenses of $3,596,293 in 1995, $4,411,531 in 1996 and $4,411,536 in 1997 to Havasu for management services. Corporate expenses are allocated based on the ratio of Havasu's operating expenses to Samaritan's consolidated operating expenses for the years ended December 31, 1995 and 1996. Corporate expenses allocated for the year ended December 31, 1997 remained constant with the December 31, 1996 allocated amount.

     Havasu participates in Samaritan's centralized cash management function whereby all of Havasu's cash receipts are deposited into Samaritan's corporate cash accounts and Samaritan processes Havasu's cash disbursements. The centralized cash management activity is recorded through the intercompany balances.

     At December 31, 1995, 1996 and 1997, Samaritan made net equity realignments among its operating units through the elimination of certain intercompany balances. These realignments were

                       HAVASU SAMARITAN REGIONAL HOSPITAL
                 (AN OPERATING UNIT OF SAMARITAN HEALTH SYSTEM)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

recorded as decreases of $2,607,242, $5,989,351 and $4,006,679 in Havasu's net assets at December 31, 1995, 1996 and 1997, respectively.

SUBSEQUENT EVENT

     On May 1, 1998, Samaritan sold substantially all of the real and personal assets of Havasu, excluding cash, accounts receivable, notes receivable, trust fund assets and certain prepaid expenses, to Province Healthcare for approximately $105,500,000.

                       HAVASU SAMARITAN REGIONAL HOSPITAL
                 (AN OPERATING UNIT OF SAMARITAN HEALTH SYSTEM)

                      CONDENSED BALANCE SHEET (UNAUDITED)
                                 MARCH 31, 1998

                                 ASSETS
Current assets:
  Cash......................................................  $     5,750
  Accounts receivable, less allowance for doubtful accounts
     of $974,000............................................    3,767,756
  Inventories...............................................    1,075,634
  Other.....................................................      160,164
                                                              -----------
          Total current assets..............................    5,009,304
Assets limited as to use....................................    1,978,248
Property and equipment, net.................................   18,665,620
Other.......................................................    6,003,846
                                                              -----------
          Total assets......................................  $31,657,018
                                                              ===========
                       LIABILITIES AND NET ASSETS
Current liabilities:
  Accounts payable..........................................  $   666,690
  Accrued expenses..........................................      510,587
  Current portion of long-term debt.........................      636,620
                                                              -----------
          Total current liabilities.........................    1,813,897
Long-term debt, less current portion........................   21,061,883
Net assets..................................................    8,781,238
                                                              -----------
          Total liabilities and net assets..................  $31,657,018
                                                              ===========

                            See accompanying notes.

                       HAVASU SAMARITAN REGIONAL HOSPITAL
                 (AN OPERATING UNIT OF SAMARITAN HEALTH SYSTEM)

    CONDENSED STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS (UNAUDITED)

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31
                                                              -------------------------
                                                                 1997          1998
                                                              -----------   -----------
Revenue:
  Net health services.......................................  $13,656,703   $15,168,436
                                                              -----------   -----------
          Total revenue.....................................   13,656,703    15,168,436
Expenses:
  Salaries, wages and benefits..............................    3,855,606     4,786,574
  General and administrative................................    2,218,094     2,380,442
  Supplies..................................................    1,930,190     2,217,844
  Provision for doubtful accounts...........................    1,297,699       996,224
  Corporate allocated expenses..............................    1,102,884     1,102,884
  Interest..................................................      377,111       394,689
  Depreciation and amortization.............................      404,384       458,840
                                                              -----------   -----------
          Total expenses....................................   11,185,968    12,337,497
Excess of revenue over expenses.............................    2,470,735     2,830,939
Equity realignments, net....................................      987,086     1,016,052
                                                              -----------   -----------
Increase in net assets......................................    3,457,821     3,846,991
Net assets, beginning of year...............................      187,524     4,934,247
                                                              -----------   -----------
Net assets, end of year.....................................  $ 3,645,345   $ 8,781,238
                                                              ===========   ===========

                            See accompanying notes.

                       HAVASU SAMARITAN REGIONAL HOSPITAL
                 (AN OPERATING UNIT OF SAMARITAN HEALTH SYSTEM)

                 CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                     MARCH 31
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
OPERATING ACTIVITIES
Increase in net assets......................................  $3,457,821   $3,846,991
Adjustments to reconcile increase in net assets to net cash
     provided by operating activities:
  Depreciation and amortization.............................     404,384      458,840
  Provision for doubtful accounts...........................   1,297,699      996,224
  Changes in operating assets and liabilities:
     Increase in accounts receivable, net...................  (4,132,963)  (1,714,649)
     Decrease (increase) in inventories and other current
      assets................................................      84,376       (3,205)
     Decrease in accounts payable and accrued expenses......    (513,395)    (680,020)
                                                              ----------   ----------
     Net cash provided by operating activities..............     597,922    2,904,181
INVESTING ACTIVITIES
Purchases of property and equipment, net....................    (597,586)  (1,312,773)
Increase in other assets....................................        (336)  (1,591,408)
                                                              ----------   ----------
Net cash used in investing activities.......................    (597,922)  (2,904,181)
                                                              ----------   ----------
Net increase in cash........................................          --           --
Cash, beginning of year.....................................       5,500        5,750
                                                              ----------   ----------
Cash, end of year...........................................  $    5,500   $    5,750
                                                              ==========   ==========

                            See accompanying notes.

                       HAVASU SAMARITAN REGIONAL HOSPITAL
                 (AN OPERATING UNIT OF SAMARITAN HEALTH SYSTEM)

              NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 1998

BASIS OF PRESENTATION

     The accompanying unaudited condensed financial statements of Havasu Samaritan Regional Hospital (Havasu), an operating unit of Samaritan Health System (Samaritan), have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1998, are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. For further information, refer to the 1997 financial statements and footnotes thereto included herein.

ACCOUNTS RECEIVABLE SALE

     Effective September 30, 1997, Samaritan sold its accounts receivable (including approximately $12,036,000 of Havasu's accounts receivable as of March 31, 1998) to Samaritan Finance Company, LLC (SFC), a special purpose subsidiary of Samaritan. SFC, in turn, simultaneously sold an undivided percentage interest in a defined portion of the receivables to Preferred Receivables Funding Corporation, with First National Bank of Chicago (FNBC) serving as agent. Under the sale agreement, the receivables are sold without recourse. Proceeds from the sale to FNBC were in the form of cash (see Transactions with Affiliates note) and retained collateralization. As of March 31, 1998, $5,055,000 of retained collateralization was allocated to Havasu by Samaritan based on the ratio of Samaritan's total retained collateralization to Samaritan's total accounts receivable portfolio sold to FNBC, applied to Havasu's sold accounts receivable (included in other assets).

TRANSACTIONS WITH AFFILIATES

     Samaritan allocated corporate expenses of $1,102,884 in 1997 and 1998 to Havasu for management services. Corporate expenses are allocated based on the ratio of Havasu's operating expenses to Samaritan's consolidated operating expenses for the three months ended March 31, 1997. Corporate expenses allocated for the three months ended March 31, 1998 remained constant with the March 31, 1997 allocated amount.

     Havasu participates in Samaritan's centralized cash management function whereby all of Havasu's cash receipts are deposited into Samaritan's corporate cash accounts and Samaritan processes Havasu's cash disbursements. The centralized cash management activity is recorded through the intercompany balances.

     At March 31, 1997 and 1998, Samaritan made net equity realignments among its operating units through the elimination of certain intercompany balances. These realignments were recorded as increases of $987,086 and $1,016,052 in Havasu's net assets at March 31, 1997 and 1998, respectively.

SUBSEQUENT EVENT

     On May 1, 1998, Samaritan sold substantially all of the real and personal assets of Havasu, excluding cash, accounts receivable, notes receivable, trust fund assets and certain prepaid expenses, to Province Healthcare for approximately $105,500,000.

                   REPORT OF INDEPENDENT AUDITORS ON SCHEDULE

Board of Directors
Province Healthcare Company

     We have audited the consolidated financial statements of Province Healthcare Company and subsidiaries as of December 31, 1996 and 1997, and for the period February 2, 1996 (date of inception) to December 31, 1996, and the year ended December 31, 1997, and have issued our report thereon dated March 23, 1998 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Nashville, Tennessee
March 23, 1998

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

               COL. A                   COL. B             COL. C              COL. D        COL. E
------------------------------------  ----------   -----------------------   -----------   ----------
                                                          ADDITIONS
                                                   -----------------------
                                                                   (1)
                                                                 CHARGED
                                       BALANCE      CHARGED         TO                      BALANCE
                                          AT           TO         OTHER          (2)           AT
                                      BEGINNING    COSTS AND    ACCOUNTS-    DEDUCTIONS-     END OF
            DESCRIPTION               OF PERIOD     EXPENSES     DESCRIBE     DESCRIBE       PERIOD
            -----------               ----------   ----------   ----------   -----------   ----------
For the period February 2, 1996 to
  December 31, 1996:
  Allowance for doubtful accounts...    $   --      $ 1,909       $3,468      $   (900)      $4,477
For the year ended December 31,
  1997:
  Allowance for doubtful accounts...     4,477       12,812           --       (12,540)       4,749

---------------

(1) Allowances as a result of acquisitions.

(2) Uncollectible accounts written off, net of recoveries.

======================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO BUY, OR SOLICITATION OF, ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     1
The Company...........................     7
The Recapitalization and the Merger...     7
Risk Factors..........................     8
Use of Proceeds.......................    15
Dividend Policy.......................    15
Price Range of Common Stock...........    15
Capitalization........................    16
Pro Forma Condensed Consolidated
  Financial Statements................    17
Selected Consolidated Financial
  Data................................    23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    25
Business..............................    37
Management............................    52
Certain Relationships and Related
  Transactions........................    59
Principal and Selling Stockholders....    61
Description of Capital Stock..........    63
Shares Eligible for Future Sale.......    65
Underwriting..........................    67
Legal Matters.........................    68
Experts...............................    68
Additional Information................    69
Index to Financial Statements.........   F-1

======================================================
======================================================

                                3,570,000 Shares

                            PROVINCE HEALTHCARE LOGO

                                  Common Stock
                              -------------------
                                   PROSPECTUS
                              -------------------

                                 BT Alex. Brown

                         BancAmerica Robertson Stephens

                              Goldman, Sachs & Co.

                             The Robinson-Humphrey
                                    Company
                                          , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a statement of estimated expenses of the issuance and distribution of the securities being registered other than underwriting compensation:

Securities and Exchange Commission Registration Fee.........  $ 28,698
NASD Filing Fee.............................................    10,228
Blue Sky Fees and Expenses (including attorneys' fees and
  expenses).................................................     2,000
Printing and Engraving Expenses.............................   230,000
Transfer Agent's Fees and Expenses..........................     8,000
Accounting Fees and Expenses................................   160,000
Legal Fees and Expenses.....................................   150,000
Miscellaneous Expenses......................................    11,074
                                                              --------
          Total.............................................  $600,000
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

     The Company's Certificate of Incorporation provides for the indemnification of directors and officers of the Company to the fullest extent permitted by
Section 145.

     In that regard, the Certificate of Incorporation provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer or member of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification in connection with an action or suit by or in the right of such corporation to procure a judgment in its favor is limited to payment of expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such an action or suit except that no such indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the indemnifying corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in consideration of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     The Company has in effect insurance policies covering all of the Company's directors and officers in certain instances where by law they may not be indemnified by the Company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In connection with the Recapitalization, on December 18, 1996, the Company sold (i) 20,000 shares of its Senior Preferred Stock, to Leeway & Co.; (ii) an aggregate of 14,137 shares of its Junior Preferred Stock, to GTCR Fund IV, Leeway & Co., certain members of management and certain other investors; and
(iii) an aggregate of 2,612,553 shares of its Common Stock, no par value, to GTCR Fund IV, Leeway & Co., Messrs. Rash and Gore and certain other investors. The aggregate purchase price for all such purchases was approximately $35.7 million.

     In connection with the Merger, on December 18, 1996, the Company issued an aggregate of 14,403 shares of Junior Preferred Stock and 2,757,947 shares of Common Stock to the stockholders of PHC in exchange for all of the outstanding capital stock of PHC. The stockholders of PHC included GTCR Fund IV, certain members of management and certain other investors.

     On July 15, 1997, pursuant to the terms of a Stockholders Agreement, dated as of December 17, 1996 among the Company and its stockholders, the Company sold an aggregate of 3,755 shares of the Junior Preferred and 706,886 shares of the Common Stock to GTCR Fund IV, Leeway & Co., Messrs. Rash and Gore and certain other investors for an aggregate purchase price of approximately $4.2 million.

     In addition, on September 12, 1997, Leeway & Co. exercised its warrant to purchase 253,228 shares of Common Stock for an aggregate exercise price of $15,447.

     From March 1997 to May 1998, the Company issued options to purchase an aggregate of 704,403 (net of forfeitures) shares of Common Stock under the Equity Incentive Plan, exercisable at a weighted average price of $13.71. As of June 1998, no options had been exercised.

     All of the sales described above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof, as transactions not involving a public Offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

 1.1   --   Form of Underwriting Agreement between Province Healthcare
            Company ("Province") and BT Alex. Brown Incorporated,
            BancAmerica Robertson Stephens, Goldman, Sachs & Co. and The
            Robinson-Humphrey Company LLC
 2.1   --   Agreement and Plan of Merger, dated as of December 16, 1996, between Brim, Inc. ("Brim") and Carryco, Inc. (1)

     2.2      --      Plan and Agreement of Merger, dated as of December 17, 1996, between Brim, Principal Hospital Company
                      ("PHC") and Principal Merger Company(1)
     2.3      --      Agreement and Plan of Merger, dated as of November 27, 1996, between Brim, Brim Senior Living, Inc.,
                      Encore Senior Living, L.L.C. and Lee Zinsli(1)
     2.4      --      Amended and Restated Agreement and Plan of Merger, dated as of January 15, 1998, between Principal
                      Hospital Company and Province(1)
     3.1      --      Amended and Restated Certificate of Incorporation of Province(1)
     3.2      --      Amended and Restated Bylaws of the Province(1)
     4.1      --      Form of Common Stock Certificate(1)
     4.2      --      Securities Purchase Agreement, dated as of December 17, 1996, between Brim and Leeway & Co.(1)
     4.3      --      First Amendment to Securities Purchase Agreement, dated as of September 30, 1997, between PHC and Leeway
                      & Co.(1)
     4.4      --      Amended and Restated Credit Agreement, dated as of March 30,1998, among Province, First Union National
                      Bank, as Agent and Issuing Bank, and Various Lenders thereto(2)
     4.5      --      Participation Agreement, dated as of March 30, 1998, among Province, as Construction Agent and Lessee, various parties as Guarantors, First Security Bank, National Association, as Owner Trustee, various banks party thereto, as Holders, various banks party thereto, as Lenders, and First Union National Bank, as Agent.(2)
     5.1      --      Opinion of Waller Lansden Dortch & Davis, PLLC with respect to validity of Common Stock
    10.1      --      Investment Agreement, dated as of November 21, 1996, between Brim, Golder, Thoma, Cressey, Rauner Fund
                      IV, L.P. ("GTCR Fund IV") and PHC(1)
    10.2      --      First Amendment to Investment Agreement, dated as of December 17, 1996, between Brim, GTCR Fund IV and
                      PHC(1)
    10.3      --      Form of Investment Agreement Counterpart(1)
    10.4      --      Preferred Stock Purchase Agreement, dated as of November 25, 1996, between Brim and General Electric
                      Capital Corporation(1)
    10.5      --      Employment Agreement, dated as of December 17, 1996, by and between Steven P. Taylor and Brim(1)
    10.6      --      Employment Agreement, dated as of December 17, 1996, by and between A.E. Brim and Brim(1)
    10.7      --      Registration Agreement, dated as of December 17, 1996, by and among Brim, PHC, GTCR Fund IV, Leeway &
                      Co., First Union Corporation of America, AmSouth Bancorporation and certain other stockholders(1)
    10.8      --      Senior Management Agreement, dated as of December 17, 1996, between Brim, Rash, GTCR Fund IV, Leeway &
                      Co. and PHC(1)
    10.9      --      First Amendment to Senior Management Agreement, dated as of July 14, 1997, between the Company, Rash and
                      GTCR Fund IV(1)
    10.10     --      Second Amendment to Senior Management Agreement, dated as of October 15, 1997, between the Company, Rash and GTCR Fund IV(1)
    10.11     --      Senior Management Agreement, dated as of December 17, 1996, between Brim, Gore, GTCR Fund IV, Leeway &
                      Co. and PHC(1)
    10.12     --      First Amendment to Senior Management Agreement, dated as of July 14, 1997, between the Company, Gore and
                      GTCR Fund IV(1)
    10.13     --      Second Amendment to Senior Management Agreement, dated as of October 15, 1997, between the Company, Gore and GTCR Fund IV(1)
    10.14     --      Lease and Security Agreement, dated April 11, 1994, as amended, by and between Nationwide Health
                      Properties, Inc. and Brim Hospitals, Inc.(1)
    10.15     --      Lease Agreement, dated December 16, 1985, as amended, by and between Union Labor Hospital Association and Brim Hospitals, Inc.(1)

    10.16     --      Lease Agreement, dated October 1, 1996, by and between County of Starke, State of Indiana, and Principal
                      Knox Company(1)
    10.17     --      Lease Agreement, dated December 1, 1992, by and between Palo Verde Hospital Association and Brim
                      Hospitals, Inc.(1)
    10.18     --      Lease Agreement, dated May 15, 1986, as amended, by and between Fort Morgan Community Hospital
                      Association and Brim Hospitals, Inc.(1)
    10.19     --      Lease Agreement, dated April 24, 1996, as amended, by and between Parkview Regional Hospital, Inc. and
                      Brim Hospitals, Inc.(1)
    10.20     --      Lease Agreement, dated December 17, 1996, between Brim and Encore Senior Living, L.L.C.(1)
    10.21     --      Lease Agreement and Annex, dated June 30, 1997, by and between The Board of Trustees of Needles Desert
                      Communities Hospital and Principal-Needles, Inc.(1)
    10.22     --      Lease Agreement, dated as of March 30, 1998, between First Security Bank, National Association, as Owner
                      Trustee, and Province, as Lessee(2)
    10.23     --      Principal Hospital Company 1997 Long-Term Equity Incentive Plan(1)
    10.24     --      Amendment to the Principal Hospital Company Long-Term Equity Incentive Plan, effective March 24, 1998(3)
    10.25     --      Province Healthcare Company Employee Stock Purchase Plan, effective March 24, 1998(3)
    10.26     --      Asset Purchase Agreement, dated June 8, 1998, between the County of Elko and Province Healthcare Company
    10.27     --      Agreement of Limited Partnership, dated July 17, 1996, between Principal Hospital Company, Palestine
                      Principal, Inc. and Mother Frances Hospital Regional Healthcare Center(1)
    16.1      --      Letter of KPMG Peat Marwick, LLP regarding change in certifying accountants.(1)
    21.1      --      Subsidiaries of the Registrant
    23.1      --      Consent of Waller Lansden Dortch & Davis, PLLC (included in opinion filed as Exhibit 5.1)
    23.2      --      Consent of Ernst & Young LLP
    23.3      --      Consent of KPMG Peat Marwick LLP
    24.1      --      Power of Attorney (included on signature page)
    27.1      --      Financial Data Schedule (for SEC use only)
    27.2      --      Financial Data Schedule (for SEC use only)

---------------

(1) Incorporated by reference to the Company's Registration Statement on Form S-1, Registration No. 333-34421.
(2) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, Commission File No. 0-23639.
(3) Incorporated by reference to the Company's Proxy Statement on Schedule 14A dated May 11, 1998, Commission File No. 0-23639.

     (b) Financial Statement Schedules.

     Schedule II -- Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to every purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee on June 11, 1998.

                                          PROVINCE HEALTHCARE COMPANY

                                          By:      /s/ RICHARD D. GORE
                                            ------------------------------------
                                                      Richard D. Gore
                                             Executive Vice President and Chief
                                                      Financial Officer

                        POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of Province Healthcare Company, hereby severally constitute and appoint Richard D. Gore and Brenda B. Rector and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith, any and all pre-effective and post-effective amendments to said Registration Statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Province Healthcare Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on June 11, 1998, by the following persons in the capacities indicated:

                     SIGNATURE                                           CAPACITY
                     ---------                                           --------

                /s/ MARTIN S. RASH                   President and Chief Executive Officer, Director
---------------------------------------------------
                  Martin S. Rash

                /s/ RICHARD D. GORE                  Executive Vice President and Chief Financial
---------------------------------------------------    Officer, Director
                  Richard D. Gore

               /s/ BRENDA B. RECTOR                  Vice President and Controller (Chief Accounting
---------------------------------------------------    Officer)
                 Brenda B. Rector

                /s/ BRUCE V. RAUNER                  Director
---------------------------------------------------
                  Bruce V. Rauner

                /s/ JOSEPH P. NOLAN                  Director
---------------------------------------------------
                  Joseph P. Nolan

                   /s/ A.E. BRIM                     Director
---------------------------------------------------
                     A.E. Brim

               /s/ MICHAEL T. WILLIS                 Director
---------------------------------------------------
                 Michael T. Willis

                /s/ DAVID L. STEFFY                  Director
---------------------------------------------------
                  David L. Steffy